  As filed with the Securities and Exchange Commission on February 10, 1994


                                                 Registration No.
                                                                   033-52005
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       --------------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                        -------------------------------
                              NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)

     Delaware                                6711                41-0449260
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ------------------------------------

            Stanley S. Stroup                               Copy to:
 Senior Vice President and General Counsel           J. Andrew Herring
          Norwest Corporation                          Dorsey & Whitney
            Norwest Center                       2200 Pillsbury Center South
         Sixth and Marquette                        220 South Sixth Street
    Minneapolis, Minnesota  55479-1026          Minneapolis, Minnesota  55402
             612-667-8858                                612-340-5683

               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                               __________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
================================================================================

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

        Form S-4 Item                             Prospectus Heading
        -------------                             ------------------

 1.     Forepart of Registration Statement        Outside Front Cover Page
        and Outside Front Cover Page of
        Prospectus

 2.     Inside Front and Outside Back Cover       Available Information;
        Pages of Prospectus                       Incorporation of Certain
                                                  Documents by Reference;
                                                  Table of Contents

 3.     Risk Factors, Ratio of Earnings to Fixed  Summary
        Charges, and Other Information

 4.     Terms of the Transaction                  The Merger

 5.     Pro Forma Financial Information           *

 6.     Material Contacts with the Company        The Merger; Information
        Being Acquired                            About BMS

 7.     Additional Information Required for       *
        Reoffering by Persons and Parties
        Deemed to be Underwriters

 8.     Interests of Named Experts and Counsel    Legal Opinion

 9.     Disclosure of Commission Position on      *
        Indemnification for Securities Act
        Liabilities

 10.    Information with Respect to S-3           Recent Operating Results
        Registrants                               of Norwest

 11.    Incorporation of Certain Information      Incorporation of Certain
        by Reference                              Documents by Reference;
                                                  Management and
                                                  Additional Information

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

        Form S-4 Item                             Prospectus Heading
        -------------                             ------------------

 12.    Information with Respect to S-2 or        *
        S-3 Registrants

 13.    Incorporation of Certain Information      *
        by Reference

 14.    Information with Respect to               *
        Registrants Other Than S-2 or S-3
        Registrants

 15.    Information with Respect to S-3           *
        Companies

 16.    Information with Respect to               *
        S-2 or S-3 Companies

 17.    Information with Respect to Companies     Summary--Selected
        Other Than S-2 or S-3 Companies           Financial Data; Summary
                                                  --Comparative Unaudited
                                                  Per Share Data; Information
                                                  About BMS; Management's
                                                  Discussion and Analysis
                                                  of Financial Condition;
                                                  Financial Statements

 18.    Information If Proxies, Consents,         Incorporation of Certain
        or Authorizations Are to Be Solicited     Documents by Reference;
                                                  Meeting Information; The
                                                  Merger--Dissenters' Rights;
                                                  The Merger--Interests of
                                                  Certain Persons in the Merger;
                                                  Certain Transactions;
                                                  Management and Additional
                                                  Information

 19.    Information If Proxies, Consents, or      *
        Authorizations Are Not to Be Solicited
        or in an Exchange Offer

- ---------------------------
*Item is omitted because answer is negative or item is inapplicable.

                             BANK OF MONTANA SYSTEM
                       5500 WAYZATA BOULEVARD, SUITE 145
                        GOLDEN VALLEY, MINNESOTA  55416


                                          February 10, 1994

  Dear Shareholder:


       You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Bank of Montana System ("BMS") to be held at 5500 Wayzata Boulevard, Suite 145, Golden Valley, Minnesota, on Monday,
  March 14, 1994, at 9:00 a.m., local time. At the Special Meeting you will be asked to consider and vote upon the Agreement and Plan of Reorganization dated as of September 13, 1993, between BMS and Norwest Corporation ("Norwest"), and the related Agreement and Plan of Merger (together, the "Merger Agreement") providing for the merger of a wholly owned subsidiary of Norwest into BMS (the "Merger").

       Under the terms of the Merger Agreement, the Merger will result in the conversion of each share of BMS capital stock outstanding immediately prior to the time the Merger becomes effective into shares of Norwest common stock according to a conversion formula described in the accompanying Proxy Statement of BMS and Prospectus of Norwest (the "Proxy Statement-Prospectus").

       The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy Statement-Prospectus carefully.

       The Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. In addition, the Board of Directors has received the opinion of its financial advisor, D.A. Davidson & Co., as to the fairness, from a financial point of view, of the consideration to be received by BMS's shareholders in the Merger.

       THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF BMS'S SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT.

       You should consult your own tax advisor concerning the federal income tax consequences, and any applicable foreign, state, local or other tax consequences, of the Merger.

      Whether or not you plan to attend the Special Meeting, in order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                          Michael J. Pint
                                          President

                             BANK OF MONTANA SYSTEM
                       5500 WAYZATA BOULEVARD, SUITE 145
                        GOLDEN VALLEY, MINNESOTA  55416
                 ----------------------------------------------

                     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               ON MARCH 14, 1994


      A special meeting (the "Special Meeting") of shareholders of Bank of Montana System ("BMS), a Montana corporation, will be held at 5500 Wayzata Boulevard, Suite 145, Golden Valley, Minnesota, on Monday, March 14,
1994, at  9:00 a.m., local time, for the following purposes:

     1. To consider and vote upon the Agreement and Plan of Reorganization dated as of September 13, 1993 (together with the Agreement and Plan of Merger attached thereto, the "Merger Agreement") between BMS and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement of BMS and Prospectus of Norwest (the "Proxy Statement-Prospectus") as Appendix A, under the terms of which a wholly owned subsidiary of Norwest would be merged into BMS with BMS as the surviving corporation, and each outstanding share of capital stock, par value $2.50 per share, of BMS ("BMS Common Stock") would be converted into shares of common stock, par value $1 2/3 per share, of Norwest according to a conversion formula described in the accompanying Proxy Statement-Prospectus; and to authorize such further action by the Board of Directors and proper officers of BMS as may be necessary or appropriate to carry out the intent and purposes of the Merger Agreement.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record on the books of BMS at the close of business on February 3, 1994, will be entitled to vote at the Special Meeting or any adjournment thereof.

     The affirmative vote of two-thirds of the outstanding shares of BMS Common Stock is required to approve the Merger Agreement.

     Holders of BMS Common Stock are entitled to assert dissenters' rights under
Section 35-1-826 through 35-1-839 of the Montana Business Corporation Act, a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus. See "THE MERGER -- Dissenters' Rights" in the accompanying Proxy Statement-Prospectus for more information.

     Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                        By Order of the Board of Directors

                                        Roger Amundson
                                        Secretary


February 10, 1994

HOLDERS OF BMS COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR BMS COMMON STOCK AT THIS TIME.

                                PROXY STATEMENT
                                       OF
                             BANK OF MONTANA SYSTEM
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON MARCH 14, 1994

                             ---------------------

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  COMMON STOCK
                             ---------------------

       This Prospectus of Norwest Corporation ("Norwest") relates to up to 4,200,000 shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") issuable to the shareholders of Bank of Montana System ("BMS") upon consummation of the merger (the "Merger") of a wholly owned subsidiary of Norwest with BMS, with BMS as the surviving corporation, pursuant to the terms of an Agreement and Plan of Reorganization between BMS and Norwest, dated as of September 13, 1993 (together with the Agreement and Plan of Merger attached thereto, the "Merger Agreement"). The Merger Agreement is set forth in Appendix A to this Proxy Statement of BMS and Prospectus of Norwest (the "Proxy Statement-Prospectus") and incorporated by reference herein.


       This Prospectus also serves as the Proxy Statement of BMS for a special meeting of shareholders to be held on March 14, 1994 (the "Special Meeting") to approve the Merger Agreement.

       Upon consummation of the Merger, each outstanding share of capital stock, par value $2.50 per share, of BMS ("BMS Common Stock") will be converted into shares of Norwest Common Stock according to a conversion formula described in this Proxy Statement-Prospectus, plus cash in lieu of fractional shares.

       For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."


       The outstanding shares of Norwest Common Stock are, and the shares offered hereby will be, listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX"). The last reported sale price of Norwest Common Stock on the NYSE composite tape on February 8, 1994 was $25.00 per share.


       This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of BMS on or about February 10, 1994.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


      The date of this Proxy Statement-Prospectus is February 10, 1994.

                             AVAILABLE INFORMATION


       Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

       Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

       This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, BMS, and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


       THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 7, 1994.

       The following documents filed by Norwest with the Commission are incorporated by reference in, and made a part of, this Proxy Statement-
  Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Amendment No. 1 on Form 8 dated March 3, 1993; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993; (iii) Current Reports on Form 8-K dated February 8, 1993, March 12, 1993, June 28, 1993, August 10, 1993, August 31, 1993,
  September 15, 1993, September 27, 1993, October 25, 1993, and December 29, 1993; and (iv) the description of Norwest Common Stock, 10.24% Cumulative Preferred Stock, Cumulative Convertible Preferred Stock, Series B, and Series A Junior Participating Preferred Stock Purchase Rights contained in the Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

       All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

AVAILABLE INFORMATION......................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  3

SUMMARY....................................................................  7
    The Companies..........................................................  7
    The Merger.............................................................  8
    The Special Meeting and Vote Required..................................  8
    Reasons for the Merger.................................................  9
    Recommendation of the Board of Directors of BMS........................  9
    Opinion of BMS Financial Advisor....................................... 10
    Effective Date and Time of the Merger.................................. 10
    Conditions and Termination............................................. 10
    Accounting Treatment................................................... 11
    Regulatory Approvals................................................... 11
    Management and Operations After the Merger............................. 11
    Interests of Certain Persons in the Merger; Certain Transactions....... 12
    Certain Differences in Rights of Shareholders.......................... 12
    Dissenters' Rights..................................................... 12
    Certain Federal Income Tax Consequences................................ 12
    Resale of Norwest Common Stock......................................... 13
    Markets and Market Prices.............................................. 13
    Comparative Unaudited Per Share Data................................... 13
    Selected Financial Data................................................ 16

MEETING INFORMATION........................................................ 20
    General................................................................ 20
    Date, Place, and Time.................................................. 20
    Record Date; Vote Required............................................. 20
    Principal Shareholders and Security Ownership of Management............ 21
    Voting and Revocation of Proxies....................................... 23
    Solicitation of Proxies................................................ 23

THE MERGER................................................................. 23
    Background of and Reasons for the Merger............................... 24
    Opinion of BMS Financial Advisor....................................... 26
    Terms of the Merger.................................................... 31
    Effective Date and Time of the Merger.................................. 34
    Surrender of Certificates.............................................. 34
    Conditions to the Merger............................................... 35
    Regulatory Approvals................................................... 37

    Business Pending the Merger...........................................  40
    Waiver, Amendment, and Termination....................................  43
    Management and Operations After the Merger............................  44
    Interests of Certain Persons in the Merger; Certain Transactions......  44
    Certain Differences in Rights of Shareholders.........................  47
    Dissenters' Rights....................................................  55
    Certain Federal Income Tax Consequences...............................  58
    Resale of Norwest Common Stock........................................  60
    Effect on BMS Employee Benefit Plans..................................  61
    Dividend Reinvestment and Optional Cash Payment Plan..................  61
    Accounting Treatment..................................................  61
    Expenses..............................................................  62

INFORMATION ABOUT BMS.....................................................  62
    Business..............................................................  62

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION...............  67

RECENT OPERATING RESULTS OF NORWEST.......................................  88

CERTAIN REGULATORY CONSIDERATIONS.........................................  90
    General...............................................................  90
    Dividend Restrictions.................................................  90
    Holding Company Structure.............................................  90
    Capital Requirements..................................................  91
    Federal Deposit Insurance Corporation Improvement Act of 1991.........  92
    FDIC Insurance........................................................  94

EXPERTS...................................................................  95

LEGAL OPINION.............................................................  95

MANAGEMENT AND ADDITIONAL INFORMATION.....................................  95

FINANCIAL STATEMENTS.....................................................  F-1

APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION AND AGREEMENT AND PLAN OF
            MERGER

APPENDIX B  MONTANA BUSINESS CORPORATION ACT, SECTIONS 35-1-826 THROUGH
            35-1-839

APPENDIX C  OPINION OF D.A. DAVIDSON & CO.

                             ---------------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-

PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR BMS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                                    SUMMARY


       The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. Shareholders of BMS are urged to read carefully the entire Proxy Statement-Prospectus, including the Appendices. As used in this Proxy Statement-Prospectus, the terms "Norwest" and "BMS" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning BMS included in this Proxy Statement-Prospectus has been furnished by BMS to Norwest for incorporation herein.

  THE COMPANIES

       Norwest Corporation

       Norwest Corporation is a regional bank holding company organized under the laws of Delaware in 1929 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.

       At September 30, 1993, Norwest had consolidated total assets of $50.4 billion, total deposits of $31.6 billion, and total stockholders' equity of $3.4 billion. Based on total assets at September 30, 1993, Norwest was the 13th largest commercial banking organization in the United States. Norwest recently completed, through its subsidiary GST Co., the acquisition of First United Bank Group, Inc. ("First United"), a bank holding company headquartered in Albuquerque, New Mexico, in exchange for 17,785,447 shares (exclusive of shares reserved for stock options) of Norwest Common Stock. First United owned and operated banks in New Mexico and Texas as well as other subsidiaries engaged in related businesses, and had $3.5 billion in assets at September 30, 1993. See also "RECENT OPERATING RESULTS OF NORWEST."

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various other financial institutions having aggregate total assets at September 30, 1993, of approximately $546 million (excluding BMS). Certain of these acquisitions have received regulatory approval and are expected to be completed in the first quarter of 1994. The remaining acquisitions are subject to the approval of regulatory authorities and are also expected to be completed in the first quarter of 1994. None of these acquisitions are significant to the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       Bank of Montana System

       BMS is a bank holding company registered under the BHC Act and headquartered in Great Falls, Montana. BMS owns all of the outstanding capital stock of Bank of Montana, a bank chartered under the laws of Montana with 17 branches in 15 Montana communities. BMS also owns all of the outstanding capital stock of Montana Bancsystem, Inc., a bank holding company registered under the BHC Act and headquartered in Billings, Montana ("MBI"), which in turn owns approximately 99.6% of the outstanding capital stock of Montana Bank, a bank chartered under the laws of Montana with 12 branches in 12 Montana communities. At September 30, 1993, BMS had consolidated total assets of $797.0 million and total shareholders' equity of $55.2 million. Through Bank of Montana and Montana Bank, BMS offers a range of traditional banking services, including commercial, retail and agricultural lending, credit cards, data processing and other financial services. BMS is a Montana corporation. Its main office is located at 410 Central Avenue, Great Falls, Montana 59403, and its telephone number is (406) 727-3100. See "INFORMATION ABOUT BMS--Business."

  THE MERGER


       The Merger Agreement provides for the merger of a wholly owned subsidiary of Norwest with BMS, with BMS as the surviving corporation. Upon consummation of the Merger, each share of BMS Common Stock that was outstanding immediately prior to consummation of the Merger (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock (the "Exchange Ratio") determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of BMS Common Stock then outstanding. The "Adjusted Norwest Shares" means 4,200,000 shares subject to reduction prior to consummation of the Merger as a result of certain severance and bonus payments, certain share purchases by BMS's employee stock ownership plan (the "ESOP"), certain payments to Norwest for assistance with the operations, data processing and internal audit functions of BMS, certain losses identified in the general ledger balancing and account reconciliation process and certain environmental remediation costs, if any. See "THE MERGER--Terms of the Merger."

  THE SPECIAL MEETING AND VOTE REQUIRED


       The Special Meeting of BMS shareholders to consider and vote on the Merger will be held on Monday, March 14, 1994, at 9:00 a.m., local time, at 5500 Wayzata Boulevard, Suite 145, Golden Valley, Minnesota. Only holders of record of BMS Common Stock at the close of business on February 3, 1994, will be entitled to vote at the Special Meeting. At such date, there were 2,014,676 shares of BMS Common Stock outstanding. Each share of BMS Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

       Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of BMS Common Stock. See "MEETING INFORMATION--Record Date; Vote Required."

       As of the record date for the Special Meeting, directors and officers of BMS and their affiliates owned beneficially or controlled the voting of an aggregate of 1,717,648 shares of BMS Common Stock, or 85.3% of the shares of BMS Common Stock outstanding on that date. BMS's directors and officers have informed BMS that they intend to vote all of their shares in favor of the Merger Agreement. ACCORDINGLY, THE DIRECTORS AND OFFICERS OF BMS HAVE THE ABILITY TO APPROVE THE MERGER WITHOUT THE VOTE OF THE REMAINING BMS SHAREHOLDERS. At the record date, directors and executive officers of Norwest did not own beneficially any shares of BMS Common Stock. At the record date, Norwest Capital Management & Trust Co., Montana, a subsidiary of Norwest, held in its fiduciary capacity, and had sole discretionary authority to vote, 2,000 shares of BMS Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "MEETING INFORMATION--Principal Shareholders and Security Ownership of Management."

  REASONS FOR THE MERGER

       After careful consideration and review, the BMS Board of Directors (the "Board") has reached the conclusion that the terms of the Merger are in the best interest of the BMS shareholders. The Board believes that the terms of the Merger are reasonable and will enhance the value of the BMS shareholders' investment. The decision to merge with Norwest was reached by the Board based on their analysis of several critical factors. These factors included the fact that, with the rapidly changing environment in the banking industry, BMS would benefit from the association with a larger banking organization and its resources. Also, in reaching its decision, the Board considered, among other things, the current market price for Norwest Common Stock, Norwest's dividend payments, book value, recent earnings, and management ability, the compatibility of operating philosophies, the report and opinion of D.A. Davidson & Co. ("D.A. Davidson"), financial advisor to BMS, the anticipated income tax consequences to the BMS shareholders, the terms of the Merger Agreement and the other proposals it received regarding potential business combinations. Norwest's Board of Directors believes that its acquisition of BMS will strengthen its existing presence in Montana and lower its costs by combining certain business units. See "THE MERGER--Background of and Reasons for the Merger."

  RECOMMENDATION OF THE BOARD OF DIRECTORS OF BMS

       THE BOARD OF DIRECTORS OF BMS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF BMS VOTE FOR APPROVAL OF THE MERGER. For information concerning the interests in the Merger of certain members of the BMS Board of Directors and management who are also principal shareholders of BMS, see "THE MERGER--Interests of Certain Persons in the Merger; Certain Transactions."

  OPINION OF BMS FINANCIAL ADVISOR

       D.A. Davidson has rendered its opinion to the Board of Directors of BMS as to the fairness, from a financial point of view, of the consideration to be received by BMS's shareholders in the Merger. The full text of the written opinion of D.A. Davidson, which sets forth the procedures followed, assumptions made and other matters considered is attached as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety. See "THE MERGER--Opinion of BMS Financial Advisor."

  EFFECTIVE DATE AND TIME OF THE MERGER

       Subject to the terms and conditions of the Merger Agreement, the Merger will be effective on the date on which an executed Agreement and Plan of Merger and Articles of Merger are filed with the Secretary of State of the State of Montana (the "Effective Date of the Merger") at 11:59 p.m., Minneapolis, Minnesota time (the "Effective Time of the Merger"). Such filing shall be made not later than five business days following the satisfaction or waiver of all conditions set forth in the Merger Agreement or on such other date upon which the parties may agree, but no earlier than February 6, 1994 (the "Closing Date"), and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The parties have agreed to use their best efforts to cause the Merger to be completed within ten business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement that the Merger Agreement be approved by the BMS shareholders, that all regulatory approvals be received without unduly burdensome conditions, and that all waiting and appeal periods be expired.
  The closing of the Merger will occur on the Effective Date of the Merger. The parties expect the Merger to become effective as soon as practicable following shareholder approval of the Merger. See "THE MERGER--Effective Date and Time of the Merger" and "THE MERGER--Conditions to the Merger."

  CONDITIONS AND TERMINATION

       The respective obligations of Norwest and BMS to consummate the Merger are subject to certain conditions, including the receipt of regulatory approvals without unduly burdensome conditions, approval of the Merger Agreement by the shareholders of BMS, receipt by BMS of certain tax opinions and certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger" and "THE MERGER--Regulatory Approvals."

       The Merger Agreement may be terminated at any time prior to the Time of Filing, whether prior to or after approval by the BMS shareholders, by either party under certain specified conditions, including if the Merger shall not have been consummated by April 15, 1994, unless such failure of consummation shall be due to the failure of the party seeking termination to perform its respective covenants and agreements under the Merger Agreement. In addition, BMS has the right to terminate the Merger Agreement upon giving written notice to Norwest no later than 5:00 p.m. Minneapolis time on the first business day immediately preceding the scheduled Closing Date in the event that the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the NYSE during the period of twenty trading days ending at the end of the third trading day immediately preceding the Closing Date (the "Norwest Measurement Price") is less than $23.50. See "THE MERGER-- Waiver, Amendment, and Termination."

  ACCOUNTING TREATMENT

       It is anticipated that the Merger will be accounted for as a pooling of interests of Norwest and BMS under generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

  REGULATORY APPROVALS

       The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under Sections 3 and 4 of the BHC Act. The Merger may not be consummated until the 30th day following the date of the Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action could stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

       Norwest filed applications with the Federal Reserve Board for approval of the Merger on November 2, 1992. As a result of an analysis of the probable competitive effects of the Merger, including conversations with the staff of the Federal Reserve System, in the application to the Federal Reserve Board, Norwest committed to sell two branches of Bank of Montana and one branch of Montana Bank to competitively suitable acquirors. Therefore, the sale of such branches will be a condition to any approval of the Merger by the Federal Reserve Board. There can be no assurance that the Federal Reserve Board will approve the Merger and, if the Merger is approved, there can be no assurance concerning the date of such approvals. There also can be no assurance that Norwest will be successful in selling such branches or that any such approval will not contain other conditions or requirements which could cause such approval to fail to satisfy the conditions to the consummation of the Merger. Furthermore, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, what the result will be. See "THE MERGER--Conditions to the Merger" and "THE MERGER--Regulatory Approvals."

       Effective October 1, 1993, the Montana Bank Act was amended to permit a bank holding company with headquarters in certain states outside of Montana to acquire a bank located in Montana if the interstate banking laws of the state in which the headquarters are located are substantially similar to those of Montana. The Montana Bank Act also requires that certain documentation be filed with the Montana Department of Commerce and permits the Montana Department of Commerce to intervene in or take other action in a federal banking regulatory authority proceeding. Norwest has filed the required documentation and believes that the Montana and Minnesota interstate banking laws are substantially similar. There can be no assurance, however, that the Montana Department of Commerce will not intervene in or take other action with respect to the proposed Merger. See "THE MERGER--Regulatory Approvals."

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

       Following the Merger, Norwest intends to operate BMS's bank affiliates at their present locations and to provide products and services offered by Norwest affiliates. In its application to the Federal Reserve Board, Norwest has committed to sell two branches of Bank of Montana and one branch of Montana Bank to competitively suitable acquirors. Norwest also intends to sell the escrow business of BMS. See "THE MERGER--Management and Operations After the Merger."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN TRANSACTIONS

       Certain members of the Board of Directors of BMS and executive officers of BMS, who are also principal shareholders of BMS, have interests in the Merger that are in addition to or different from the interests of BMS shareholders generally. Also, at the time of negotiating the terms of the Merger, BMS, certain of its bank subsidiaries and certain of its directors and executive officers, had various lending, correspondent-banking and other account relationships with one or more of Norwest's affiliates. See "THE MERGER--Interests of Certain Persons; Certain Transactions" and "INFORMATION ABOUT BMS--Business--Recent Developments." The Board of Directors of BMS was aware of such interests in the Merger and such pre-existing relationships and considered such interests and relationships, among other matters, in recommending approval of the Merger and the transactions contemplated thereby.

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

       Upon consummation of the Merger, the BMS shareholders will become Norwest stockholders. As a result, their rights as shareholders, which are now governed by Montana state law and by the Restated Articles of Incorporation and the Bylaws of BMS, will be governed by Delaware state law and the Certificate of Incorporation and the By-Laws of Norwest. See "THE MERGER-- Certain Differences in Rights of Shareholders" for a summary of certain material differences between the rights of holders of BMS Common Stock and the rights of holders of Norwest Common Stock.

  DISSENTERS' RIGHTS

       Any shareholder of BMS may, as an alternative to receiving the consideration specified in the Merger Agreement, dissent from the Merger and obtain payment of the fair value of such shareholder's BMS Common Stock pursuant to Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act (the "MBCA"). Any BMS shareholder contemplating exercising the right to demand such payment should carefully review Sections 35-1-826 through 35-1-839 of the MBCA, a copy of which is included as Appendix B to this Proxy Statement-Prospectus, and in particular the required procedural steps. A shareholder who fails to comply with these procedural requirements may lose the right to dissent and obtain payment of the fair value of such shareholder's BMS Common Stock. See "THE MERGER--Dissenters' Rights."

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The Merger is intended to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, (i) no gain or loss will be recognized by holders of BMS Common Stock upon their receipt of Norwest Common Stock in exchange for their shares of BMS Common Stock, except with respect to cash received in lieu of fractional shares, (ii) the income tax basis of the Norwest Common Stock received generally will be equal to the income tax basis of the BMS Common Stock surrendered, and (iii) the holding period of the Norwest Common Stock received generally will include the holding period of the BMS Common Stock surrendered. BMS's obligation to consummate the Merger is conditioned upon its receipt of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and

  368(a)(2)(E) of the Code. EACH HOLDER OF BMS COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S OWN
  PARTICULAR FACTS AND CIRCUMSTANCES. See "THE MERGER--Conditions to the Merger" and "THE MERGER--Certain Federal Income Tax Consequences."

  RESALE OF NORWEST COMMON STOCK

       The shares of Norwest Common Stock issuable to shareholders of BMS upon consummation of the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of BMS or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of BMS who are deemed to be "affiliates" of BMS may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. See "THE MERGER--Resale of Norwest Common Stock."

  MARKETS AND MARKET PRICES


       Norwest Common Stock is listed on the NYSE and the CHX. On September 10, 1993, the last trading day preceding public announcement of the proposed Merger, the closing price per share of Norwest Common Stock was $ 27.25 and on February 8, 1994, the price was $25.00. There is no established public trading market for BMS Common Stock. See "INFORMATION ABOUT BMS--Business-Market Price of and Dividends on BMS Common Stock." BMS shareholders are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger, which may be a period of several weeks or months. As a result, the market value of the Norwest Common Stock that BMS shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. Because the Exchange Ratio is fixed except for certain specified reductions, BMS shareholders will not be compensated for decreases in the market price of Norwest Common Stock which could occur before the Effective Time of the Merger. See "THE MERGER--Waiver, Amendment, and Termination" for a discussion of BMS's right to terminate the Merger Agreement if the Norwest Measurement Price is below $23.50. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date of the Merger.

  COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and pro forma combined basis and for BMS Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. See "THE MERGER--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of BMS, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "INFORMATION ABOUT BMS," and "FINANCIAL STATEMENTS."

     This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                           Norwest Common Stock      BMS Common Stock
                           ---------------------  ----------------------
                                       Pro Forma               Pro Forma
                           Historical   Combined  Historical  Equivalent
                           ----------  ---------  ----------  ----------

BOOK VALUE (1):

  September 30, 1993         $10.65      10.69       27.41       22.19
  December 31, 1992            9.69       9.65       23.27       20.05

DIVIDENDS DECLARED (2):

Nine Months Ended:
  September 30, 1993          0.475      0.475        1.18       0.986

Year Ended:
  December 31, 1992           0.540      0.540        1.44       1.121
  December 31, 1991           0.470      0.470        1.20       0.976
  December 31, 1990           0.423      0.423        1.20       0.878

NET INCOME (3):

Nine Months Ended:
  September 30, 1993           1.53       1.53        2.74        3.18

Year Ended:
  December 31, 1992            1.16       1.16        3.86        2.41
  December 31, 1991            1.33       1.32        2.97        2.75
  December 31, 1990            0.57       0.57        2.32        1.18

 -------------------------

(1) The pro forma combined book values per share of Norwest Common Stock are based upon the historical total combined common equity for Norwest and BMS, divided by total pro forma common shares of the combined entity assuming conversion of the BMS Common Stock at an Exchange Ratio of 2.076769 (assuming a reduction to the Adjusted Norwest Shares of $385,000 for certain severance and bonus arrangements divided by a Norwest Measurement Price calculated for the twenty trading days ending December 31, 1993). The pro forma equivalent book values per share of BMS Common Stock represent the pro forma combined amounts multiplied by 2.076769.

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of BMS Common Stock represent the cash dividends declared on a share of Norwest Common Stock multiplied by 2.076769.

(3) The pro forma combined net income per share (based on fully diluted weighted average shares outstanding) is based upon the combined historical net income for Norwest and BMS divided by the pro forma weighted average common shares of the combined entity. The pro forma equivalent net income per share of BMS Common Stock represents the pro forma combined net income per share multiplied by 2.076769.

SELECTED FINANCIAL DATA

  The following tables set forth certain selected historical financial information for Norwest and BMS. For a description of the pooling of interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Norwest, see "THE MERGER--Accounting Treatment." The historical income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1992, are derived from audited consolidated financial statements of Norwest for such five-year period and the audited consolidated financial statements of BMS for such five-year period. The financial data for the nine-month periods ended September 30, 1993 and 1992, are derived from the unaudited historical financial statements of Norwest and BMS. All financial information derived from the unaudited financial statements reflects, in the respective opinions of management of Norwest and BMS, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1993, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest, and the related notes thereto, included in documents incorporated herein by reference and in conjunction with consolidated financial statements of BMS, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "INFORMATION ABOUT BMS," and "FINANCIAL STATEMENTS."

                            SELECTED FINANCIAL DATA

                                                  NINE MONTHS
                                               ENDED SEPTEMBER 30                  YEAR ENDED DECEMBER 31
                                              --------------------   --------------------------------------------------------
                                                 1993       1992       1992(1)      1991      1990(2)      1989(3)     1988
                                              ----------   -------   ----------  ---------  -----------  -----------  --------
                                                                   (In millions except per share amounts)
NORWEST:
Interest income                                $ 2,768.2   2,680.0    3,587.0      3,802.1   3,690.7      3,440.7      2,948.2
Interest expense                                 1,011.2   1,168.9    1,509.2      2,024.2   2,201.9      2,100.9      1,696.4
                                               ---------  --------   --------     --------  --------     --------     --------
  Net interest income                            1,757.0   1,511.1    2,077.8      1,777.9   1,489.5      1,339.8      1,251.8
Provision for credit losses                         99.6     154.5      266.7        401.9     428.3        225.5        184.0
Non-interest income                              1,116.5     923.8    1,228.8      1,031.2     872.1        711.9        604.0
Non-interest expenses                            2,090.4   1,775.8    2,436.6      1,939.5   1,666.9      1,455.3      1,359.6
                                               ---------  --------   --------     --------  --------     --------     --------
  Income before income taxes                       683.5     504.6      603.3        467.7     266.4        370.9        312.2
Income tax expense                                 204.9     130.1      163.2         66.8     110.1         96.0         28.4
                                               ---------  --------   --------     --------  --------     --------     --------
Income before cumulative effect
  of a change in accounting method                 478.6     374.5      440.1        400.9     156.3        274.9        283.8
Cumulative effect on years prior to
  1992 of  change in accounting method                --     (76.0)     (76.0)          --        --           --          --
                                               ---------  --------   --------     --------  --------     --------     --------
Net income                                     $   478.6     298.5      364.1        400.9     156.3        274.9        283.8
                                               =========  ========   ========     ========  ========     ========     ========
Net income per share:
  Primary:
    Before cumulative effect of a
     change in accounting method               $    1.56      1.22       1.42         1.34      0.57         1.00         1.04
    Cumulative effect on years prior to
     1992 of change in accounting method              --     (0.26)     (0.26)          --        --           --
                                               ---------  --------   --------     --------  --------     --------     --------
    Net income                                 $    1.56      0.96       1.16         1.34      0.57         1.00         1.04
                                               =========  ========   ========     ========  ========     ========     ========
  Fully diluted:
    Before cumulative effect of a
     change in accounting method               $    1.53      1.20       1.41         1.33      0.57         0.99         1.02
    Cumulative effect on years prior to
     1992 of change in accounting method              --     (0.25)     (0.25)          --        --           --
                                               ---------  --------   --------     --------  --------     --------     --------
    Net income                                 $    1.53      0.95       1.16         1.33      0.57         0.99         1.02
                                               =========  ========   ========     ========  ========     ========     ========
Dividends declared per common share            $   0.475     0.395      0.540        0.470     0.423        0.380        0.325
At period end:
  Total assets                                 $50,387.9  43,278.0   46,657.2     42,736.3  41,088.4     36,229.3     32,984.5
  Long-term debt                                 6,001.7   4,455.7    4,481.0      3,610.4   3,007.0      2,658.0      2,381.0
  Total stockholders' equity                     3,438.6   3,121.6    3,140.7      2,984.8   2,296.5      2,163.6      2,136.2

(1) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

(2) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

(3) On May 1, 1990, First Interstate Corporation of Wisconsin ("FIWI"), a $2.0 billion financial institution headquartered in Sheboygan, Wisconsin, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of FIWI. Appropriate Norwest items reflect $12.0 million in charges resulting from FIWI's decision to sell its portfolio of stripped mortgage-backed securities, an increase in FIWI's provision for credit losses of $16.2 million, and $24.5 million in FIWI's provisions and expenditures for costs related to restructuring activities.

                            SELECTED FINANCIAL DATA

                            Nine Months
                         Ended September 30       Year Ended December 31
                         ------------------   ----------------------------------
                          1993(1)    1992    1992     1991   1990   1989   1988
                         --------   -------  -----   -----  -----  -----  -----
                                   (In millions except per share amounts)
BMS
  Interest income         $ 34.2     24.9     33.4    34.8   30.9   27.1   21.9
  Interest expense          14.1     12.1     15.6    19.9   18.2   16.4   12.8
                          ------    -----    -----   -----  -----  -----  -----
    Net interest income     20.1     12.8     17.8    14.9   12.7   10.7    9.1
  Provision for credit
   losses                    0.5      0.6      0.8     0.6    0.2   (0.5)   0.1
  Non-interest income        6.7      4.8      6.3     5.1    3.5    2.9    3.1
  Non-interest expense      18.7     11.4     15.4    13.4   11.3   10.0    9.9
                          ------    -----    -----   -----  -----  -----  -----
    Income before income
     tax                     7.6      5.6      7.9     6.0    4.7    4.1    2.2
  Income tax expense         2.7      2.1      2.9     2.0    1.6    0.9    0.2
                          ------    -----    -----   -----  -----  -----  -----
    Net income            $  4.9      3.5      5.0     4.0    3.1    3.2    2.0
                          ======    =====    =====   =====  =====  =====  =====
  Net income per share:
    Primary               $ 2.74     2.70     3.86    2.97   2.32   2.57   1.57
    Fully diluted         $ 2.74     2.70     3.86    2.97   2.32   2.57   1.57
  Dividends declared per
   common share           $ 1.18     1.08     1.44    1.20   1.20   1.17   0.80
  At end of period:
    Total assets          $797.0    464.4    500.0   440.7  418.0  321.7  300.0
    Long term debt          17.4     10.3      9.9     9.0    8.4    3.6    1.5
    Shareholders' equity    55.2     29.1     30.0    27.1   26.6   23.3   21.5

(1) On March 31, 1993, MBI, a $320.6 million bank holding company headquartered in Billings, Montana, was acquired by BMS in a cash transaction accounted for under the purchase method of accounting. See "INFORMATION ABOUT BMS--Business-- Recent Developments" and the consolidated financial statements of BMS presented elsewhere herein for a discussion of the MBI acquisition.

                              MEETING INFORMATION

  GENERAL


      This Proxy Statement-Prospectus is being furnished to holders of BMS Common Stock in connection with the solicitation of proxies by the Board of Directors of BMS for use at the Special Meeting to be held on Monday, March 14, 1994, and any adjournments thereof, to consider and take action upon a proposal to approve the Merger Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of BMS Common Stock is accompanied by a form of proxy for use at the Special Meeting.


      This Proxy Statement-Prospectus is also furnished by Norwest to BMS shareholders as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger. This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy enclosed herewith are first being mailed to BMS shareholders on or about February 10, 1994.

  DATE, PLACE, AND TIME


      The Special Meeting will be held at 5500 Wayzata Boulevard, Suite 145, Golden Valley, Minnesota, on Monday, March 14, 1994, at 9:00 a.m., local time.

  RECORD DATE; VOTE REQUIRED


      The Board of Directors of BMS has fixed the close of business on February 3, 1994, as the record date for the determination of shareholders of BMS entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 2,014,676 shares of BMS Common Stock outstanding. Each share of BMS Common Stock outstanding on the record date is entitled to one vote. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of BMS Common Stock. The Merger cannot be consummated without shareholder approval of the Merger Agreement.

      As of the record date for the Special Meeting, directors and officers of BMS and their affiliates owned beneficially or controlled the voting of an aggregate of 1,717,648 shares of BMS Common Stock or 85.3% of the shares of BMS Common Stock outstanding on that date. BMS's directors and officers have informed BMS that they intend to vote all of their shares in favor of the Merger Agreement. ACCORDINGLY, THE DIRECTORS AND OFFICERS OF BMS HAVE THE ABILITY TO APPROVE THE MERGER WITHOUT THE VOTE OF THE REMAINING BMS SHAREHOLDERS. Information regarding the shares of BMS Common Stock beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of BMS, and by all directors and officers as a group is set forth in the table under the heading "Principal Shareholders and Security Ownership of Management" below.

      As of September 30, 1993, directors and executive officers of Norwest did not own beneficially any shares of BMS Common Stock. At the record date, Norwest Capital Management & Trust Co., Montana, a subsidiary of Norwest, held in its fiduciary capacity, and had sole discretionary authority to vote, 2,000 shares of BMS Common Stock.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     Principal Shareholders

     Set forth below are the names and addresses of and the number of shares held as of the record date for the Special Meeting by those persons who may be deemed to own beneficially, whether directly or indirectly, five percent (5%) or more of the outstanding shares of BMS Common Stock. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated.

                                 Number of Shares
    Name and                       Beneficially            Percent of
     Address                         Owned (1)               Class
    --------                     ----------------          ----------
John M. Morrison                     940,991(2)               46.7%
27 Casa Mare
Naples, FL  33940

W. Duncan MacMillan                  330,645                  16.4%
151 South Westwood Lane
Wayzata, MN  55391

Barbara L. Forster                   316,784(2)(3)            15.7%
2650 Marshland Road
Wayzata, MN  55391

Michael J. Pint                      111,329(2)                5.5%
5551 Village Drive
Edina, MN  55439

- --------------------------------------------------

(1) The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses, minor children, relatives sharing the home of such party, entities controlled by such party, or trusts of which such parties are trustees or beneficiaries.

(2) These shares have been pledged to Norwest Bank Minnesota, N.A., a subsidiary of Norwest ("Norwest Bank"), as collateral under certain promissory notes from Mr. Morrison and Mr. Pint to Norwest. See "THE MERGER--Interests of Certain Persons in the Merger; Certain Transactions."

(3) Includes 158,400 shares held under an irrevocable Grantor Retained Annuity Trust pursuant to which Ms. Forster is a co-trustee with respect to the assets held under such trust.

     Security Ownership of Management

     Set forth below is the number of shares of BMS Common Stock held by each director and executive officer, and by all directors and officers as a group, of BMS as of the record date for the Special Meeting.

                                   Number of Shares
Name and                             Beneficially              Percent of
 Address                               Owned (1)                  Class
- --------                           ----------------            ----------
John M. Morrison                         940,991                  46.7%
Chairman of the Board
  of Directors

W. Duncan MacMillan                      330,645                  16.4%
Director

Barbara L. Forster                       316,784                  15.7%
Vice Chairman of the
  Board of Directors

Michael J. Pint                          111,329                   5.5%
President and Director

David D. MacMillan                        16,129(2)                  *
Director

Edward C. Lamb                          1,481.74(3)                  *
Executive Vice President
  and Director

Directors and officers as a            1,717,648                  85.3%
  group (8 persons)

- ------------------

*    Does not exceed 1%.

(1) See Footnotes 1 through 3 in the Principal Shareholder table set forth above.

(2) Shares are held under an irrevocable trust, pursuant to which Mr. MacMillan is a beneficiary.


(3) Includes 1,280.736 shares held by the ESOP. The trustee under the ESOP has sole discretion to vote the shares. Vested shares held under the ESOP for the benefit of participants may be distributed after certain events of maturity (separation from service, death or disability).

  VOTING AND REVOCATION OF PROXIES

       Shares of BMS Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of BMS Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of BMS prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. An abstention or a failure to vote (including broker non-votes) will have the same effect as a vote against the Merger Agreement.

       The Board of Directors of BMS is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers, and employees of BMS may solicit proxies from the shareholders of BMS, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. BMS will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

       HOLDERS OF BMS COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BMS IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


                                   THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

  BACKGROUND OF AND REASONS FOR THE MERGER

       BMS

       Prior to 1993, bank holding companies not resident in the State of Montana were prohibited from acquiring banks located in Montana. On April 11, 1993, the Governor of Montana signed into law a bill permitting limited interstate banking in Montana. This legislation enabled bank holding companies in Colorado, Idaho, Minnesota, North Dakota, South Dakota, Wisconsin, and Wyoming (the "Reciprocal States"), to own and operate banks in Montana, subject to certain restrictions. The interstate banking law became effective on October 1, 1993. For a further discussion of the interstate banking law, see "Regulatory Approvals" and "INFORMATION ABOUT BMS--Business-- Supervision and Regulation."

       As a consequence of this change in the law, during the second quarter of 1993, BMS received inquiries from and on behalf of regional bank holding companies located in Reciprocal States regarding possible business combinations with BMS. In response to such inquiries, John Morrison, Chairman of the Board of Directors of BMS, held preliminary discussions with certain regional bank holding companies (including Norwest) located in the Reciprocal States regarding possible business combinations with BMS. These preliminary discussions resulted in three proposals to acquire all or a portion of BMS through various forms of transactions, including an offer from Norwest in the form of a letter of intent. In order to induce Norwest to continue negotiating with BMS and to indicate to Norwest its interest in discussing in more detail the possible acquisition of BMS by Norwest, BMS entered into a letter of intent with Norwest on June 22, 1993. The letter of intent outlined the general terms of a proposed acquisition of BMS by Norwest, required the immediate preparation of a definitive merger agreement and prohibited BMS from soliciting proposals from other persons regarding an acquisition of BMS during a 23-day period ending July 15, 1993. The letter of intent, however, did not obligate BMS to be acquired by Norwest nor did it prohibit BMS from soliciting new proposals or negotiating with other parties after the letter of intent expired which was initially on July 15, 1993. Management of BMS believed it was in the best interest of BMS to have the opportunity to review the terms of the definitive merger agreement before presenting the Norwest offer to the Board of Directors of BMS. Subsequent to the July 12 meeting of the Board of Directors (discussed below), the letter of intent was amended to extend its term beyond the initial July 15 termination date.

       During this time, BMS had existing relationships with certain affiliates of Norwest including a line of credit and various correspondent-bank arrangements, such as demand deposit accounts, brokerage and safekeeping arrangements, repurchase agreements, and secured and unsecured "Fed Funds" credit lines. Certain of the borrowings under the existing line of credit arose in connection with prior acquisitions by BMS, including the acquisition of MBI. Also, part of the required financing for the acquisition of MBI by BMS originally was to have been provided through the purchase of convertible preferred stock by Norwest. Due to regulatory issues raised by the staff of the Federal Reserve System, Norwest's agreement to purchase the convertible preferred stock was terminated in February of 1993. To replace the proceeds from such financing, certain directors of BMS purchased newly issued BMS Common Stock. See "INFORMATION ABOUT BMS--Business--Recent Developments" for a discussion of the acquisition of MBI and the related financing. Also, see "THE

  MERGER--Interests of Certain Persons in the Merger; Certain Transactions" for a discussion of certain other commercial relationships between certain affiliates of Norwest and certain affiliates of BMS and for a discussion of the loans made by affiliates of Norwest to certain directors of BMS in connection with the financing of the acquisition of MBI.

       In anticipation of the consideration by the Board of Directors of BMS of the three acquisition proposals from the regional bank holding companies, BMS engaged D.A. Davidson, an investment banking firm located in Great Falls, Montana, to assist the Board in evaluating BMS's strategic options. At a special meeting of the Board held on July 12, 1993, management of BMS presented to the Board for its consideration the three acquisition proposals. The Board considered each proposal, as well as other alternative strategies to maximize shareholder value, including capital-raising strategies, continuing as an independent entity or a combination of such strategies. The Board resolved to pursue further negotiations with Norwest regarding the possible acquisition of BMS through a merger and directed management of BMS and its financial and legal advisors to conduct further discussions and analysis.

       During the period from late July through early September 1993, Norwest conducted its due diligence investigation of BMS and agreement on the terms of the proposed merger with Norwest and the related merger agreement was reached after extensive negotiations between representatives of BMS and Norwest. Also during this time, management of BMS received unsolicited revised proposals from the two other regional bank holding companies that had previously made
  acquisition proposals.   These proposals were evaluated by management of BMS.
  The Board held a second special meeting on September 7, 1993 to discuss the terms of the resulting proposed merger agreement with Norwest and the transactions contemplated thereby, and to discuss the other unsolicited proposals. At this meeting, D.A. Davidson discussed with the Board its opinion as to the fairness, from a financial point of view, of the proposed consideration to be received by BMS's shareholders in the proposed merger.
  See "Opinion of BMS Financial Advisor" for a discussion of the factors considered and the analytical methods employed by D.A. Davidson in reaching such conclusion. By unanimous vote at the September 7 special meeting, the Board approved the proposed form of merger agreement, subject to the final negotiation thereof by certain officers of BMS and approved the transactions contemplated thereby. The Merger Agreement was executed by BMS and Norwest on September 13, 1993.

       The decision to merge with Norwest was reached by the Board based on their analysis of several critical factors. These factors included the fact that, with the rapidly changing environment in the banking industry, BMS would benefit from the association with a larger banking organization and its resources. Additionally, in light of the regional and national wave of bank consolidations, the current interest rate environment, the new legislation in Montana allowing limited interstate banking and the favorable strategic market position of BMS, the Board concluded that a business combination with a larger regional bank holding company would be the most advantageous method of maximizing shareholder value. An added benefit considered by the Board was that the shareholders of BMS would have the diversification of owning stock in a publicly traded and geographically diverse banking organization. Also, in reaching its decision, the Board considered, among other things, the current market price for Norwest Common Stock,

  Norwest's dividend payments, book value, recent earnings, and management ability, the compatibility of operating philosophies, the D.A. Davidson report and opinion, the anticipated income tax consequences to the BMS shareholders, the terms of the Merger Agreement and the other proposals it received regarding potential business combinations.

       After careful consideration and review, the BMS Board of Directors has reached the conclusion that the terms of the Merger are in the best interest of the BMS shareholders. The Board believes that the terms of the Merger are reasonable and will enhance the value of the BMS shareholders' investment on a tax-free basis. See "THE MERGER--Certain Federal Income Tax Consequences." Also, because only a very limited market currently exists for the purchase and sale of BMS Common Shares, the exchange of the BMS Common Shares for Norwest Common Stock will provide the BMS shareholders with a more liquid market for their shares. In the judgment of the Board, the Merger should result in significant cost savings, enhance the services offered to customers of BMS's banking subsidiaries, benefit the communities in which those banks operate, and at the same time provide BMS shareholders with the potential of increased long-term value.

       Norwest

       Norwest's Board of Directors believes that its acquisition of BMS will significantly strengthen Norwest's existing presence in Montana by expanding its network of bank subsidiaries into a number of Montana communities in which it does not have a bank subsidiary as well as expanding its services in communities that already have Norwest bank subsidiaries. The Merger will approximately double Norwest's presence in Montana and permit it to lower costs by combining certain operations and data processing, trust services, and other business components for its existing bank subsidiaries with those of BMS's bank subsidiaries acquired as a result of the Merger.

       THE BOARD OF DIRECTORS OF BMS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF BMS VOTE FOR APPROVAL OF THE MERGER.

  OPINION OF BMS FINANCIAL ADVISOR

       BMS retained D.A. Davidson to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by BMS's common shareholders in the Merger. D.A. Davidson has delivered to the BMS Board of Directors its written opinions that, based upon and subject to the various considerations set forth in the opinions, as of September 13, 1993 and the date of this Proxy Statement-Prospectus, the Exchange Ratio was fair from a financial point of view to BMS's shareholders. No limitations were imposed by the BMS Board of Directors upon D.A. Davidson with respect to the investigations made or procedures followed by them in rendering their opinions.

       The full text of the opinion of D.A. Davidson dated as of the date of this Proxy Statement-Prospectus, which sets forth assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement-Prospectus. BMS shareholders are urged to read this opinion in its entirety. D.A. Davidson's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any BMS shareholder as to how such shareholder should vote at the Special Meeting. The discussion of the opinion of D.A. Davidson set forth in this Proxy

  Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion. The September 13, 1993 opinion is substantially identical to the opinion attached hereto.

       In arriving at its opinion, D.A. Davidson (i) analyzed certain publicly available financial statements and other information of BMS, (ii) analyzed certain internal financial statements and other financial and operating data concerning BMS prepared by the management of BMS, (iii) reviewed and considered the composition and geographical diversity of BMS's branch banking operations, (iv) analyzed certain financial projections prepared by the management of BMS, (v) discussed the past and current operations and financial condition and the prospects, including asset quality trends, of BMS with senior executives of BMS, (vi) reviewed the reported prices and trading activity for BMS Common Shares, (vii) analyzed certain publicly available financial statements and other information of Norwest, (viii) reviewed the reported prices and trading activity for Norwest Common Stock, (ix) compared the financial performance of BMS with the financial performance of certain other comparable bank holding companies, (x) reviewed the financial terms, to the extent available, of certain comparable acquisition transactions, (xi) discussed the strategic alternatives to the Merger with BMS, (xii) reviewed the Merger Agreement and certain related documents, and (xiii) performed such other analyses as it deemed appropriate.

       D.A. Davidson assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of rendering its opinion. With respect to the financial projections, D.A. Davidson assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BMS. D.A. Davidson also assumed, without independent verification, that BMS and Norwest have adequately reserved against losses which may be incurred as a result of nonperforming or defaulting loans. D.A. Davidson did not make any independent valuation or appraisal of the assets or liabilities of BMS or Norwest, nor was D.A. Davidson furnished with any such appraisals, and D.A. Davidson did not examine any individual loan credit files. D.A. Davidson's opinions were based on economic, market and other conditions as in effect on, and the information made available to it as of, the respective dates of the opinions.

       As part of its financial analysis, D.A. Davidson evaluated (i) the possible valuations of BMS on a stand-alone basis, (ii) the implied valuation of BMS as a public company and (iii) the acquisition value of BMS based upon specific assumptions. In addition, D.A. Davidson considered premiums paid in comparable national and in-market transactions. The following is a brief summary of the written and verbal report presented by D.A. Davidson to the BMS Board of Directors on September 7, 1993 (the "D.A. Davidson Report") in connection with its September 13, 1993 opinion:

       Summary of Proposal

       D.A. Davidson described the key financial terms of the proposed transaction as reflected in the proposed Merger Agreement, including the Exchange Ratio. D.A. Davidson reviewed the implied value of the 4,200,000 shares of Norwest Common Stock offered as consideration in the Merger. D.A. Davidson noted that under the proposed terms of the Merger, BMS was allowed the option to terminate the Merger if the average closing price of Norwest's Common Stock during the 20 trading days preceding closing was less than $23.50. D.A. Davidson also noted that if the market price of Norwest Common Stock at closing equaled $23.50, the market value of the Norwest Common Stock exchanged in the Merger would be approximately $98.7 million, or $48.98 per share. D.A. Davidson noted that the market price of Norwest Common Stock on the date of its analysis was $27.375 per share.

       Capitalization of Current Earnings Analysis

       D.A. Davidson applied a capitalization of current earnings analysis as one of several methodologies in assessing the going concern value of BMS. Using this method, the known or estimated amount of net income of a company is capitalized at what is considered to be an appropriate rate of return on the investment, the result being the investment value of the company based upon current earnings results or expectations. Based on D.A. Davidson's evaluation of market factors and the character and risk of an investment in BMS, D.A. Davidson derived a capitalization rate of 11.9%. D.A. Davidson then applied the derived capitalization rate to BMS management's estimate of earnings for the twelve months ending June 30, 1994 to derive an estimated value using the capitalization of current earnings analysis of approximately $71.4 million, or $35.45 per share. D.A. Davidson noted, however, that the capitalization of current earnings method may tend to understate the value of a company as it fails to adequately account for reasonably anticipated growth of earnings in future years.

       Dividend Paying Capacity Analysis

       Another methodology applied by D.A. Davidson in assessing the going concern value of BMS was the dividend paying capacity analysis. Using this analysis, the value of a company is derived by applying the dividend payout ratio (i.e., the ratio of dividends paid to net income) and dividend yield (i.e., the annual dividends paid per share of common stock to the market price per share) of comparable public companies to the earnings of the subject company. As such, the dividend paying capacity of the company is emphasized rather than the actual history of dividends paid. D.A. Davidson established an average dividend payout ratio for publicly traded banks during the first half of 1993 of 30.8% and an average dividend yield of 3.1% (in each case based upon data published by the First Boston Corporation as derived from a base of 35 bank holding companies). By applying these figures to BMS management's estimate of earnings for the twelve months ending June 30, 1994, D.A. Davidson imputed a value for BMS using the dividend paying capacity analysis of approximately $84.5 million, or $41.94 per share.

       Discounted Dividend Stream Analysis

       Using a discounted dividend stream analysis, D.A. Davidson estimated the present value of the future streams of after tax cash flows that BMS could produce through 1998 and distribute to shareholders ("dividendable net income"). In this analysis, D.A. Davidson assumed that BMS performed in accordance with the earnings forecasts provided to D.A. Davidson by BMS's management and that BMS could pay out up to 100% of its adjusted net income. D.A. Davidson estimated the terminal value for BMS common stock at 9.5 times BMS's 1998 estimated net income (consistent with estimated historic earnings multiples in the banking industry of 9 to 10 times earnings). The dividendable net income streams and terminal value were then discounted to present values using a discount rate of 13.9%, chosen to reflect D.A. Davidson's assessment of a reasonably expected rate of return to holders or prospective buyers of BMS Common Shares in consideration of market factors, the character and risk of an investment in BMS and the uncertainty inherent in future earnings projections. This discounted dividend stream analysis indicated a value for BMS of approximately $93.3 million or $46.30 per share. This analysis was based upon BMS management's projections. Management's projections are based upon many factors and assumptions, many of which are beyond the control of BMS. Consequently, this analysis is not necessarily indicative of actual values or actual future results.

       Comparison of Selected Public Companies

       D.A. Davidson assessed the market value of BMS by applying several generally recognized valuation criteria for comparable publicly held companies to the financial condition and expected operating results of BMS. The valuation multiples used by D.A. Davidson in its analysis were derived from a group of 35 bank holding companies as of June 1993. The valuation criteria used were price to book, price to tangible book and price to estimated 1993 earnings. D.A. Davidson noted that the average price to book ratio of the subject companies was 1.60x, the price to tangible book ratio was 1.68x and the price to estimated 1993 earnings ratio was 9.90x. In applying these valuation multiples to BMS, D.A. Davidson derived market values for BMS of approximately $86.9 million (or $43.13 per share), $74.9 million (or $37.17 per share) and $84.1 million (or $41.74 per share), respectively. D.A. Davidson also examined the market valuation multiples for five regional bank holding companies which D.A. Davidson determined to be generally comparable to BMS and which operated in the Northern Rockies/Upper Midwest region (the "Peer Group"). The Peer Group included West One Bancorp, First Security Corporation, Community First Bankshares, Zions Bancorporation and First Bank System. D.A. Davidson noted that the average price to book ratio for the Peer Group was 1.71x and the average price to estimated 1993 earnings for the Peer Group was 10.82x. In applying the price to book and price to 1993 earnings multiples to BMS, D.A. Davidson derived values for BMS of approximately $92.9 million (or $46.10 per share) and $92.0 million (or $45.66 per share), respectively. In calculating the above ratios, the book values for the selected companies were derived from the most recent financial reports of the companies; 1993 earnings estimates for the companies were the mean earnings estimates for the companies, as published by the Institutional Brokers Estimate Service.

       Analysis of Selected Bank Merger Transactions

       D.A. Davidson reviewed the pricing multiples paid in recently-announced bank merger or acquisition transactions as a basis for comparison of the financial terms offered BMS in the Merger. D.A. Davidson noted that according to data compiled by the First Boston Corporation from SNL Securities, 57 bank merger or acquisition transactions were announced during the quarter ended June 30, 1993 (including both private and public companies). The reported average valuation multiples involved with these transactions were: a price to book ratio of 1.65x; a price to tangible book ratio of 1.71x; a price to trailing twelve months earnings ratio of 16.30x; a price to average assets ratio of 13.0%; a price to average deposits ratio of 15.1%; and a premium to core deposits ratio of 5.18%. This analysis yielded an average implied value for BMS based upon a broad compilation of recent bank merger and acquisition transactions of approximately $99.3 million, or $49.28 per share.

       In addition to its analysis of pricing multiples paid in announced bank merger or acquisition transactions generally, D.A. Davidson also examined four merger transactions involving public bank holding companies in the western U.S. announced since June 30, 1992. Those merger transactions included First Bank System's acquisition of Colorado National Bancshares, KeyCorp's acquisition of Puget Sound Bancorp, Washington Federal Savings's acquisition of First Federal Savings Bank of Utah and West One Bancorp's acquisition of Ben Franklin State Bank. D.A. Davidson noted that the average price to book multiple for these transactions was approximately 1.82x and the average price to earnings multiple was approximately 14.30x, resulting in an implied value for BMS (with equal weightings to each valuation criterion) of approximately $101.3 million, or $50.25 per share.

       Finally, D.A. Davidson examined three bank acquisition transactions occurring within the state of Montana since 1992, including BMS's acquisition of Montana Bancsystem, Inc., Charles Celania, et al.'s acquisition of First Security Bank of Havre and Glacier Bancorporation's acquisition of Evergreen Bancorporation. D.A. Davidson noted that the average price to book multiple paid in these transactions was approximately 1.26x and the average price to earnings multiple was approximately 8.63x, resulting in an implied valuation for BMS (with equal weightings to each valuation criterion) of approximately $70.9 million, or $35.19 per share. D.A. Davidson noted, however, that BMS shareholders should reasonably expect higher valuation multiples than those attracted in other recent Montana transactions due to BMS's expansive banking franchise in Montana, BMS's strong financial performance and the passage of limited interstate banking in Montana effective October 1, 1993.

       No company or transaction used in any of the above analyses as a comparison is identical to BMS or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in characteristics of the companies and the transactions to which comparisons are made. Mathematical analysis is not, in itself, a determinative method of establishing comparable value, particularly when applied to isolated or a limited number of transactions or companies.

       In connection with its opinion dated as of the date of this Proxy Statement-Prospectus, D.A. Davidson confirmed the appropriateness of its reliance on the analyses used to render its September 13, 1993 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. The foregoing summary does not purport to be a complete description of the analyses performed by D.A. Davidson. D.A. Davidson believes that its analyses and the summary set forth above must be considered as a whole and that selected portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying its opinion. In addition, D.A. Davidson may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be D.A. Davidson's view of the actual value of

  BMS. In performing its analyses, D.A. Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BMS or Norwest. The analyses performed by D.A. Davidson are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of D.A. Davidson's overall analysis of the fairness of the Exchange Ratio to BMS's shareholders and were provided to the BMS Board in connection with the delivery of D.A. Davidson's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, D.A. Davidson's opinion and presentation to the BMS Board was one of the many factors taken into consideration by the BMS Board in making its determination to approve the Merger Agreement and related transactions. Consequently, the D.A. Davidson analyses described above should not be viewed as determinative of the BMS Board's or BMS management's opinion with respect to the value of BMS or of whether the BMS Board or BMS management would have been willing to agree to a different Exchange Ratio.

       The BMS Board of Directors retained D.A. Davidson based upon its experience, expertise and familiarity with BMS. D.A. Davidson is a recognized regional investment banking and advisory firm in certain portions of the northwest United States. D.A. Davidson, as part of its investment business, is engaged in the valuation of businesses and securities in connection with investment research, mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, D. A. Davidson and its affiliates have provided certain financial advisory and financing services to BMS and have received customary fees for the rendering of these services.

       Pursuant to a letter agreement dated July 14, 1993 between BMS and D.A. Davidson, BMS paid D.A. Davidson a fee upon delivery of its opinion in the amount of $50,000. The letter agreement with D.A. Davidson also provides that BMS will reimburse D.A. Davidson for its reasonable out-of-pocket expenses and will indemnify D.A. Davidson against certain liabilities, including liabilities under securities laws, incurred in connection with its services.

  TERMS OF THE MERGER


       At the Effective Time of the Merger, a wholly owned subsidiary of Norwest incorporated in Montana solely for the purpose of consummating the Merger ("Merger Co.") will merge into BMS, with BMS as the surviving corporation. At the Effective Time of the Merger, each outstanding share of BMS Common Stock will be converted into a number of shares of Norwest Common Stock (the "Exchange Ratio") determined by dividing the "Adjusted Norwest Shares" (as defined below) by the number of shares of BMS Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean 4,200,000 shares minus (i) $385,000, divided by the Norwest Measurement Price (to account for certain severance and bonus agreement payments); (ii) the number of shares of BMS Common Stock purchased as required by the ESOP from June 22, 1993 through the Effective Date of the Merger, multiplied by the Adjusted Norwest Shares after the adjustments in clauses (i), (iii), (iv), and (v) have been made, divided by 2,014,676; (iii) the amount BMS owes to Norwest for providing, as an independent contractor, assistance with the operations, data processing and internal audit functions at BMS, divided by the Norwest Measurement Price; (iv) any "Losses" (as defined below) that Norwest reasonably determines exist as of 30 days prior to the Effective Date of the Merger and (without duplication) any Losses that have been charged off in the financial statements of BMS from June 30, 1993 to the Effective Time of the Merger, divided by the Norwest Measurement Price; and (v) with respect to certain environmental remediation costs, the lesser of the "Net Cost" (as defined below) and $100,000, divided by the Norwest Measurement Price. For a further discussion of the events that result in a reduction to the Adjusted Norwest Shares and hence to the Exchange Ratio, see "Conditions to the Merger," "Business Pending the Merger," and "Interests of Certain Persons in the Merger; Certain Transactions."

       "Losses" is defined in the Merger Agreement as those amounts that the general ledger balancing and account reconciliation process identifies as (i) reconciling items that do not represent valid timing differences and with respect to which 45 days have elapsed since the date of origination of the related individual general ledger account entries, or (ii) out of balance conditions including situations in which the entries in the general ledger and the subsidiary ledgers do not correspond or situations in which entries or balances in the general ledger or the subsidiary ledgers are not supported by valid original source documents or by certifiable systems applications balances.

       "Net Cost" is defined in the Merger Agreement as the amount equal to (i) the aggregate costs for certain environmental remediation and for the development and implementation of certain environmental remediation plans, but not for certain environmental assessments, actually paid by BMS prior to the Effective Date of the Merger plus the estimated costs contemplated to be paid by BMS pursuant to any such environmental remediation plan, but which have not been paid as of the Effective Date of the Merger, minus (ii) the aggregate amount received by BMS prior to the Effective Date of the Merger from any third party that may be obligated to reimburse BMS for such costs (including the State of Montana).

       The reductions to the Adjusted Norwest Shares and hence to the Exchange Ratio can not be determined at this time and will not be determinable until immediately prior to the Effective Time of the Merger. The reduction to the Adjusted Norwest Shares with respect to the employment and severance agreements will be based on $385,000; however, this and all of the other reductions to the Adjusted Norwest Shares are based, directly or indirectly in the case of the reduction with respect to the purchase of shares by the BMS ESOP, on the Norwest Measurement Price which cannot be determined at this time. While there have been no purchases of shares by the BMS ESOP from June 22, 1993 to the date of this Proxy Statement-Prospectus, there can be no assurances that such purchases will not occur between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger. As of the date of this Proxy Statement-Prospectus, Norwest continues to provide assistance with the operations, data processing and internal audit functions and, therefore, the amount owed to Norwest for such services is not determinable at this time. Although no Losses have been charged off in the financial statements of BMS since June 30, 1993, there can be no assurances that Losses will not be charged off between the date of this Proxy Statement-Prospectus and the Effective Time of the Merger or that other Losses will not be determined by Norwest in its reasonable judgment to exist as of 30 days prior to the Effective Date of the Merger. With respect to any reduction to the Adjusted Norwest

  Shares in connection with environmental remediation or environmental remediation plans, the "Net Cost" can not be determined at this time and although no more than $100,000 is to be used to calculate the reduction to the Adjusted Norwest Shares, in the event that the Net Cost exceeds $100,000, Norwest is not obligated to close unless BMS agrees to calculate the reduction to the Adjusted Norwest Shares based on the full Net Cost including the amount of Net Cost that exceeds $100,000. See "Conditions to the Merger."

       The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Merger, which may be a period of several weeks or several months, and the Norwest Measurement Price will fluctuate accordingly. As a result, the market value of the Norwest Common Stock that BMS shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. Because the Exchange Ratio is fixed except for the reductions specified above, BMS shareholders will not be compensated for decreases in the market price of Norwest Common Stock which could occur before the Effective Time of the Merger. See "Waiver, Amendment, and Termination" for a discussion of BMS's right to terminate the Merger Agreement if the Norwest Measurement Price is below $23.50.

      The following illustration of the Exchange Ratio is based on the provisions of the Merger Agreement and the following assumptions: that the Effective Date of the Merger was December 31, 1993, on which date the Norwest Measurement Price would have been $23.86; that no shares of BMS Common Stock were purchased by the ESOP from June 22, 1993 to December 31, 1993; that BMS owed Norwest $118,900 for providing assistance with the operations, data processing and internal audit functions at BMS; that $90,000 of Losses existed as of December 31, 1993, and that no Losses were charged off in the financial statements from June 30, 1993 to December 31, 1993; that the Net Cost of certain environmental remediation and environmental remediation plans was $10,000; and that the number of shares of BMS Common Stock outstanding on December 31, 1993 was 2,014,676. Based on the foregoing assumptions, the Adjusted Norwest Shares would have been 4,174,690 and the Exchange Ratio would have been 2.072.

      The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time of the Merger, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the conversion ratios provided for in the Merger Agreement will be adjusted accordingly.

      No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of BMS Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the BMS shareholder would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the NYSE for each of the five trading days immediately preceding the Effective Time of the Merger.

       Each share of capital stock of Merger Co. outstanding immediately prior to the Effective Time of the Merger will be converted into shares of BMS Common Stock.

      Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will remain issued and outstanding.

  EFFECTIVE DATE AND TIME OF THE MERGER

      Subject to the terms and conditions of the Merger Agreement, the Merger will be effective on the date on which an executed Agreement and Plan of Merger and Articles of Merger are filed with the Secretary of State of the State of Montana and at the time of 11:59 p.m., Minneapolis, Minnesota time. Such filing shall be made no later than five business days following the satisfaction or waiver of all conditions set forth in the Merger Agreement or on such other date upon which the parties agree, but not prior to February 6, 1994. Norwest and BMS also agreed to use their best efforts to cause the Merger to be completed within ten business days after the satisfaction or waiver of the conditions of the Merger Agreement that the Merger Agreement be approved by the requisite vote of the shareholders of BMS, that all necessary regulatory approvals, including the approval of the Federal Reserve Board, be received, that all applicable waiting and approval periods have expired, and that no such approvals contain any conditions that are unduly burdensome to Norwest. Norwest and BMS anticipate that the closing will occur as soon as possible following the Special Meeting. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals."

  SURRENDER OF CERTIFICATES

      As soon as practicable after the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of BMS Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's BMS Common Stock certificates for a certificate representing Norwest Common Stock.

      BMS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender to the Exchange Agent of one or more certificates for BMS Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends with a record date after the Effective Time of the Merger will be paid to BMS shareholders entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of BMS Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE MERGER

      The Merger will occur only if the Merger Agreement is approved by the requisite vote of the shareholders of BMS. In addition, the Merger will occur only if all necessary regulatory approvals, including the approval of the Federal Reserve Board, are received, and all conditions contained therein are met, all applicable waiting and approval periods have expired, and the approvals contain no condition or requirement relating to BMS or any of its subsidiaries that is unduly burdensome to Norwest; provided that a condition of the Federal Reserve Board approval that Norwest sell one or more of (i) the Bank of Montana branch in Lewistown, Montana, (ii) the Bank of Montana branch in Anaconda, Montana and (iii) one, but not both, of the Montana Bank and Bank of Montana branches in Butte, Montana shall not in and of itself be deemed unduly burdensome provided the terms and conditions of such sales are acceptable to Norwest in its sole discretion. Norwest has committed to the Federal Reserve Board to sell such branches and, therefore, such sale will be a condition to the Federal Reserve Board approval, and, hence, a condition to the closing. See "Regulatory Approvals."

      Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived in writing, to the extent waiver is permitted by applicable law. Such conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) the continued effectiveness under the Securities Act of the Registration Statement of which this Proxy Statement-Prospectus is a part and receipt by Norwest of all state securities law or blue sky authorizations necessary for the Merger, (ii) the absence of any order of a court or governmental authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the Merger, (iii) the continued accuracy of the representations and warranties by the other party in the Merger Agreement, (iv) the performance by the other party of its obligations under the Merger Agreement, (v) the receipt of certain officers' certificates from the other party, and (vi) the receipt by each party of a letter (the "Comfort Letters") from KPMG Peat Marwick with respect to the financial statements and certain other information contained in the Proxy Statement-Prospectus about the other party. Norwest and BMS have waived the condition that the Comfort Letters be delivered on the condition that each party deliver to the other a letter dated as of the date of this Proxy Statement-Prospectus and updated through the Effective Date of the Merger stating that: (a) the interim quarterly financial statements of such party included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of such party; (b) the amounts reported in the interim financial statements of such party agree with its general ledger; (c) the annual and interim financial statements of such party and its subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act; (d) from September 30, 1993 to a specified date not more than 5 days prior to the date of the letters, there have been no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of such party and its subsidiaries, except for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters and for the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of such party and its subsidiaries, or income before equity in undistributed income of subsidiaries in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters; and (e) such party has reviewed certain amounts, percentages, numbers of shares and financial information that are derived from the general accounting records of such party and its subsidiaries that appear in the Registration Statement under certain captions to be specified by the other party, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of such party and its subsidiaries and have found them to be in agreement with financial records and analyses prepared by such party included in the annual and quarterly financial statements, except as disclosed in such letters.

      BMS's obligation to consummate the Merger is also subject to (i) authorization for listing on the NYSE and CHX upon official notice of issuance of the shares of Norwest Common Stock issuable pursuant to the Merger and (ii) the receipt of an opinion of its counsel to the effect that, for federal income tax purposes the Merger will be a tax-free reorganization (see "Certain Federal Income Tax Consequences" for a discussion of such opinion and the assumptions on which it will be based).

      Norwest's obligation to consummate the Merger is also subject to (i) the receipt by BMS and its subsidiaries of any and all material consents or waivers from third parties to loan agreements, leases, or other material contracts required for the consummation of the Merger, and the receipt by BMS and its subsidiaries of any and all material permits, authorizations, consents, waivers, and approvals required for the consummation of the Merger;
  (ii) the requirement that BMS and its subsidiaries shall have taken no action since June 22, 1993 that would disqualify the Merger as a pooling of interests for accounting purposes (other than actions required under the Merger Agreement or requested by Norwest, if any); (iii) the total number of shares of BMS Common Stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 2,014,676; (iv) the requirement that BMS and its subsidiaries considered as a whole shall not have sustained since June 30, 1993 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance; (v) subject to certain specified exceptions, the absence of any reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on BMS or any of its subsidiaries of, any liability arising under any violation of or obligation under any local, state, or federal environmental statute, regulation or ordinance which has had or could reasonably be expected to have a material adverse effect upon BMS and its subsidiaries taken as a whole; (vi) the completion, prior to the Effective Date of the Merger, of certain environmental remediation or, if such remediation is not practicable prior to such time using due diligence, then the development and implementation of environmental remediation plans acceptable to Norwest, provided that if the Net Cost of such remediation and remediation plans exceeds $100,000, Norwest shall not be obligated to close the Merger unless BMS elects to reduce the Exchange Ratio by taking into account the full amount of the Net Cost (including the amount by which the Net Cost exceeds $100,000) although Norwest has the right to waive such requirement in which event BMS would be obligated to close and the amount by which the Net Cost exceeds $100,000 will not be taken into account in determining the reduction to the Exchange Ratio (see "Terms of the Merger");
  (vii) the receipt by Norwest of written reports containing the conclusions of Phase I and Phase II environmental assessments and studies of the properties of BMS and its subsidiaries; (viii) the absence of any change or circumstances which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of BMS and its subsidiaries taken as a whole, other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally or changes in general economic conditions that uniformly affect the banking industry on a nationwide basis, including changes in the general level of interest rates;
  (ix) the delivery of certain representation letters by BMS's executive officers, directors and "affiliates," as such term is used in Rule 145 under the Securities Act (see "Resale of Norwest Common Stock"); (x) the requirement that BMS provide Norwest with the net tax basis and the supporting calculations for its properties and the stock in its subsidiaries; (xi) the termination or assignment of certain management agreements, leases, life insurance policies and related death benefit agreements and correspondent service and correspondent master data processing contracts (see "Interests of Certain Persons in the Merger; Certain Transactions"); (xii) the delivery at the closing of the Merger of the stock certificates for all of the capital stock in BMS's subsidiaries (except for certain shares of common stock of Montana Bank not owned by MBI) which shall be owned by BMS free and clear of liens (see "Interests of Certain Persons in the Merger; Certain Transactions" for a discussion of liens in favor of Norwest on the capital stock of BMS's subsidiaries); and (xiii) the requirement that the operations and data processing functions of BMS and its subsidiaries be operating in a manner satisfactory to Norwest. See "Terms of the Merger," "Business Pending the Merger," and "Interests of Certain Persons in the Merger; Certain Transactions" for a discussion of the agreement of Norwest to assist with BMS's operations and data processing.

  REGULATORY APPROVALS

      The Merger is subject to the prior approval of the Federal Reserve Board under Sections 3 and 4 of the BHC Act, which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

      Under the BHC Act, the Merger may not be consummated until the 30th day following the date of the Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

      Norwest filed applications with the Federal Reserve Board for approval of the Merger on November 2, 1993. There can be no assurance that the Federal Reserve Board will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approvals or as to what conditions, if any, may be imposed in such approvals.

      The Merger Agreement provides, among other conditions, that Norwest's obligation to consummate the Merger is conditioned upon no approval, license or consent granted by any regulatory authority in connection with the Merger containing any condition or requirement relating to BMS or its subsidiaries that is unduly burdensome to Norwest, provided that a condition of the Federal Reserve Board approval that Norwest sell one or more of (a) the Bank of Montana branch in Lewistown, Montana, (b) the Bank of Montana branch in Anaconda, Montana and (c) one, but not both of, the Montana Bank and Bank of Montana branches in Butte, Montana shall not in and of itself be deemed unduly burdensome provided the terms and conditions of such sales are acceptable to Norwest in its sole discretion. As a result of an analysis of the probable competitive effects of the Merger, including conversations with the staff of the Federal Reserve System, in the application to the Federal Reserve Board, Norwest committed to sell the Bank of Montana branches in Lewistown, Montana and Anaconda, Montana and the Montana Bank branch in Butte, Montana to competitively suitable acquirors. Norwest committed itself to execute agreements for the sale of such branches prior to the Effective Date of the Merger and to consummate such sales within 180 days after the Effective Date of the Merger. Therefore, it will be a condition of any Federal Reserve Board approval that Norwest comply with these commitments. BMS has agreed to cooperate with Norwest in the sale of these branches. There can be no assurances that Norwest will be able to execute an agreement to sell such branches prior to the Effective Date of the Merger on terms and conditions acceptable to it or that Norwest will be able to consummate such sales within 180 days after the Effective Date of the Merger. If Norwest does not consummate such sales within such 180-day period, it has committed itself in its application to the Federal Reserve Board, to transfer the three branches to an independent trustee with full discretion to sell them to a purchaser acceptable to the Federal Reserve System without regard to price. There also can be no assurance that the Federal Reserve Board will not impose other conditions which may be unduly burdensome to Norwest. See "Conditions to the Merger," "Business Pending the Merger," and "Management and Operations After the Merger."

      There likewise can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, what the result would be. Any approval of the application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders.

      Effective October 1, 1993, the Montana Bank Act, Sections 32-1-101 et seq., Montana Code Annotated, was amended to permit a bank holding company that does not have its headquarters in Montana and that either has its headquarters in Colorado, Idaho, Minnesota, North Dakota, South Dakota, Wisconsin, and Wyoming or that controlled a bank in Montana on January 1, 1993 to acquire control of a bank located in Montana under the following circumstances: if the laws of such Reciprocal States authorized a Montana bank holding company to acquire a bank in such Reciprocal States under terms and conditions substantially similar to the terms and conditions imposed by Montana law; and if the bank to be acquired has been conducting business continuously for at least six years prior to the acquisition. Montana law requires that a bank holding company seeking to acquire a bank located in Montana file with the Montana Department of Commerce a copy of the applications submitted to the federal banking regulatory agency and a statement verifying that the bank holding company will not control more than 18% of all deposits in federally insured banks, savings associations and credit unions in Montana and that all bank holding companies headquartered outside of Montana will not control more than 49% of all deposits in federally insured banks and savings associations in Montana. The Montana law provides for the publication of notice and public comment on the applications and authorizes the Montana Department of Commerce to intervene in or take other action in the federal banking regulatory authority proceedings. See "Background of and Reasons for the Merger" and "INFORMATION ABOUT BMS-- Business--Supervision and Regulation."

      Norwest filed copies of the Federal Reserve Board applications and the statements required by Montana law with the Montana Department of Commerce on November 3, 1993 and believes that the Montana and Minnesota laws authorizing limited interstate banking are substantially similar. There can be no assurance, however, that the Montana Department of Commerce will not intervene or take other action with respect to the Merger or, if such intervention or action were taken, what its result would be.

      Norwest and BMS are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof or as to what conditions, if any, may be imposed in such approvals. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Time of the Merger," and "Waiver, Amendment, and Termination."

  BUSINESS PENDING THE MERGER

       Under the Merger Agreement, BMS and each of its subsidiaries are generally obligated to maintain their corporate existence in good standing; to maintain the general character of their business and conduct their business in its ordinary and usual manner; to maintain proper business and accounting records in accordance with reasonable business practices; to maintain their properties in good repair and condition, ordinary wear and tear excepted; to maintain in all material respects presently existing insurance coverage; to use their best efforts to preserve their business organization intact, to keep the services of their present principal employees and to preserve their good will and the good will of their suppliers, customers and others having business relationships with them; to use their best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; to comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of BMS and each of its subsidiaries (including, without limitation, the Americans With Disabilities Act), the non-compliance with which reasonably could be expected to have a material adverse effect on BMS and its subsidiaries taken as a whole; and to permit Norwest and its representatives (including KPMG Peat Marwick) to examine the books, records and properties, and to interview the officers, employees and agents, of BMS and its subsidiaries at any time during normal business hours, provided however that no such examination by Norwest or its representatives either before or after the date of the Merger Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of BMS set forth in the Merger Agreement.

       The Merger Agreement also provides that, prior to the Effective Time of the Merger, neither BMS nor any of its subsidiaries will (without the prior written consent of Norwest) amend or otherwise change its articles of incorporation or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000, except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Merger Agreement; make any investments, except investments made by BMS subsidiaries in the ordinary course of business for terms of up to two years and in amounts of $1,000,000 or less; except for the termination of MBI's ESOP and the merger of the 401(k) plans of MBI and BMS and except as requested by Norwest, amend or terminate any "employee benefit plan" (as defined in the Employee Retirement Income Security Act of 1974, as amended), except as required by law; make any contributions to any such plan except as required by the terms of such plan in effect as of the date of the Merger Agreement; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of BMS, except pursuant to and as required by the ESOP (see "Terms of the Merger"); increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices and except that BMS and its subsidiaries may enter into severance and bonus agreements with certain specified employees (see "Interests of Certain Persons in the Merger; Certain Transactions" for a description of such agreements, and see "Terms of the Merger" for their effect on the Exchange Ratio); sell or otherwise dispose of any shares of the capital stock of any BMS subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

       Furthermore, the Merger Agreement provides that neither BMS nor any of its subsidiaries will (without prior consultation with Norwest) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of the Merger Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $500,000, no more than $100,000 of which shall be unsecured loans or extensions of credit.

      Neither BMS nor any of its subsidiaries, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with or execute any agreement in principle or definitive agreement with any corporation, partnership, person, or other entity or group (other than Norwest or its representatives) concerning, any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of BMS or any of its subsidiaries; (ii) to make a tender or exchange offer for any shares of BMS Common Stock or other equity security;
  (iii) to purchase, lease, or otherwise acquire the assets of BMS or any of its subsidiaries, except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with BMS or any of its subsidiaries. Any offer or inquiry to BMS or any of its subsidiaries concerning any of the foregoing must be promptly disclosed, along with the terms thereof, to Norwest.

      BMS also agreed in the Merger Agreement that neither BMS nor its subsidiaries will take any action (other than actions required under the Merger Agreement or requested by Norwest, if any) that would disqualify the Merger as a pooling of interests for accounting purposes and that BMS would establish such additional accruals and reserves that are necessary to conform to the accounting and credit loss reserve practices and methods of Norwest and to reflect Norwest's plans with respect to the conduct of BMS's business following the Merger and to provide for certain costs and expenses relating to the Merger.

      BMS has also agreed not to consummate the planned merger of Montana Bank into Bank of Montana, but to use its best efforts to obtain extensions from the appropriate regulatory authorities to permit consummation of the Merger of the bank subsidiaries at some future date. As of December 13, 1993, the Federal Reserve Board had extended until March 18, 1994 its approval of the consummation of such merger.

      The Merger Agreement also provided that BMS would take certain actions with respect to its planned acquisition of Heritage. Subsequent to the execution of the Merger Agreement, BMS assigned its rights to acquire Heritage. Norwest consented to the assignment and waived compliance by BMS with the provisions of the Merger Agreement that related to Heritage or to the proposed Heritage acquisition. See "Conditions to the Merger" and "Interests of Certain Persons in the Merger; Certain Transactions."

      BMS also agreed in the Merger Agreement to cooperate with Norwest in the sale of the Bank of Montana branches in Lewistown, Montana and Anaconda, Montana and one, but not both, of the Bank of Montana and Montana Bank branches in Butte, Montana to the extent such branches must be sold (see "Conditions to the Merger" and "Regulatory Approvals") and in the sale of the business of escrowing title under contracts for deed or bank contracts and the related services in which BMS and its subsidiaries are engaged (the "Escrow Business"). Such cooperation may include legally effecting such sales immediately prior to the Effective Time of the Merger and permitting potential purchasers to examine the books, records and properties of and to interview officers, employees and agents of BMS and its subsidiaries at any time during normal business hours. BMS also agreed to use its best efforts to sell the insurance business conducted under the name "Roundup Agency." Such sale was consummated on November 1, 1993.

      BMS has also agreed to pay in full all indebtedness of BMS to Norwest Bank, immediately prior to the Effective Time of the Merger. Norwest Corporation has agreed in the Merger Agreement to loan BMS, immediately prior to the Effective Time of the Merger, sufficient funds to enable BMS to pay such indebtedness in full. See "Interests of Certain Persons in the Merger; Certain Transactions" for a description of such indebtedness. It is a condition to the closing that such indebtedness be paid and that BMS deliver the stock it owns in its subsidiaries to Norwest free and clear of all liens. See "Conditions to the Merger."

      In the Merger Agreement, Norwest and BMS agreed that BMS would retain Norwest as an independent contractor to provide assistance with the operations, data processing and internal audit functions of BMS. The Exchange Ratio will be reduced based on the amount that Norwest will be compensated. See "Terms of the Merger" and "Interests of Certain Persons in the Merger; Certain Transactions." It is a condition to the Merger that the operations and data processing functions be operating in a manner satisfactory to Norwest. See "Conditions to the Merger."

      BMS also agreed in the Merger Agreement to complete certain environmental remediation at the Montana Bank branch sites in Roundup, Montana and Big Sandy, Montana and the Heritage site in Great Falls, Montana or if it is not practicable to complete such remediation using due diligence prior to the Effective Date of the Merger, to develop and implement, prior to the Effective Date of the Merger, a comprehensive plan acceptable to Norwest to complete such environmental remediation. In no event shall BMS be required to incur cost in excess of $100,000 for conducting such remediation or implementing such remediation plans, provided that if the Net Cost of such remediation and remediation plans exceeds $100,000, Norwest shall not be obligated to close unless BMS elects to reduce the Exchange Ratio by taking into account the full amount of the Net Cost (including the amount by which the Net Cost exceeds $100,000) although Norwest has the right to waive such requirement in which event BMS would be obligated to close and the amount by which the Net Cost exceeds $100,000 would not be taken into account in determining the reduction to the Exchange Ratio. See "Terms of the Merger" for a further discussion of the effect of the Net Cost on the Exchange Ratio. See also "Conditions to the Merger." BMS has assigned its rights to acquire Heritage and Norwest consented to the assignment and waived compliance with this covenant as it relates to Heritage. See "Interests of Certain Persons in the Merger; Certain Transactions" for a further discussion of BMS's assignment of its rights to acquire Heritage.

      BMS has agreed that prior to the Effective Time of the Merger it will not declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except that it may pay regular quarterly cash dividends not exceeding $0.42 per share each quarter and except that if the Effective Date of the Merger occurs on or before the record date for Norwest Common Stock for a particular quarterly dividend period, BMS may pay a cash dividend equal to $846,164, minus the dividend paid on 4,200,000 shares of Norwest Common Stock the preceding quarter, prorated for the number of days in such dividend period that precede the Effective Date of the Merger, divided by the number of outstanding shares of BMS Common Stock. For example, the record date for the Norwest Common Stock dividend for the fourth quarter was November 5, 1993, the dividend on Norwest Common Stock for such quarter was $0.165 per share, BMS paid its third quarter dividend on August 26, 1993, and the number of outstanding shares of BMS Common Stock on November 1, 1993 was 2,014,676. If the Effective Date of the Merger had been on November 1, 1993, BMS would have been permitted, under the terms of the Merger Agreement, to declare a dividend of $.06 per share for the fourth quarter. Any of the BMS Subsidiaries may declare and pay any regular dividend in accordance with applicable law.

  WAIVER, AMENDMENT, AND TERMINATION

      Either Norwest or BMS may, in writing, waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Merger Agreement.

      At any time before the Time of Filing the parties may amend the Merger Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Merger by the BMS shareholders may adversely affect the consideration to be received by the BMS shareholders.

      The Merger Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by April 15, 1994, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; or (iv) by BMS by written notice to Norwest given no later than 5:00 p.m. Minneapolis time on the first business day immediately preceding the scheduled Closing Date in the event that the Norwest Measurement Price is less than $23.50 per share. Certain provisions of the Merger Agreement relating to (a) the duty of each party to preserve the confidentiality of certain information of the other party, (b) Norwest's duty to indemnify and hold BMS harmless for losses caused by Norwest in connection with Norwest's environmental investigation of BMS, and (c) expenses incurred in connection with the Merger Agreement, will survive the termination of the Merger Agreement pursuant to the above described termination provisions.

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

      After the Merger, BMS will become a direct subsidiary of Norwest. Bank of Montana and Montana Bank will remain wholly owned subsidiaries of BMS and will become indirect subsidiaries of Norwest. Norwest will operate at the present locations of Bank of Montana and Montana Bank providing products and services offered by Norwest affiliates. In its application to the Federal Reserve Board, Norwest has committed itself to consummate the sale of the Bank of Montana branches in Lewistown, Montana and Anaconda, Montana and the Montana Bank branch in Butte, Montana to competitively suitable acquirors within 180 days after the Effective Date of the Merger. See "Regulatory Approvals" for a further discussion of such sales. In addition, Norwest also intends to sell the Escrow Business. See "Business Pending the Merger" for a further discussion of such sale.

  INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN TRANSACTIONS

       The Board of Directors of BMS was aware of the agreements, transactions and interests of certain persons in the Merger described below and considered them, among other matters, in recommending approval of the Merger and the transactions contemplated thereby.

       Under the Merger Agreement, Norwest, for three years following the Effective Time of the Merger, must maintain directors' and officers' liability insurance in favor of BMS's directors and officers with respect to future claims arising from facts or events that occurred before the Effective Time of the Merger. Such insurance must contain terms and conditions no less favorable than the policies currently maintained by BMS in favor of its directors and officers. Norwest must also insure that all rights to indemnification and all limitations of liability existing in favor of any director, officer, employee, fiduciary or agent of BMS or its subsidiaries in BMS's Articles of Incorporation and Bylaws or similar governing documents of any subsidiary of BMS, as in effect on the date of the Merger Agreement, or allowed under applicable law as in effect on such date, with respect to claims arising from facts or events that occurred before the Effective Time of the Merger, shall survive the Merger and shall continue in full force and effect, without amendment, for a period of not less than three years from the Effective Time of the Merger.

       Under the Merger Agreement, BMS must terminate the Service Agreement, between BMS and Central Financial Services, Inc. ("Central Financial"), pursuant to which Central Financial provides management, accounting and data processing services to BMS and a Sublease Agreement between BMS and Central Financial pertaining to the lease of office facilities in Golden Valley, Minnesota. John Morrison, an officer and director of BMS, owns all of the capital stock of Central Financial and Michael Pint, also an officer and director of BMS, is President and a director of Central Financial. In addition, pursuant to the Merger Agreement, BMS must terminate all key man and split dollar life insurance policies and related death benefit agreements. Edward C. Lamb, a director and Executive Vice President of BMS, is a beneficiary of a key man life insurance policy. Mr. Morrison and Mr. Pint are beneficiaries of split dollar life insurance policies. The termination of the Service Agreement, the Sublease Agreement and the insurance policies is to be effective no later than the Effective Date of the Merger and is to be effected without payment of any consideration, penalty or other amount with respect to such termination by BMS or its subsidiaries. BMS has also agreed to use its best efforts to cancel all correspondent service contracts and correspondent master data processing contracts between BMS Computer Corporation, a subsidiary of BMS, and all entities other than Bank of Montana and Montana Bank at the lowest possible cost, which costs must be approved in advance by Norwest. Central Bank of Stillwater, Minnesota ("Central Bank") and First National Bank of Barron in Barron, Wisconsin ("Barron") have such contracts. Mr. Morrison owns 100% of Central Bank and Mr. Pint is a director of Central Bank and Barron.


       Under that certain Combination Stock Purchase Agreement and Agreement and Plan of Merger, dated as of July 1, 1993 (the "Heritage Acquisition Agreement"), by and among BMS, Bank of Montana, John Buchanan and Sheila Buchanan (the "Buchanans") and Heritage, BMS, subject to the satisfaction of certain conditions in the Heritage Acquisition Agreement, was obligated to acquire the outstanding Common Stock of Heritage held by the Buchanans and to consummate certain other transactions contemplated by the Heritage Acquisition Agreement. BMS has entered into a Conditional Termination and Assignment Agreement, dated as of January 19, 1994, whereby BMS assigned its rights under the Heritage Acquisition Agreement to a corporation ("Heritage Acquisition Corporation") of which Barbara Forster, an officer and director of BMS, is the sole shareholder (the "Assignment"). The Assignment has been structured so that the consummation of any business combination between Heritage Acquisition Corporation and Heritage will not be effected prior to the Effective Date of the Merger and BMS will retain its right to acquire Heritage on the same terms and conditions currently in place under the Heritage Acquisition Agreement in the event that the Merger is not consummated. On November 10, 1993, Norwest consented to the Assignment and waived compliance by BMS with certain provisions of the Merger Agreement with respect to Heritage and the Heritage Acquisition Agreement. The Assignment will not affect the Exchange Ratio.

       BMS is currently indebted to Norwest Bank in the principal amount of $18.3 million pursuant to a Note, dated March 31, 1993, executed by BMS in favor of Norwest Bank. The outstanding principal on the Note is payable in increasing installments of principal through December 31, 2001. Interest on the Note is payable quarterly at an annual rate of interest equal to Norwest Bank's "base" or "prime" lending rate. Approximately $8,516,000 of the proceeds of the Note were used by BMS to pay a portion of the purchase price in connection with BMS's acquisition of MBI. See "INFORMATION ABOUT BMS-- Business--Recent Developments" for a discussion of the acquisition of MBI. The balance of the proceeds of the Note was used to refinance existing indebtedness to Norwest Bank incurred primarily in connection with other bank acquisitions by BMS. Repayment of the Note is secured by all of the capital stock of the subsidiary banks. Certain of Norwest's affiliates and BMS have also entered into additional agreements relating to correspondent-bank practices such as: demand deposit accounts, brokerage and safekeeping arrangements, a revolving line of credit, repurchase agreements, secured and unsecured "Fed Funds" lines and other non-lending account and customer relationships. These agreements have all been established on substantially the same terms as those generally established from time to time by Norwest banking or brokerage affiliates for comparable account and customer relationships with their business, correspondent banking or brokerage customers. Under the terms of the Merger Agreement, prior to the Effective Time of the Merger, Norwest will make a loan to BMS to enable BMS to pay in full its indebtedness to Norwest Bank.

       John Morrison is currently indebted to Norwest Bank in the principal amount of $16.8 million pursuant to two Notes (the "Morrison Notes") dated March 31, 1993 and April 20, 1993, each executed by Mr. Morrison in favor of Norwest Bank. The outstanding principal on the Morrison Notes is payable in increasing installments of principal through March 2003. The proceeds of the Morrison Notes were used by Mr. Morrison to finance his purchases of BMS Common Stock from time to time, including in connection with the financing of the acquisition of MBI by BMS, and for other business purposes. See "INFORMATION ABOUT BMS--Business--Recent Developments." The Morrison Notes are secured by substantially all of the BMS Common Stock held by Mr. Morrison and Mr. Pint and certain shares held by Ms. Forster. Mr. Morrison is also indebted to Norwest Bank pursuant to a commercial real estate mortgage loan in the principal amount of $210,100 which is due in November of 1994 and carries an interest rate of 4.35%. Michael Pint is currently indebted to Norwest
  Bank in the principal amount of $750,000 pursuant to a Demand Note (the "Pint Note") dated November 24, 1993, executed by Mr. Pint in favor of Norwest
  Bank. The proceeds of the Pint Note were used by Mr. Pint to acquire his BMS Common Stock from time to time from 1989 to 1991 and for other business purposes. The Pint Note is also secured by substantially all of the BMS Common Stock held by Mr Morrison and Mr. Pint and certain shares held by Ms. Forster. One of the Morrison Notes and the Pint Note accrue interest on the outstanding principal at an annual rate at or above Norwest Bank's "base" or "prime" lending rate and contain substantially the same terms as those generally established from time to time by Norwest Bank for comparable lending relationships. The other Morrison Note carries an interest rate of 2% over the federal funds rate.

       The Merger Agreement permits BMS to enter into severance and bonus agreements with certain specified employees including Steven Feurt, a director of BMS prior to March 31, 1992, and Edward Lamb, currently a director of BMS. Such agreements may provide that, for a period of one year from the Effective Date of the Merger, in the event that Norwest terminates such person's employment other than for cause, such person will receive a severance payment equal to the number of weeks from but excluding the date of termination through the date that is one year from the Effective Date of the Merger divided by 52 and then multiplied by such person's current annual salary. See "Terms of the Merger" for a discussion of the related reduction in the Exchange Ratio.

       Under the Merger Agreement, BMS has agreed to retain Norwest as an independent contractor to provide assistance to BMS in the operations, data processing and internal audit functions including integrating such functions at Bank of Montana with such functions at Montana Bank. BMS has entered into an agreement with Norwest whereby Norwest is providing such services for an amount equal to the salary, cost of benefits and out of pocket expenses for each employee of Norwest who performs any such services. The Exchange Ratio will be reduced based on the amount that Norwest will be compensated. See "Terms of the Merger." If the Merger is not consummated, the agreement automatically terminates. It is a condition to the Merger that the operations and data processing functions be operating in a manner satisfactory to Norwest. See "Conditions to the Merger."

       On July 25, 1992, Norwest entered into an Agreement and Plan of Reorganization with Rocky Mountain Bankshares, Inc. ("RMBI") pursuant to which a wholly owned subsidiary of Norwest was merged into RMBI (the "RMBI
  Merger").  The RMBI Merger
  was consummated on January 8, 1993. RMBI was a bank holding company that owned The Bank of Aspen, a bank chartered under the laws of the state of Colorado. John M. Morrison owned 24.5% of the outstanding common stock of RMBI. W. Duncan MacMillan owned 33.0% of the outstanding common stock of RMBI. Michael J. Pint owned 9.5% of the outstanding common stock of RMBI. Messrs. Morrison, Pint, and MacMillan each received Norwest Common Stock in exchange for their shares of RMBI Common Stock pursuant to the RMBI Merger.

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

       The rights of BMS shareholders are governed by the Restated Articles of Incorporation of BMS, as amended (the "BMS Articles"), the Bylaws of BMS (the "BMS Bylaws") and the laws of the State of Montana. The rights of Norwest stockholders are governed by the Restated Certificate of Incorporation of Norwest, as amended (the "Norwest Certificate"), the By-Laws of Norwest (the "Norwest By-Laws") and the laws of the State of Delaware. After the Merger becomes effective, the rights of BMS shareholders who become Norwest stockholders will be governed by the Norwest Certificate, the Norwest By-Laws and the laws of the State of Delaware. In certain respects, rights of BMS shareholders and Norwest stockholders are similar. While it is not practical to describe all changes in the rights of BMS shareholders that will result from the application of Delaware law in lieu of Montana law and the differences between the BMS Articles and Bylaws and the Norwest Certificate and Bylaws, the following is a summary of certain significant differences.

       Capital Stock

       The BMS Articles authorize the issuance of 4,000,000 shares of capital stock, par value $2.50 per share, and do not authorize the issuance of preferred stock. BMS currently has outstanding only one class of capital stock. Accordingly, all BMS shareholders have equal rights and preferences with respect to dividends and distributions upon liquidation. The Norwest Certificate authorizes the issuance of 500,000,000 shares of common stock, par value $1-2/3 per share (the "Norwest Common Stock"), of which 290,770,768 shares were outstanding and 2,328,700 were held as treasury shares at September 30, 1993, and 5,000,000 shares of preferred stock (the "Norwest Preferred Stock") of which 2,276,500 shares were outstanding at September 30, 1993, and 1,000,000 shares are reserved for issuance upon the exercise of certain rights described below.

       Norwest has authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Norwest Preferred Stock. Norwest has also authorized for issuance from time to time and registered with the Commission pursuant to a universal shelf registration statement, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price not to exceed $1,000,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the current number of shares of Preferred Stock authorized for issuance under Norwest's Certificate of Incorporation, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed, respectively, 5,000,000 shares of Preferred Stock, and 500,000,000 shares of Common Stock.

       All or any portion of the authorized but unissued Norwest Preferred Stock or Shelf Securities issuable as, or convertible into, Norwest Preferred Stock may be issued by the Board of Directors of Norwest without further action by Norwest stockholders. Holders of Norwest Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Norwest Common Stock. The relative rights and preferences of any Norwest Preferred Stock issued in the future may be established by the Norwest Board of Directors without stockholder action. Although management has no current plans for the issuance of any shares of Norwest Preferred Stock, except as disclosed in this Proxy Statement-Prospectus, such shares of Norwest Preferred Stock, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of Norwest Common Stock.

       Rights to Purchase Norwest Preferred Stock

       On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Merger, will receive the Rights with their shares. The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

       Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Norwest including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The stated purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

       The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable. The Rights have certain additional features that will be triggered upon the occurrence of specified events:

            (i) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Norwest Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

            (ii) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

            (iii) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

       The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

       At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

       The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

       Election of Directors

       All holders of BMS Common Stock have the right of cumulative voting, that is, the right to vote the number of shares held, multiplied by the number of directors to be elected, and to cast such votes for one director or distribute such votes among as many nominees as desired. Stockholders of Norwest do not have the right of cumulative voting, but instead are entitled to one vote for each share of capital stock held. Under Delaware law, directors are elected by a plurality of votes.

       Required Vote for Authorization of Certain Actions

       The Montana Business Corporation Act (the "MBCA") generally requires the affirmative vote of the holders of two-thirds of the outstanding shares of each class entitled to vote to approve a merger, consolidation, share exchange, or sale, lease, exchange, or other disposition of all or substantially all of a corporation's property not made in the regular course of business. In certain circumstances, the holders of outstanding shares of a class of capital stock of a Montana corporation are entitled to vote as a separate voting group, regardless of whether the articles of incorporation provide that such shares of capital stock are entitled to vote. However, no vote of shareholders of a Montana corporation is required to approve a merger if (i) that corporation is the surviving corporation of the merger, (ii) the related plan of merger does not amend the corporation's articles of incorporation in a manner that would require a shareholder vote, (iii) each shareholder of the surviving corporation whose shares are outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger, and (iv) the number of voting shares or shares entitled to participate without limitation in distributions of the corporation to be issued in the merger, or to be issuable upon conversion of any convertible instruments to be issued in the merger, does not exceed 20% of the voting shares or participating shares, as the case may be, of that corporation outstanding immediately before the merger.

        Under Delaware law, the vote of a simple majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of Norwest's corporate assets. With respect to a merger, no vote of the stockholders of Norwest is required if Norwest is the surviving corporation and (i) the related agreement of merger does not amend the Norwest Certificate, (ii) each share of stock of Norwest outstanding immediately before the merger is an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of Norwest stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest Common Stock outstanding immediately before the merger.

       Amendment of Corporation Charter

       Under the MBCA, the Board of Directors can establish conditions for the amendment of the Articles of Incorporation (e.g., super-majority vote, no more than a given percentage dissent, etc.). The Board of Directors is required to make a recommendation on the desirability of any amendment (unless a conflict of interest prohibits them from doing so). The MBCA provides that certain significant amendments to articles of incorporation, but not all amendments, must be approved by the shareholders. Pursuant to Section 35-1-227 of the MBCA, the vote of shareholders needed to approve an amendment depends in part on the voting groups entitled to vote separately on the amendment and in part on whether any of those voting groups would be entitled to dissenter's rights if the amendment were adopted. Generally, if dissenter's rights would not arise in connection with the amendment, Section 35-1-528 of the MBCA provides that if a quorum exists, action on a matter other than the election of directors is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the MBCA require a greater number of affirmative votes. If the amendment would give rise to dissenters' rights under the MBCA, the amendment must be approved by the holders of a majority of the outstanding shares of each voting group that will have dissenters' rights if the amendment were adopted, unless the articles of incorporation, the board of directors or the MBCA specifies a greater quorum or voting requirement for a voting group to approve an amendment of any type.

       Delaware law requires the vote of a simple majority of the outstanding shares of Norwest Common Stock in order to amend the Norwest Certificate.

       Dissenters' Rights

       Under the MBCA, any shareholder of a corporation is entitled to receive payment of the fair value of such shareholder's shares of capital stock if such shareholder properly dissents from (i) any merger, share exchange or consummation of a sale or exchange of all or substantially all of the property of the corporation not made in the regular course of business for which a vote of such shareholder is required, (ii) any corporate action that results in an amendment of the articles of incorporation that materially and adversely affects rights with respect to a dissenter's shares because it alters or abolishes a preferential right of the shares, creates, alters or abolishes a right in respect of redemption, alters or abolishes a preemptive right of the holder of the shares, excludes or limits the right of the shares to be voted on any matter or to cumulate votes, or reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash, or (iii) any other corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares. See the more detailed discussion below under "Dissenters' Rights."

       Under Delaware law, a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 persons or (ii) shares of the corporation surviving a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the merger to accept anything other than
  (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation which are also listed on the national securities exchange or held by more than 2,000 holders, or (c) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Norwest Certificate. Because shares of Norwest Common Stock are listed on both the NYSE and the CHX, and Norwest has more than 2,000 stockholders of record, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

       Special Meetings

       Under the MBCA and the BMS Bylaws, a special meeting of BMS shareholders may be called by the Chairman, the President or by the Board of Directors, and must be called by the President at the request of holders of not less than 10% of all outstanding shares of the corporation entitled to vote at the meeting. Under Delaware law and the Norwest By-Laws, a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

       Anti-Takeover Statutes

       Montana does not have an anti-takeover statute. The Delaware anti-takeover statute governs "business combinations" between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an "interested stockholder." This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (i) the board of directors approved the business combination before the stockholder became an interested stockholder, (ii) upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders, or (iii) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

       Dividends and Distributions

       Distributions to shareholders of a Montana corporation, including redemptions, repurchases and dividends, may not be made if any such distribution would render the corporation unable to meet its liabilities in the ordinary course of business or, if as a result of such distribution, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made.

       A Delaware corporation may make repurchases or redemptions that do not impair capital and may pay dividends out of any surplus account (generally the stockholders' equity of the corporation less the par value of the capital stock outstanding) or, if there exists no surplus, out of net profits of the current and preceding fiscal years (provided that certain provisions must be made for preferences of outstanding stock having a liquidation preference). Dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

       Norwest and BMS are subject to the same Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "INFORMATION ABOUT BMS" and "CERTAIN REGULATORY
  CONSIDERATIONS."

       Action Without a Meeting

       Under the MBCA, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action and is evidenced by written consents. Delaware law permits any action required or permitted to be taken at a stockholder's meeting to be taken by written consent, signed by the holders of a number of shares that would have been required to effect the action at an actual meeting of the stockholders at which all shares entitled to vote were present and voted. Generally, holders of a majority of outstanding shares can effect such an action. Delaware law also provides that a corporation's certificate of incorporation may restrict or prohibit stockholders' action without a meeting. The Norwest Certificate does not restrict or prohibit stockholders' action without a meeting.

       Removal of Directors

       Under the MBCA and the BMS Articles, the shareholders of a Montana corporation may remove one or more directors with or without cause. In addition, any director or the entire Board of Directors may be removed only by a vote of the holders of two-thirds of the shares entitled to vote at an election of directors. A director may not be removed if the votes cast against the removal of such director would be sufficient to elect him if cumulatively voted at an election of the entire board of directors. Under Delaware law, any director or the entire Board of Directors of Norwest may be removed with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors.

       Limitation of Director Liability and Indemnification in Certain Circumstances

       Under the MBCA, a director of a Montana corporation is not liable for any action taken as a director or for any failure to take any action if he or she performed the duties of a director's office in good faith, with the care an ordinarily prudent person in a similar position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation.

       The BMS Bylaws generally provide that BMS must indemnify its officers and directors made a party to any action, suit, or proceeding, whether civil or criminal, from any judgments, penalties, and reasonable expenses, including attorneys' fees, if such person was made a party to the action by reason of the fact that he or she was an officer or director of BMS and he or she conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official capacity with BMS, that his or her conduct was in the best interests of BMS; (ii) in all other non-criminal cases, that his or her conduct was at least not opposed to BMS's best interests; and (iii) in the case of criminal proceedings, that he or she had no reasonable cause to believe the conduct was unlawful.

       If the action was by or in the right of BMS (a "derivative action"), indemnification is only available for any reasonable expenses incurred. No indemnification is available where the officer or director is adjudged liable to BMS or in which the officer or director has been adjudged liable on the basis that he or she improperly received a personal benefit. The board of directors of BMS or a court of competent jurisdiction must determine, prior to any indemnification, that the director or officer has met the applicable standard of conduct set forth in the bylaws.

       Expenses incurred in defending any action may be paid by BMS in advance of the final disposition of such action upon receipt of an undertaking by a director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified. The indemnification provided by the Bylaws is substantially similar to the indemnification provisions in the MBCA. The MBCA, however, provides that the indemnification provisions in a corporation's articles, bylaws, resolutions or contracts are invalid to the extent they are inconsistent with the statute.

       Under Delaware law, absent a provision in the certificate of incorporation to the contrary, directors can be held liable for gross negligence in connection with the decisions made on behalf of the corporation and the performance of their duty of care, but will not be liable for simple negligence. As permitted under Delaware law, the Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of a director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the Norwest Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       Delaware law provides that directors, officers, and other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. In the case of derivative actions, Delaware law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by Delaware law.

       The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by Delaware law, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board of Directors. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by Delaware law, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under Delaware law.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise.

       Shareholder Derivative Proceedings

       Under Delaware and Montana law, before a shareholder may bring an action by or on behalf of the corporation (a "derivative action"), a shareholder must make a demand on the corporation's Board of Directors to remedy the situation about which the shareholder complains. Under Delaware law, the demand requirement may be excused if the shareholder can show that such demand would be futile because the alleged wrongdoers comprised or controlled a majority of the Board of Directors. Under the MBCA, the futility exception to the demand requirement has been eliminated. Therefore, a shareholder bringing a derivative action on behalf of a Montana corporation will be required in all instances to make a demand on the corporation's Board of Directors.

       In addition to being subject to the laws of Montana and Delaware, respectively, both BMS and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

  DISSENTERS' RIGHTS

       Any shareholder of BMS may, as an alternative to receiving a consideration specified in the Merger Agreement, dissent from the Merger and obtain payment of the fair value of such shareholder's BMS Common Stock pursuant to Sections 35-1-826 through 35-1-839 of the MBCA. "Fair Value" with respect to a dissenter's shares, means the value of the shares immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. Any BMS shareholder contemplating exercising the right to demand such payment should carefully review Sections 35-1-826 through 35-1-839 of the MBCA, a copy of which is included as Appendix B to this Proxy Statement-Prospectus, and in particular the required procedural steps. A SHAREHOLDER WHO FAILS TO COMPLY WITH THESE PROCEDURAL REQUIREMENTS MAY LOSE THE RIGHT TO DISSENT.

       Set forth below, to be read in conjunction with the full text of Sections 35-1-826 through 35-1-839 of the MBCA, is a summary of the procedures relating to the exercise of dissenters' rights. The following summary does not purport to be complete and is qualified in it entirety by reference to Appendix B. As used in the following discussion, "BMS" means BMS before the Effective Time of the Merger and Norwest as BMS's successor after the Effective Time of the Merger.

       A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. In that event, such shareholder's rights shall be determined as if the shares as to which such shareholder dissents and such shareholder's other shares were registered in the name of different shareholders. A beneficial shareholder may assert dissenters' rights as to shares held on such shareholder's behalf only if such shareholder submits to the corporation a written consent by the record holder to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and such shareholder does so with respect to all shares of which the shareholder is the beneficial owner or over which such shareholder has power to direct the vote.

       Any BMS shareholder who wishes to dissent must deliver to BMS, prior to the vote on the Merger Agreement, a written notice of intent to demand payment for such shareholder's shares if the Merger is effectuated. In addition, the shareholder must refrain from voting in favor of the Merger Agreement. A shareholder who fails to deliver the notice on time or who votes in favor of the Merger Agreement will not have any dissenters' rights. If a shareholder returns a signed proxy but does not specify a vote against approval of the Merger Agreement or a direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving that shareholder's dissenters' rights.

       If the Merger Agreement is approved by the required vote, BMS is required to deliver a written dissenters' notice to all shareholders who gave a timely notice of intent to demand payment and who did not vote in favor of the Merger Agreement. The notice must be sent no later than 10 days after the Merger Agreement is approved and must (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited,
  (ii) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not such shareholder acquired beneficial ownership of the shares before that date, (iv) set a date by which BMS must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required dissenters' notice is delivered, and (v) be accompanied by a copy of Sections 35-1-826 through 35-1-839 of the MBCA.

       A shareholder who is sent the dissenters' notice described above must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice, and deposit such shareholder's certificates in accordance with the terms of the notice. A shareholder who does not demand payment or deposit certificates where and when required is not entitled to payment for such shareholder's shares. A shareholder who demands payment and deposits his certificates as requested by the dissenters' notice retains all other rights of a shareholder until such rights are canceled by the consummation of the Merger. BMS may restrict the transfer of uncertificated shares from the date of the demand for payment until the Merger is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder until those rights are canceled by the consummation of the Merger.

       Except as provided in the following paragraph, as soon as the Merger is effectuated or upon receipt of the payment demand, BMS must pay each dissenter who complied with the foregoing requirements the amount BMS estimates to be the Fair Value of the dissenters' shares plus accrued interest. The payment must be accompanied by certain financial information concerning BMS, a statement of BMS's estimate of the Fair Value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with the payment or offer (as further described in the next paragraph), and a copy of Sections 35-1-826 through 35-1-839 of the MBCA. If the Merger does not occur within 60 days after the date set in the dissenters' notice for demanding payment and depositing certificates, BMS must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Notwithstanding the foregoing, BMS may elect to withhold payment from any dissenter with respect to shares of which the dissenter or the person on whose behalf the dissenter acts was not the beneficial owner before September 14, 1993, the date of the first announcement to news media of the terms of the Merger. If BMS elects to withhold such payments, after the consummation of the Merger, BMS must estimate the Fair Value of the shares plus accrued interest and pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. BMS must send with its offer a statement of its estimate of Fair Value of the shares, an explanation of how interest was calculated and a statement of the dissenter's right to demand payment if he is dissatisfied with the offer.

       A dissenter may notify BMS in writing of the dissenter's own estimate of the Fair Value of the dissenter's shares and the amount of interest due with respect thereto and may demand payment of the dissenter's estimate, less any previous payment, or reject BMS's offer and demand payment of the Fair Value of the dissenter's shares and the interest due if (i) the dissenter believes that the amount paid or offered is less than the Fair Value of the dissenter's shares or that the interest due is incorrectly calculated, (ii) BMS fails to make payment within 60 days after the date set for demanding payment, or (iii) BMS, having failed to effectuate the Merger, does not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment. A dissenter waives the right to demand payment unless the dissenter notifies the corporation of his demand in writing within 30 days after BMS made or offered payment for the dissenter's shares.

       Within 60 days after any such subsequent demand is submitted by a shareholder, if such demand remains unsettled, BMS is required to file in an appropriate court in Montana, a petition to determine the Fair Value of the shares and accrued interest. If BMS does not commence the proceeding within the 60-day period, it is to pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the Fair Value of the dissenter's shares plus interest exceeds the amount paid by BMS or for the Fair Value plus accrued interest of his after-acquired shares for which BMS elected to withhold payment. The cost and expenses of any such court proceedings will be assessed against BMS except that the court may assess any part of those costs as an expense against all or some dissenters who are parties to the proceeding and whose action in demanding a payment in addition to that offered by BMS the court finds to be arbitrary, vexatious, or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against BMS and in favor of any or all dissenters if the court finds that BMS failed to comply substantially with the statutory requirements or against either BMS or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against BMS, it may award to the counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefitted.

       BMS shareholders considering exercising dissenters' rights should bear in mind that the Fair Value of their BMS Common Shares determined under Section 35-1-826 through 35-1-839 could be more than, the same as or less than the value of the consideration they will receive pursuant to the Merger Agreement if they do not exercise dissenters' rights.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       BMS expects that the Merger will be treated as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that for federal income tax purposes no gain or loss will be recognized by any shareholder of BMS upon receipt of Norwest Common Stock pursuant to the Merger, except upon the receipt of cash in lieu of fractional shares of Norwest Common Stock. The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. Instead, BMS will rely upon the opinion of Dorsey & Whitney, its special outside legal counsel, as to certain federal income tax consequences of the Merger to BMS's shareholders. It is a condition to the consummation of the Merger that BMS receive such opinion from Dorsey & Whitney. The opinion of Dorsey & Whitney will be based upon the facts described herein and upon certain representations made by BMS, Norwest and certain principal shareholders of BMS. The opinion of Dorsey & Whitney will also be based upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF BMS COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

       Based upon the facts and representations provided to it, and subject to various assumptions and qualifications, Dorsey & Whitney will opine that the following federal income tax consequences to the shareholders of BMS will result from the Merger:

            (i) The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

            (ii) No gain or loss will be recognized by the holders of BMS Common Stock upon the exchange of BMS Common Stock solely for Norwest Common Stock pursuant to the Merger (but see clause (v) below for the tax consequences of payments in lieu of fractional shares);

            (iii) The income tax basis of the Norwest Common Stock received by a stockholder of BMS pursuant to the Merger, including any fractional share interest deemed received as described in (v) below, will be the same as the income tax basis of the BMS Common Stock surrendered in exchange therefor;

            (iv) The holding period of the Norwest Common Stock received by a shareholder of BMS pursuant to the Merger will include the period during which the BMS Common Stock surrendered therefor was held, provided that such BMS Common Stock is a capital asset in the hands of the shareholder of BMS on the Effective Date of the Merger; and

            (v) A holder of BMS Common Stock receiving cash in lieu of a fractional share of Norwest Common Stock will be treated as having received the fractional share of Norwest Common Stock in the Merger and then having received the payment in lieu of the fractional share as a distribution in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

       The opinion described above will be based upon certain assumptions, including the assumption that the shareholders of BMS do not have any plan or intention to dispose of more than 50% of the Norwest Common Stock received pursuant to the Merger and the assumption that, after the Merger, BMS will meet the "substantially all" test defined by the Service which requires, in part, that BMS hold assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by BMS immediately prior to the Merger. For purposes of such assumptions, the Escrow Business and the Bank of Montana branches in Lewistown, Montana and Anaconda, Montana and the Montana Bank branch in Butte, Montana that may be disposed of after the Merger, as well as amounts paid by BMS to dissenting shareholders and amounts paid for reorganization expenses of BMS, will be considered as assets held by BMS immediately prior to the Merger.

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


       Norwest has represented that (other than the sale of the Escrow Business and the sale of such branches) it does not have any current plan or intention to take any action within the twelve month period following the Effective Date of the Merger that would cause BMS to violate the "substantially all" test. Norwest has further covenanted not to take any such action within the twelve-month period following the Effective Date of the Merger. The Merger Agreement provides that the BMS shareholders who are holders of record immediately prior to the Effective Time of the Merger are third party beneficiaries of the foregoing Norwest representation and covenant and are entitled to rely thereon.

       The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of the tax situation of each shareholder of BMS. It does not discuss all of the consequences that may be relevant to shareholders of BMS entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of BMS who acquired their BMS Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws.

  RESALE OF NORWEST COMMON STOCK

      The shares of Norwest Common Stock issuable to shareholders of BMS upon consummation of the Merger have been registered under the Securities Act.
  Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of BMS or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of BMS who are deemed to be "affiliates" of BMS may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Merger Agreement, BMS has agreed to use its best efforts to cause each BMS shareholder who is an executive officer or director of BMS or who may otherwise reasonably be deemed to be an affiliate of BMS to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of BMS. EACH SHAREHOLDER WHO MAY BE DEEMED TO BE AN AFFILIATE IS URGED TO CONSULT INDEPENDENT LEGAL COUNSEL CONCERNING APPLICABLE RESTRICTIONS ON RESALE.

      The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX effective upon official notice of issuance.

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



  EFFECT ON BMS EMPLOYEE BENEFIT PLANS

      Each person who is an employee of BMS or its subsidiaries as of the Effective Date of the Merger ("BMS Employees") will be eligible for participation in certain employee welfare benefit plans (as set forth in the Merger Agreement) and the Norwest Savings-Investment Plan, subject to any eligibility requirements (with full credit for years of past service to BMS or its subsidiaries, as the case may be, or to any predecessor-in-interest of BMS or its subsidiaries to the extent such service is presently given credit under the plans of BMS or its subsidiaries, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but, with respect to the employee welfare benefit plans, not subject to any pre-existing condition exclusions) and shall enter into such plans not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger. Each BMS Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

      Norwest currently has an automatic Dividend Reinvestment and Optional Cash Payment Plan which provides in substance, for those stockholders who elect to participate, that dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined in such plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined in such plan) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of BMS who receive Norwest Common Stock in the Merger will have the right to participate in such plan.

  ACCOUNTING TREATMENT

      It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles.

      Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Norwest and BMS will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of BMS will be combined with Norwest's on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the financial statements of Norwest.

      In order for the Merger to qualify for pooling of interests accounting treatment, among other things, substantially all (90% or more) of the outstanding BMS Common Stock must be exchanged for Norwest Common Stock. BMS has agreed not to take any action (other than actions required under the Merger Agreement or requested by Norwest) that would disqualify the Merger from pooling of interests treatment by Norwest.

      The unaudited per share data contained in this Proxy Statement-Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY--Comparative Unaudited Per Share Data."

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


  EXPENSES

      Norwest and BMS will each pay their own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of their respective accountants and counsel.


                             INFORMATION ABOUT BMS

  BUSINESS

       General

       BMS is a bank holding company registered under the BHC Act and headquartered in Great Falls, Montana. BMS was incorporated as a Montana corporation in 1956. BMS owns all of the outstanding capital stock of Bank of Montana, a bank chartered under the laws of Montana with 17 branches in 15 Montana communities. On March 31, 1993, BMS acquired all of the outstanding capital stock of MBI (see discussion under "Recent Developments" below). MBI is a bank holding company registered under the BHC Act and headquartered in Billings, Montana. MBI in turn owns approximately 99.6% of the outstanding capital stock of Montana Bank ("Montana Bank"), a bank chartered under the laws of Montana with 12 branches in 12 Montana communities. BMS also has certain other subsidiaries engaged in activities related to banking. At September 30, 1993, BMS had consolidated total assets of $797.0 million and total shareholders' equity of $55.2 million. See the Unaudited Consolidated Financial Statements and Notes thereto of BMS contained in "FINANCIAL STATEMENTS."

       BMS derives substantially all of its revenues from cash dividends and service fees paid by Bank of Montana and Montana Bank, its bank subsidiaries. Dividend payments by subsidiary banks are determined on an individual basis considering each bank's earnings, deposit growth and capital requirements. Service fees paid by BMS's bank subsidiaries to BMS represent payments for services provided to each bank subsidiary by BMS personnel. It has been BMS's practice to increase the capital of each subsidiary primarily through retention of earnings.

       Bank of Montana was organized in 1961 and accounts for approximately 57% of BMS's consolidated assets. Montana Bank was organized in 1978 and accounts for approximately 42% of BMS's consolidated assets. Bank of Montana and Montana Bank operate exclusively in Montana through 29 branches located in 25 Montana communities. BMS's bank subsidiaries serve a wide range of commercial, agricultural and consumer borrowing needs within their markets. Such banks extend various types of loans, including short- and long-term residential and commercial real estate mortgage loans to individuals and businesses. Commercial lending products include lines and letters of credit, receivable and inventory financing and equipment financing and leasing. In addition, BMS's bank subsidiaries provide various types of secured and unsecured consumer loans, indirect installment loans and second mortgages and equity lines.

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


       BMS's bank subsidiaries provide a full range of deposit products, including checking accounts, savings accounts, certificates of deposit and money market instruments. BMS's bank subsidiaries also offer other services, including individual retirement accounts, credit card services and annuities.

       Management services are provided to the bank subsidiaries by certain other subsidiaries of BMS and by Central Financial in the areas of asset and liability management, investment administration and portfolio planning, business development, personnel selection and training, advertising and data processing. While the managers of the individual branch banks and the officers of the bank subsidiaries are responsible for day-to-day management, BMS monitors lending and accounting policies, budgeting goals and long-range plans by means of centralized auditing, lending and accounting control systems.

       Recent Developments

       The acquisition of MBI in March 1993 represented a significant acquisition for BMS and substantially increased BMS's outstanding loans, deposits and geographic representation in the state of Montana. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION" and "FINANCIAL STATEMENTS." BMS had discussed a possible business combination with MBI prior to 1992 but had been unable to agree with MBI on the terms of such a combination. In April 1992, BMS representatives contacted representatives of MBI and presented to MBI a proposal to acquire all of the issued and outstanding capital stock of MBI. After significant due diligence and negotiation, on September 1, 1992, BMS and MBI entered into a definitive merger agreement pursuant to which BMS agreed to purchase all of the outstanding capital stock of MBI for $19.00 per share for an aggregate purchase of approximately $39,000,000. BMS initially contemplated financing the MBI acquisition with the proceeds from (i) the sale of $11.25 million of a new class of BMS convertible preferred stock (the "Preferred Stock") to Norwest, (ii) the sale of $11.25 million of Preferred Stock to W. Duncan MacMillan, (iii) an $8.5 million loan from Norwest Bank (the "Norwest Loan"), and (iv) a cash dividend from Montana Bank to MBI of $8,000,000. The purchase agreement for the Preferred Stock would have given Norwest a limited right of first refusal with respect to the sale of BMS and the right to convert the Preferred Stock to BMS Common Stock after five years. The acquisition of MBI and the financing of the acquisition were required to be approved by the Federal Reserve Board.

       Because of regulatory concerns on the part of the staff of the Federal Reserve System regarding the proposed sale of the Preferred Stock to Norwest, BMS, Norwest and Mr. MacMillan terminated all agreements with respect to the sale of the Preferred Stock and the Preferred Stock was never authorized. To replace the proceeds from the contemplated sale of the Preferred Stock, Messrs. MacMillan, Morrison and Pint purchased newly issued BMS Common Stock. See "THE MERGER--Interests of Certain Persons in the Merger; Certain Transactions" for a discussion of the loan from Norwest to Mr. Morrison used to finance such purchases by Mr. Morrison. The Federal Reserve Board subsequently approved the MBI acquisition, including the revised financing structure, and the MBI acquisition was consummated on March 31, 1993.

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


       Market Area and Competition

       BMS competes exclusively in Montana, except for the credit card services offered by the bank subsidiaries which are marketed throughout the United States. With the acquisition of MBI in March 1993, BMS became the largest Montana-based banking organization doing business in Montana. BMS now operates branch banks in substantially all significant markets in Montana. BMS competes with numerous financial institutions in its market areas, including commercial banks, savings and loan associations, savings banks, mortgage companies, commercial bank loan production offices, insurance companies, consumer finance companies, securities brokerage firms, credit unions and mutual funds.

       Properties

       Real property owned or leased by BMS consists primarily of bank buildings for Bank of Montana and Montana Bank. BMS's executive offices, which are leased, are located at 410 Central Avenue, Great Falls, Montana. BMS or its banking subsidiaries own all but two of the bank branch locations. BMS also leases space in connection with its data processing center which services the bank subsidiaries.

       Employees

       As of September 30, 1993, BMS and its subsidiaries employed 450 people on a full-time equivalent basis. Management considers its relationship with its employees to be good.

       Market Price of and Dividends on BMS Common Stock

       There is no established public trading market for BMS Common Stock. BMS is aware of only limited transactions involving the sale of BMS Common Stock since the Merger Agreement was executed. The prices for the BMS Common Stock in such transactions should not be considered indicative of prices that could be obtained in an active market involving a substantial number of shares.


       There were 202 shareholders of record of BMS Common Stock as of the Record Date for the Special Meeting. BMS has declared a cash dividend in every quarter since the second quarter of 1987. See "SUMMARY--Comparative Unaudited Per Share Data."

       Supervision and Regulation

       To the extent the information below consists of summaries of certain statutory provisions, it is qualified in its entirety by reference to the statutory provisions so described. For a description of federal regulations generally applicable to bank holding companies, see "CERTAIN REGULATORY CONSIDERATIONS."

       BMS is subject to the provisions of the BHC Act, which requires a bank holding company to register with the Federal Reserve Board and be subject to its supervision. The BHC Act requires prior approval by the Federal Reserve Board of the acquisition by a bank holding company of more than 5% of the voting stock or substantially all the assets of any bank, but does not require prior approval before acquisition of additional shares in banks, the majority of the shares of which are already controlled by such bank holding company. A bank holding company is prohibited, with limited exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in activities other than those of banking or of managing or controlling banks and other authorized subsidiaries and providing services to its subsidiaries. One of the exceptions to this prohibition permits ownership of the shares of a company, the activities of which the Federal Reserve Board determines to be so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has published regulations regarding these matters, which, in the opinion of management of BMS, enable BMS to engage in its present operations. In addition, bank holding companies are subject to certain restrictions on their ability to own banks in more than one state.

       BMS is required to file periodic reports with the Federal Reserve Board and such other information as may be required to keep the Federal Reserve Board informed regarding BMS's compliance with the provisions of the BHC Act and the rules, regulations and orders issued thereunder, and the Federal Reserve Board examines BMS and its subsidiary banks periodically.

       Bank of Montana and Montana Bank, as state-chartered banks, are subject to the supervision and regulation of, and are regularly examined by, the Division of Banking and Financial Institutions of the State of Montana Department of Commerce (the "Division") and, as members of the Federal Reserve System, are subject to regulation by the Federal Reserve Board. Bank of Montana and Montana Bank are members of the Federal Deposit Insurance Corporation.

       As members of the Federal Reserve System, Bank of Montana and Montana Bank are limited in their ability to pay dividends to BMS to the same extent as a national bank. Without prior approval, federal law limits the payment of dividends by a national bank if (i) such dividends would impair the bank's capital, (ii) the bank's surplus is not equal to its common capital, or (iii) dividends declared in any year exceed the total of net profits for that year combined with retained net profits for the preceding two years, less any required transfers to surplus or to a fund for the retirement of preferred stock. Under Montana law, Bank of Montana and Montana Bank may not pay or declare dividends in excess of net undivided profits (as defined) less any required transfers to surplus and must provide notice to the Division of any dividend exceeding two years of net earnings.

       The Federal Reserve Board has broad powers to expand and contract the supply of money and credit. The supply of money and credit is also affected by the fiscal practices of the United States government. These may directly or indirectly affect the growth of loans and deposits and the interest rates charged on loans and paid for deposits and may affect the operations of Bank of Montana and Montana Bank.

       Effective October 1, 1993, the Montana Bank Act, Sections 32-1-101 et seq., Montana Code Annotated, was amended by legislation (i) authorizing interstate bank acquisitions, subject to certain restrictions, by a bank holding company that does not have its headquarters in Montana and either has headquarters in Colorado, Idaho, Minnesota, North Dakota, South Dakota, Wisconsin or Wyoming, or controlled a bank in Montana on

  January 1, 1993; (ii) revising limits on detached teller facilities; and (iii) generally revising the laws relating to banking, including reducing the time between bank inspections, authorizing the acceptance of federal reports in lieu of examinations, clarifying the purpose of banking laws, applying the general corporate law to the formation and reorganization of banks, excluding repurchase agreements from the limitation on borrowing, revising bank investments, removing the limit on safe deposit functions, revising reserve requirements to comport with the requirements of the appropriate federal regulator that are currently in effect, and revising dissolution, closing and liquidation procedures.

       Legal Proceedings

       There are no material pending legal proceedings other than ordinary routine litigation to which BMS or its subsidiaries are or may be considered a party. There are no material pending legal proceedings to which any director, officer, or affiliate of BMS is or may be a party adverse to BMS or has or may have a material interest adverse to BMS or any of its subsidiaries.

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                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                            OF FINANCIAL CONDITION

FINANCIAL REVIEW

   General

   The following is management's discussion and analysis of the significant factors affecting BMS and its subsidiaries consolidated results of operations and financial condition. This should be read in conjunction with BMS's audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

   The results reflect the operation of BMS's subsidiary banks, Bank of Montana and Montana Bank, its non-bank subsidiaries, and parent company operations. BMS acquired MBI in a cash transaction on March 31, 1993. Operations of MBI beginning April 1, 1993 are included in BMS's financial results. See "INFORMATION ABOUT BMS--Business" for a discussion of the MBI acquisition. In 1992, Bank of Montana Anaconda was established to acquire certain assets and assume $29.6 million of deposit liabilities of First Security Bank of Anaconda, which was declared insolvent by the Montana Department of Commerce. In 1990, BMS acquired Village Bank of Great Falls ("Village Bank") and Toole County State Bank of Shelby ("Toole County State Bank") in stock transactions. The combined assets of Village Bank and Toole County State Bank was $76.5 million. (See Footnote 12 to the consolidated financial statements of BMS presented elsewhere herein).

COMPARISONS OF THREE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

   Earnings Performance

   BMS recorded net income of $1.74 million and $1.29 million for the three-month periods ended September 30, 1993 and 1992, respectively. A discussion of the major components of net income follows.

   Net Interest Income

   Net interest income represents the difference between interest earned on assets and interest paid on liabilities. Changes in the types and volumes of earning assets and interest bearing liabilities, their related yields and overall interest rates all can have a significant impact on net interest income. For the three months ended September 30, 1993, net interest income, the largest component of earnings, increased to $7.8 million a 68.4% increase from the same period in 1992. The increase is primarily due to the acquisition of MBI. Excluding MBI, BMS's net interest income was $4.56 million for the third quarter of 1993, versus $4.63 million a decrease of $74,000 or 1.6%. The relatively small change in net interest income results from the repricing of maturing assets more quickly than interest-bearing liabilities, compared to the prior year when interest-bearing liabilities were repricing more quickly, producing an expanding net interest margin.

   Total interest income increased $4.6 million to $13.0 million, an increase of 54.8%. This increase was caused primarily by the acquisition of MBI. Excluding MBI, total interest income decreased $.6 million, or 6.9%. This is a result of the low interest rate environment on investment securities. Individually, loan interest income was up $.2 million due to larger volumes, while investment interest income decreased $.8 million.

   Total interest expense increased 38.2% to $5.2 million for the three months ended September 30, 1993 as compared to the same period in 1992. Excluding MBI, interest expense dropped $.5 million, or 13.3%. This drop is reflective of lower interest rates in all deposit categories.

   Provision for Loan Losses

   The provision for loan losses increased to $126,000 for the three months ended September 30, 1993 compared to $63,000 for the comparable period in 1992. The provision for loan losses is based on management's assessment of the inherent risks in the loan portfolio and is calculated in an amount sufficient to maintain the allowance for loan losses at a level considered necessary to absorb estimated loan losses in the loan portfolio. Net charge-offs were $.31 million for the three months ended September 30, 1993, compared to $50,000 in the same period of 1992. The increase in net charge-offs is a result of charge-offs of credit card receivables.

   Other Operating Income and Expenses

   Other operating income, which consists primarily of service charges on deposit accounts, gains on the sale of investment securities, customer fees and miscellaneous charges, increased by 71.7% during the three months ended September 30, 1993 compared to the same period in 1992. Excluding the MBI acquisition, other operating income was up $.3 million, or 19.8%. This increase is a result of fees from the sale of annuities, credit life insurance and disability insurance and from fees on BMS's credit card base, which was up 10.2% on personal credit cards, and was up 54.8% on merchant cards, over the same period a year ago.

   Other operating expenses, which consists of salaries and benefits, occupancy expenses, equipment expense, premiums paid to the Federal Deposit Insurance Corporation ("FDIC insurance"), legal expenses and other miscellaneous expenses, increased 93% in 1993 over the comparable three month period in 1992. Excluding the effects of the acquisition of MBI, other operating expense went up $.68 million, or 17.2%. Of this increase, $.45 million is attributed to salaries and benefits. An increase of $115,000 of salaries occurred in the data center due to increased data center activity. Also, incentive compensation was expensed entirely in the fourth quarter of 1992, but was spread over the third quarter and fourth quarter in 1993, and accounted for $105,000 of the increase.

   Income Taxes

   BMS files a consolidated federal income tax return with its subsidiaries. The provision for income taxes includes taxes deferred to future periods resulting from timing differences in the recognition of income and expense for tax and financial reporting purposes. The effective tax rate differs from the federal statutory rate primarily as a result of nondeductible goodwill, nontaxable appreciation of key person life insurance surrender value and tax-exempt interest.

COMPARISONS OF NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

   Financial Condition

   Total consolidated assets increased $332.6 million during the first nine months of 1993 to $797 million at September 30, 1993. This increase was primarily due to the acquisition of MBI. Without the MBI acquisition, assets of BMS would have decreased from $464 million on September 30, 1992 to $457 million on September 30, 1993. This decrease in assets was due to a lack of deposit growth to fund new assets. Deposits decreased $3.2 million in BMS, excluding the effect of the acquisition of MBI. The decrease in deposits is attributed in large part to the low interest rates being paid on deposit products such as Certificates of Deposits and money market accounts. Competition from investments in mutual funds and the stock market have left many financial institutions with little or no deposit growth. MBI's deposits at September 30, 1993 were $280.9 million.

   During the first nine months of 1993, outstanding loans increased from $244 million to $386 million, an increase of $142 million. MBI accounted for the majority of the increase. Outstanding loans in MBI at the acquisition date of March 31, 1993, were $109 million. The balance of the increase in outstanding loans is the result of an increased effort by Bank of Montana and Montana Bank to generate new loans. Montana Bank loans increased from $109 million at acquisition date to $157 million on September 30, 1993.

   Allowance for Loan Losses

   The allowance for loan losses totaled $6.0 million as of September 30, 1993 which represented 1.6% of all outstanding loans. As of December 31,1992 the allowance was $2.5 million or 1.01% of outstanding loans. BMS, excluding MBI, saw its reserve go from $2.5 million to $2.1 million at September 30, 1993. The decrease is a result of net charge-offs exceeding provision expense. The allowance is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the loan portfolio. The adequacy of the allowance is based on a continuous evaluation of the loan portfolio, recent loss experience and other pertinent factors, including current and anticipated economic conditions.

   Nonaccrual loans as of September 30, 1993 were $.9 million, of which $.7 million relate to the MBI acquisition. This compares to $.57 million, or .23% of total outstanding loans, at December 31, 1992. The coverage ratio of nonaccrual loans (allowance for loan losses divided by nonaccrual loans) was 433.6%, at December 31, 1992. BMS places loans on nonaccrual status when management believes the collection of the loan is in jeopardy or if either the interest or principal becomes contractually past due by 90 days or more. If a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Any interest received on such loans is then recognized as income when received.

  Earnings Performance

  BMS recorded net income of $4.9 million for the nine-month period ended September 30, 1993, compared to net income of $3.5 million for the comparable period in 1992. Discussion of the major components of net income follows.

  Net Interest Income

  For the nine months ended September 30, 1993, net interest income, the largest component of earnings, grew to $20.1 million a 56.8% increase from the same period in 1992. The increase is the result of the acquisition of MBI and of interest rates on interest-bearing liabilities declining more than interest rates on interest-bearing assets. Also, on March 16, 1992, Bank of Montana Anaconda was established to acquire certain assets and assume the deposit liabilities of First Security Bank of Anaconda. Excluding the effects of MBI, net interest income increased for the first nine months to $14.1 million from $12.8 million. Of this increase, $.3 million is attributed to having the results of Bank of Montana Anaconda included for a full nine months in 1993.

  Total interest income increased $9.3 million or 37.5% from one year ago. Most of the increase is a result of the MBI acquisition. Excluding the effect of MBI, overall interest income decreased $.6 million. Loan interest income increased $2.3 million due to the increased volume of loans and a focus on more profitable lending activities. Investment securities interest income decreased $2.9 million, due to reduced volumes and rates.

  Total interest expense for the nine months ended September 30, 1993, increased $2.1 million, or 17% to $14.1 million as compared to the same period in 1992. Excluding MBI, interest expense decreased $1.9 million. This decrease was the result of repricing interest-bearing liabilities in a decreasing rate environment during the first nine months of 1993.

  Provision for Loan Losses

  The provision for loan losses decreased to $.46 million for the nine months ended September 30, 1993, compared to $.6 million for the comparable period in 1992. The provision for loan losses is based on management's assessment of the inherent risks in the loan portfolio. Net charge-offs of $.9 million for the nine months ended September 30, 1993 compares to net charge-offs of $.4 million for the same period in 1992.

  Other Operating Income and Expenses

  Other operating income increased 37.3% to $6.7 million during the first nine-months of 1993 compared to the same period in 1992. The increase in other operating income from the MBI acquisition was partially offset by a decrease of $.9 million in net gains on sales of investment and mortgage-backed securities.

  Other operating expenses increased $7.3 million or 63.5% in 1993 over the comparable nine-month period in 1992. All categories of expenses increased as a result of the acquisition of MBI. Salaries and wages and other expenses increased by $2.5 million and $2.8 million respectively. Excluding MBI, BMS had an increase of $1.4 million, or 12.7%. The most significant increases were found in credit card processing expenses, travel expenses and correspondent fees.

  Income Taxes

  The increase in income tax expense for the first nine months of 1993 as compared to the comparable period in 1992 was the result of the increase in pretax earnings. The effective tax rate differs from the federal statutory rate primarily as a result of nondeductible goodwill, nontaxable appreciation of key person life insurance surrender value and tax exempt interest.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

  Earnings Performance

  BMS earned net income of $5.0 million in 1992, $4.0 million in 1991 and $3.1 million in 1990. The increase in earnings from 1991 to 1992 was primarily due to a 20% increase in net interest income and the acquisition of Bank of Montana Anaconda. The increase in earnings from 1990 to 1991 was primarily due to increases in net interest income. The increase in net interest income during these years is attributable to the decreasing interest rate environment and a concentrated effort by Bank of Montana to move funds from lower yielding assets such as government and agency securities and Federal Funds to higher yielding assets such as commercial and consumer loans. The consolidated return on average assets was 1.10% in 1992 compared to .99% in 1991 and .91% in 1990. Return on average shareholders' equity was 17.6% in 1992 compared to 15.1% and 12.6% in 1991 and 1990, respectively. On a per share basis, total earnings for the years 1992, 1991 and 1990 were $3.86, $2.97 and $2.32, respectively.

  The following is a condensed summary of the consolidated statements of operations (in thousands):

                                               1992      1991      1990
                                               ----      ----      ----

    Net interest income                      $17,847    14,874    12,677
    Provision for loan losses                    796       617       198
    Other operating income                     6,267     5,137     3,479
    Other operating expense                   15,358    13,374    11,264
    Net income                                 5,003     4,048     3,101

  Net Interest Income

  Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities. Interest bearing liabilities generally reprice more quickly than interest bearing assets in a decreasing rate environment. A dramatic increase in interest rates could significantly affect the gross interest spread of BMS.

  The following table is provided to show changes in interest income and expense of significant interest-bearing assets and liabilities:

                                                                Percent Increase
                                      Dollars (in thousands)       (decrease)
                                      ----------------------    ----------------
                                       1992    1991     1990    1992/91  1991/90
                                      -----    ----     ----    -------  -------
  Interest income:
    Interest and fees on loans      $19,103  $17,461  $15,611     9.4%    11.9%
    Investment and mortgage-backed
      securities                     14,138   16,699   13,960   (15.3)    19.6
    Federal funds sold                  186      588    1,376   (68.4)   (57.3)
                                    -------  -------  -------
      Total interest income          33,427   34,748   30,947    (3.8)    12.3
                                    -------  -------  -------
  Interest expense:
    Deposits                         13,405   17,418   16,299   (23.0)     6.9
    Short-term borrowings             1,302    1,544    1,287   (15.7)    20.0
    Note payable                        873      912      684    (4.2)    33.2
                                    -------  -------  -------
      Total interest expense         15,580   19,874   18,270   (21.6)     8.8
                                    -------  -------  -------

    Net interest income             $17,847  $14,874  $12,677    20.0%    17.3%
                                    =======  =======  =======

  The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities (in thousands):

                                               1992-1991                           1991-1990
                                               ---------                           ---------
                                                     Attributable to change              Attributable to change
                                          Total      ----------------------    Total     ----------------------
Interest-earning Assets                   change     in volume     in rate     change    in volume     in rate
- -----------------------                   ------     ---------     -------     ------    ---------     -------
Loans                                    $ 1,642       4,673       (3,031)     1,850       2,938       (1,088)
Investment & mortgage-
  backed securities                       (2,561)        660       (3,221)     2,739       4,164       (1,425)
Federal funds sold                          (402)       (436)          34       (788)       (595)        (193)
                                         -------      ------      -------     ------      ------      -------

Total interest income                    $(1,321)      4,897       (6,218)     3,801       6,507       (2,706)
                                         =======      ======      =======     ======      ======      =======

                                    1992-1991                         1991-1990
                                    ---------                         ---------

                                        Attributable to change            Attributable to change
                              Total     ----------------------   Total    ----------------------
Interest-bearing liabilities  change    in volume     in rate    change   in volume     in rate
- ----------------------------  -------   ---------     -------    ------   ---------     -------

Deposits                       (4,014)      2,023      (6,037)    1,120       3,240      (2,120)
Short-term borrowings            (242)        313        (555)      257         596        (339)
Note payable                      (38)         67        (105)      227         341        (114)
                              -------   ---------     -------    ------   ---------     -------
Total interest expense        ($4,294)      2,403      (6,697)    1,604       4,177      (2,573)
                              =======   =========     =======    ======   =========     =======

  The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior year's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percent of the total change.

  The following table presents average asset and liability balances and percentage changes.

                                                                          Percent increase
                                                                         ------------------
                                                Dollars (in thousands)           (decrease)
                                             --------------------------  ------------------
                                               1992     1991     1990    1992/91    1991/90
                                             --------  -------  -------  -------    -------

Loans                                        $210,285  165,890  139,613     26.8%      18.8%
Investment and mortgage-backed securities     209,295  201,339  155,078      4.0       29.8
Federal funds sold                              2,475    9,546   16,826    (74.1)     (43.3)
                                             --------  -------  -------

Total average interest-earning assets        $422,055  376,775  311,517     12.0%      20.9%
                                             ========  =======  =======

Deposits:
  Noninterest-bearing demand                   53,099   47,644   43,050     11.4%      10.7%

  Interest-bearing demand                      67,608   47,169   39,105     43.3%      20.6%
  Savings                                     110,465   86,061   68,052     28.4%      26.4%
  Time                                        151,517  162,059  139,165     (6.5)%     16.5%
                                             --------  -------  -------
Total average interest-bearing deposits      $329,590  295,289  246,322     11.6%      19.9%

Short-term borrowings                          29,645   24,650   16,848     20.3       46.3
Note payable                                   11,026   10,266    6,848      7.4       49.9
                                             --------  -------  -------

Total average interest-bearing liabilities   $370,261  330,205  270,018     12.1%      22.3%
                                             ========  =======  =======

(1) Amounts calculated using month-end average balances.

    The following table shows the average interest yield on interest-bearing assets (not on a tax equivalent basis) and the average interest rate paid on interest-bearing liabilities:

                                                  1992      1991      1990
                                                  ----      ----      ----
    Average yield earned:
      Loans                                       9.08%    10.53%    11.18%
      Investment and mortgage-backed              6.76      8.29      9.00
      Federal funds sold                          7.52      6.16      8.18

    Total interest-earning assets                 7.92%     9.22%     9.93%
                                                  ----     -----     -----

    Average rates paid:
      Interest-bearing deposits                   4.07      5.90      6.62
      Short-term borrowings                       4.39      6.26      7.64
      Note payable                                7.92      8.88      9.99

    Total interest-bearing liabilities            4.21%     6.02%     6.77%
                                                  ----      ----      ----

    Interest rate spread                          3.71%     3.20%     3.16%
                                                  ====     =====     =====
      The following table shows the net
        yield on earning assets:

                                                  1992      1991      1990
                                                  ----      ----      ----
    Average yield earned                          7.92%     9.22%     9.93%
    Interest expense to average earning assets    3.69      5.27      5.86
                                                  ----      ----      ----

       Net yield on interest-earning assets       4.23%     3.95%     4.07%
                                                  ====     =====     =====

    Net interest income was $17.8 million in 1992, compared with $14.9 million in 1991 and $12.7 million in 1990. During 1991, interest rates in the United States began a general decline with short-term interest rates falling faster than long-term rates. This trend continued throughout 1992. When this happens, a financial institution's cost of funds generally will fall faster than the yield on assets in which it is investing those funds. In this manner the net yield on interest-earning assets generally increases in a declining rate environment. Contributing to the increase in net interest income in 1992 was the acquisition of Bank of Montana Anaconda, and in 1991 the acquisitions of Village Bank and Toole County State Bank.

    Total interest income decreased to $33.4 million or 3.8% in 1992 as compared to $34.7 million in 1991, which was up from $30.9 million in 1990. Interest income was greatly affected by seven prime rate cuts during 1991 and one prime rate cut in 1992. Average earning assets increased to $422.1 million in 1992 from $376.8 million in 1991 and $311.5 million in 1990. The increase in average earning assets during 1992 was primarily attributable to the acquisition of Bank of Montana Anaconda. The 1991 increase over 1990 was largely due to the acquisition of Village Bank and Toole County State Bank.

    Total interest expense in 1992 of $15.6 million declined from $19.9 million in 1991, or a decrease of 21.6%. This decline was attributable primarily to rates on interest-bearing liabilities declining to 4.21% in 1992, from 6.02% in 1991. The 181 basis point decline from 1991 to 1992 was caused by the general economic and market conditions, which moved interest rates lower in 1992. Total interest expense in 1991 increased over 1990, when interest expense was $18.3 million. Though rates continued lower in 1991, as pointed out by the rates paid on interest-bearing liabilities, acquisitions of Village Bank and Toole County State Bank in 1990 caused 1991's interest expense to increase.

    Provision for Loan Losses

    The allowance for loan losses is determined based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against this allowance and recoveries on charged-off loans are credited to this allowance. BMS's provision for loan losses was $.8 million, $.6 million and $.2 million in 1992, 1991 and 1990, respectively.

    Net charge-offs in 1992 decreased to $.6 million from $.76 million in 1991. Net charge offs were $.2 million in 1990. The ratio of net charge-offs to average loans in 1992 was .30% which was down from the 1991 ratio of .46%. The loan loss reserve as a percentage of loans was 1.01%, 1.22% and 1.39% at December 31, 1992, 1991 and 1990, respectively.

    Other Operating Income

    The following table presents a summary of other operating income (in thousands) and percentage changes:

                                                           Percent increase
                                                              (decrease)
                                      1992   1991   1990   1992/91  1991/90
                                     ------  -----  -----  -------  -------
Service charge on deposit accounts   $1,738  1,625  1,395    7.0%     16.5%
Net gains on sales of securities      1,356    960    210   41.3     357.1
Other                                 3,173  2,552  1,874   24.3      36.2
                                     ------  -----  -----

                                     $6,267  5,137  3,479   22.0%     47.7%
                                     ======  =====  =====

    Other operating income continues to be a significant source of revenues for BMS and increased $1.1 million or 22% in 1992 over 1991. This increase was partially attributed to a $.4 million increase in gains on sales of securities in 1992. The increase in service charges on deposit accounts from 1990 to 1991 is primarily the result of a significant increase in deposit accounts relating to the acquisitions of Village Bank of Great Falls and Toole County State Bank in May and November of 1990 respectively. The increase in service charges on deposit accounts during 1992 can be attributed in part to the Bank of Montana Anaconda acquisition and to general increases in the level of service charges.

    Other Operating Expenses

    The following table presents a summary of other operating expenses (in thousands) and percentage changes:

                                                          Percent increase
                                                             (decrease)
                                                             ----------
                                   1992    1991    1990   1992/91  1991/90
                                 -------  ------  ------  -------  -------
    Salaries and benefits        $ 6,446   5,426   4,667   18.8%    16.3%
    Premises and fixed assets      2,226   2,043   1,720    8.9     18.8
    Other expenses                 6,686   5,905   4,877   13.2     21.1
                                 -------  ------  ------

                                 $15,358  13,374  11,264   14.8%    18.7%
                                 =======  ======  ======

    Total other operating expenses increased to $15.4 million in 1992, compared to $13.4 million in 1991 and $11.3 million in 1990. The increase in 1992 is largely attributable to increases in salaries and benefits, FDIC insurance expense, and data processing expense. FDIC insurance increased $134,000 or 16.4%, in 1992. The increase is due to the impact of increased premium rates as well as increased levels of deposits in the period. The increase in other operating expenses from 1990 to 1991 results from the acquisitions of Village Bank in May 1990 and Toole County State Bank in November 1990. The increase in salaries in 1992 was primarily the result of existing staff receiving annual increases based on their performance and the acquisition of Bank of Montana Anaconda. The increase in 1991 is primarily the result of the Village Bank of Great Falls and Toole County State Bank acquisitions in addition to normal salary increases.

     Also included in operating expenses are management advisory service fees paid by BMS to Central Financial Services, Inc. a related party of BMS aggregating $779,000, $703,000 and $533,000 in 1992, 1991 and 1990, respectively
(See "THE MERGER--Interests of Certain Persons in the Merger; Certain Transactions" and footnote 11 to the consolidated financial statements of BMS contained elsewhere herein). The increase in 1991 over 1990, was the result of acquisitions which raised the assets of BMS, which is a component of the service fee calculation.

     Income Taxes

     The changes in income tax expense were primarily a result of the changes in pretax earnings. The effective tax rate differs from the federal statutory rate primarily as a result of nondeductible goodwill, nontaxable appreciation of key person life insurance surrender value and tax-exempt interest.

    Funding Sources and Liquidity Management

    BMS relies primarily on its two subsidiary banks for sources of funding. The cash flow from the subsidiary banks to BMS comes in the form of dividends and tax benefits. The subsidiary banks are restricted in paying dividends due to the general regulatory capital requirements that apply to all banks. See "Capital Management of Bank Subsidiaries" below and "INFORMATION ABOUT BMS-Business-Supervision and Regulation."

   BMS's Asset-Liability Committee is charged with the responsibility of maintaining an adequate level of liquidity for the subsidiary banks and managing the risks associated with interest rate changes while sustaining stable growth in net interest income. BMS's basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

   The operations of the subsidiary banks are primarily funded through the use of borrowings in the form of demand and time deposits, negotiable certificates of deposit, and short-term funds. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The sources of asset liquidity consist of federal funds, maturing loans and short-term marketable securities.

   Capital Management of Bank Subsidiaries

   Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Under final rules effective December 31, 1992, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital), which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses. In late 1990, the Federal Reserve Board adopted a minimum ratio of Tier 1 capital to total assets of 3%, known as the leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity base. The definition of Tier 1 capital for the leverage ratio is the same as the December 31, 1992 Tier 1 capital definition in the risk-based capital guidelines. The FDIC adopted final regulations, effective June 16, 1992 defining what capital ratios were necessary to be "well capitalized." The subsidiary banks' actual risk-based capital, risk-based capital ratios, risk-weighted assets, and leverage ratios at September 30, 1993 and December 31, 1992, are summarized as follows:

Regulatory Capital Requirements:

                               Tier 1           Total           Leverage
                               Capital    Risk-Based Capital    Capital
                               -------    ------------------    --------
Minimum                          4.0%            8.0%              3.0%
Well Capitalized                 6.0%           10.0%              5.0%

BANK OF MONTANA:                        September 30, 1993   December 31, 1992
(000's omitted)                         ------------------   -----------------
                                         Amount    Percent    Amount   Percent
                                        --------   -------   --------  -------
Tier 1 capital                          $ 34,121      9.55%  $ 38,454     9.68%
                                                     =====               =====
Allowable portion of allowance
  for loan losses                          2,052                2,479
                                        --------             --------

Total risk-based capital                  36,173     10.12%  $ 40,933    10.31%
                                        ========     =====   ========    =====

Risk-weighted assets                    $357,328             $397,118
                                        ========             ========
Leverage Ratio                                        7.35%               7.79%
                                                     =====               =====


MONTANA BANK:                           September 30, 1993   December 31, 1992
                                        ------------------   -----------------
                                         Amount    Percent    Amount   Percent
                                        --------   -------   --------  -------
Tier 1 capital                          $ 24,042     14.05%  $ 24,664   16.06%
                                                     =====              =====
Allowable portion of allowance
  for loan losses                          2,162                1,935
                                        --------             --------

Total risk-based capital                $ 26,204     15.31%  $ 26,599    17.31%
                                        ========     =====   ========    =====

Risk-weighted assets
  requirement                           $171,168             $153,537
                                        ========             ========

Leverage Ratio                                         7.1%               7.65%
                                                     =====               =====

    Subsidiary banks that are unable to meet the minimum regulatory capital requirements are limited in their ability to pay dividends to parent bank holding companies. As of September 30, 1993, Bank of Montana and Montana Bank met or exceeded each of the capital requirements set forth by federal banking regulatory agencies.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    Disclosures About Market Value of Financial Instruments

    In December 1992 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 (SFAS No. 107) entitled Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires all entities to disclose the fair value of financial instruments (both assets and liabilities recognized and not recognized in the statement of financial position) for which it is practicable to estimate fair value, except those financial instruments specifically excluded. The disclosure shall be either in the body of the financial statements or in the accompanying notes and shall also include the methods and significant assumptions used to estimate the fair value of financial instruments. Certain information shall also be disclosed if it is not practicable for an entity to estimate the fair value of a financial instrument or a class of financial instruments as well as the reasons why it is not practicable to estimate the fair value. SFAS No. 107 is effective for financial statements issued for fiscal years ending after December 15, 1992 and the required disclosure is included in Note 17 of the consolidated financial statements of BMS.

    Accounting for Income Taxes

    On February 10, 1992 the FASB issued Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. This statement has superseded both Accounting Principals Board (APB) No. 11 and SFAS No. 96, the previous authoritative literature on income tax accounting.

    SFAS No. 109 calculates taxes on the liability method; thus requiring the recognition of current and deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax return. Under SFAS No. 109, the tax expense or benefit in the statement of operations will be the current tax liability plus the change in deferred tax liabilities and assets occurring during the year. This statement's emphasis on the balance sheet is consistent with SFAS No. 96, but is a change from APB No. 11's emphasis on the expense calculation.

    SFAS No. 109 is effective for fiscal years beginning after December 15, 1992, with retroactive restatement permitted and earlier application encouraged. Adoption of the statement in 1993 is not expected to have a material impact on the financial statements of BMS.

    Accounting for Investment Securities

    In May 1993 the FASB issued Statement of Financial Accounting Standards
No. 115 (SFAS No. 115), Accounting for Certain Investments in Debt and Equity Securities. This statement addresses the accounting and reporting for investments that have readily determinable fair values. Those investments are to be classified in three categories and accounted for as follows:

1. Debt Securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported as fair value, with unrealized gains and losses included in earnings.

3. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholder's equity.

    The Statement does not apply to unsecuritized loans. However, after mortgage loans are converted to mortgage-backed securities, they are subject to its provisions. The Statement supersedes SFAS No. #12, Accounting for Certain Marketable Securities, and amends SFAS No.#65, Accounting for Certain Mortgage Banking Activities, to eliminate mortgage-backed securities from its scope. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993.

    BMS will implement SFAS No. 115 on January 1, 1994, by properly classifying all securities into either the held-to-maturity investment account or the available-for-sale account. BMS has not used a trading account in the past and has no current plans to begin using one.

                       Selected Statistical Information

        Average Balance Sheets and Average Yields Earned and Rates Paid

The following tables set forth certain selected statistical information (in thousands) and should be read in conjunction with the consolidated financial statements of Bank of Montana System and subsidiaries. Yields on tax exempt obligations are not computed on a tax equivalent basis.

                                                 1992                             1991                             1990
                                  --------------------------------   ------------------------------   ------------------------------
                                  Average                 Average    Average               Average    Average               Average
Assets                            Balance    Interest   Yield/Rate   Balance   Interest  Yield/Rate   Balance   Interest  Yield/Rate
- ------                            --------   --------   ----------   --------  --------  ----------   --------  --------  ----------

Loans                             $210,285   $ 19,103         9.08%  $165,890   $17,461       10.53%  $139,613   $15,611      11.18%
Investment securities              209,295     14,138         6.76%   201,339    16,699        8.29%   155,078    13,960       9.00%
Federal funds sold                   2,475        186         7.52%     9,546       588        6.16%    16,826     1,376       8.18%
                                  -------------------                 -----------------               ------------------
  Total earning assets             422,055     33,427         7.92%   376,775    34,748        9.22%   311,517    30,947       9.93%
                                             --------                           -------                          -------

Allowance for loan losses           (2,394)                            (2,116)                          (1,638)

Cash and due from banks             15,132                             14,050                           13,471
Other assets                        21,618                             21,418                           18,785
                                  --------                           --------                         --------
  Total assets                    $456,411                           $410,127                         $342,135
                                  ========                           ========                         ========

Liabilities and
Stockholders' equity
- --------------------

Interest bearing demand deposits  $ 67,607      1,879         2.78%  $ 47,169     2,112        4.48%  $ 39,105     1,899       4.86%
Savings deposits                  $110,465      4,091         3.70%  $ 86,061     4,473        5.20%  $ 68,052     3,702       5.44%
Time deposits                      151,517      7,435         4.91%   162,059    10,833        6.68%   139,165    10,698       7.69%
Short-term debt                     29,645      1,302         4.39%    24,650     1,544        6.26%    16,848     1,287       7.64%
Notes payable                       11,026        873         7.92%    10,266       912        8.88%     6,848       684       9.99%
                                  -------------------                ------------------               ------------------
  Total interest bearing
    liabilities                    370,260     15,580         4.21%   330,205    19,874        6.02%   270,018    18,270       6.77%
                                             --------                          --------                         --------

Demand deposits                     53,099                             47,644                           43,050
Other liabilities                    4,605                              5,527                            4,351
Stockholders' equity                28,447                             26,751                           24,716
                                  --------                           --------                         --------

  Total liabilities and
    stockholders' equity          $456,411                           $410,127                         $342,135
                                  ========                           ========                         ========

Net interest income                          $ 17,847                          $ 14,874                         $ 12,677
                                             ========                          ========                         ========

Interest rate spread                                          3.71%                            3.20%                           3.16%
Interest expense to average
  earning assets                                              3.69%                            5.27%                           5.86%
Net interest income to
  average earning assets                                      4.23%                            3.95%                           4.07%
Annual net income                            $  5,003                          $  4,048                         $  3,101
Return on average assets                        1.10%                             0.99%                            0.91%
Return on equity                               17.59%                            15.13%                           12.55%
Dividend payout ratio                          37.31%                            40.40%                           51.72%
Equity to assets ratio                          6.23%                             6.52%                            7.22%

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                       Selected Statistical Information

                   Investment and Mortgage-Backed Securities

    Following is a table of the carrying value (in thousands) of investment and mortgage-backed securities as of December 31:

                                          1992      1991       1990
                                          ----      ----       ----
    U.S. Treasury                      $  7,330  $  7,297   $ 17,442
    Municipals                            6,654     5,490      4,483
    Other securities (including
      mortgage-backed securities)       195,661   202,804    154,154
                                        -------   -------   --------
                                       $209,645  $215,591   $176,079
                                       ========  ========   ========

    The following table reflects the maturity distribution of each investment security category and the approximate weighted-average yield at December 31, 1992:

                                       Maturing within (in thousands)
                                       ------------------------------
                                  Less
                                  than      1-5     5-10  More than
                                  1 year   years   years  10 years   Total
                                  ------   -----   -----  --------- -------
    U.S. Treasury                 $5,336   1,994     -        -       7,330
    Weighted average yield           5.5%    4.8%    -        -         5.3%
    Municipals                       676     911   1,606     3,461    6,654
    Weighted average yield           7.6%    8.7%    6.5%      6.3%     6.8%
    Other securities (including
      mortgage-backed securities)  2,423  26,062  19,253   147,923  195,661
    Weighted average yield           6.4%    6.5%    6.8%      6.2%     6.3%
                                  ------  ------  ------   -------  -------

        Total securities          $8,435  28,967  20,859   151,384  209,645
                                  ======  ======  ======   =======  =======

    Weighted average yield           5.9%    6.5%    6.8%      6.2%     6.3%
                                     ===     ===     ===       ===      ===

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                       Selected Statistical Information

                                Loan Portfolio

  The following table classifies loans by major category as of December 31 (in thousands):

                                  1992      1991      1990      1989      1988
                                --------   -------   -------   -------   -------
Commercial                      $ 81,659    66,936    62,374    42,740    33,613
Agriculture                       32,241    22,644    23,683    15,281    11,715
Real estate:
  Commercial                      32,011    24,036    23,915    15,491    21,793
  Residential                     12,555     5,396     6,792     8,145     8,990
  Construction                     2,457     2,446     1,916       719       609
Consumer                          83,546    47,537    40,494    34,612    31,379
                                --------   -------   -------   -------   -------
Total loans                     $244,469   168,995   159,174   116,988   108,099
                                ========   =======   =======   =======   =======

  The following tables present maturities and sensitivities of loans to changes in interest rates as of December 31, 1992 (in thousands):

                                        Less
                                        than       1-4     More than
                                       1 year     years     4 years     Total
                                      --------   -------   ---------   --------
1. Maturities
   a. Agriculture                     $ 18,110   $ 7,112   $ 7,019     $ 32,241
      Commercial                        53,647    20,900     7,112       81,659
      Real estate                       14,574    15,398    17,051       47,023
      Consumer                          53,787    26,246     3,513       83,546
                                      --------   -------   -------     --------
                                      $140,118   $69,656   $34,695     $244,469
                                      ========   =======   =======     ========
   b. Amount of loans due after
      four years which have:
        Predetermined interest rates  $ 18,656
        Floating/adjustable rates       16,039
                                      --------
                                      $ 34,695
                                      ========

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                       SELECTED STATISTICAL INFORMATION

                  NONACCRUAL, RESTRUCTURED AND PAST DUE LOANS

                         At December 31 (in thousands)


                                       1992     1991     1990     1989     1988
                                       ----     ----     ----     ----     ----
Nonaccrual loans                       $572    $1,297   $1,031  $  817   $1,684
Restructured loans                      427       719      711   1,215    1,307
                                       ----    ------   ------  ------   ------
                                       $999     2,016    1,742   2,032    2,991
                                       ====    ======   ======  ======   ======

Loans past due 90 days or
   more                                $531      $196   $1,052    $301     $425
                                       ====      ====   ======    ====     ====

    If interest on nonaccrual loans had been accrued, such income would have approximated $77,000 in 1992, $121,000 in 1991, $65,000 in 1990, $106,000 in
1989, and $209,000 in 1988.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                       SELECTED STATISTICAL INFORMATION

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                        At December 31, (in thousands)

                     1992                   1991                   1990
                     ----                   ----                   ----
              Allowance   % to       Allowance   % to       Allowance    % to
              for Loan   loans in    for Loan   loans in    for Loan    loans in
              losses     category    losses     category    losses      category
              ------     --------    ------     --------    ------      --------
Commercial    $  987       1.21      $1,430       2.14      $1,287        2.06
Agriculture       81        .25          57        .25         119         .50
Real Estate       32        .07         281        .88         313         .96
Consumer       1,373       1.64         301        .63         335         .83
               -----       ----      ------       ----      ------        ----
              $2,473       1.01      $2,069       1.22      $2,054        1.29
              ======                 ======                 ======

Unallocated        7                      0                    162
               -----                  -----                  -----

              $2,480       1.01      $2,069       1.22      $2,216        1.39
              ======       ====      ======       ====      ======        ====

                                            1989                   1988
                                            ----                   ----
                                     Allowance   % to       Allowance    % to
                                     for Loan   loans in    for Loan    loans in
                                     losses     category    losses      category
                                     ------     --------    ------      --------
Commercial                           $1,001       2.34      $1,268        3.77
Agriculture                              38        .25          41         .35
Real Estate                             141        .58         136         .43
Consumer                                240        .69         382        1.22
                                     ------       ----      ------        ----

                                     $1,420       1.21      $1,827        1.69
                                     ======                 ======

Unallocated                              35                     34
                                     ------                 ------

                                     $1,455       1.24      $1,861        1.72
                                     ======       ====      ======        ====

(Note: The allocation of the allowance for loan losses is based on management's judgment of potential losses in the respective portfolios. While management has allocated reserves to various portfolio segments for purposes of this table, the allowance is general in nature and is available for the portfolio in its entirety.)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                       Selected Statistical Information

                     Analysis of Allowance for Loan Losses
                         At December 31 (in thousands)

                                      1992     1991     1990     1989     1988
                                     ------   ------   ------   ------   ------
Balance beginning of year            $2,069   $2,216   $1,455   $1,861   $2,016
Provision for loan losses               796      617      198     (507)     118
Reserve for loan loss of subsidiary
  banks acquired                        238        0      768        0        0

Charge-offs:
  Commercial                            308      683      200      355      374
  Consumer                              366      138       64       82       88
  Real estate                            28      129       80       48       21
  Other                                  22        0       21       12        7
                                     ------   ------   ------   ------   ------
    Total loan losses                   724      950      365      497      490

Recoveries:
  Commercial                             60      105      107      572      182
  Consumer                               21       50       33       22       32
  Real estate                            20       31       14        0        1
  Other                                   0        0        6        4        2
                                     ------   ------   ------   ------   ------
    Total loan recoveries               101      186      160      598      217
                                     ------   ------   ------   ------   ------

    Net charge-offs                     623      764      205     (101)     273
                                     ------   ------   ------   ------   ------
Balance end of year                  $2,480    2,069    2,216    1,455    1,861
                                     ======   ======   ======   ======   ======
Allowance for loan losses to:
  Total loans at year-end              1.01%    1.22%    1.39%    1.24 %   1.72%
  Net charge-offs                      3.98     2.71    10.81   (14.41)    6.82

Provision for loan losses to
  average loans                        0.38%    0.37%    0.14%   (0.44)%   0.11%

Net Charge-offs to average loans       0.29%    0.46%    0.15%   (0.09)%   0.25%


                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                 Maturity of Time Deposits of $100,000 or More

                      At December 31, 1992 (in thousands)


                                    Within    3-6      6-12   Over 12
                                   3 months  months   months   months    Total
                                   --------  ------   ------  -------   -------
Certificates of deposit and other
  time deposit                      $8,250   $4,372   $5,203    $508    $18,333


                      RECENT OPERATING RESULTS OF NORWEST


       Norwest's net income was $653.6 million for the year ended December 31, 1993, an increase of 48.5% over the $440.1 million earned in 1992. Net income per common share was $2.13 for the year ended December 31, 1993, compared with $1.42 in 1992, an increase of 50.4%. Return on common equity was 20.9% and return on assets was 1.38% for the year ended December 31, 1993, compared with 15.2% and 1.03%, respectively, in 1992.

       Norwest reported net income of $175.0 million for the quarter ended December 31, 1993, a 167.1% increase over the $65.6 million earned in the fourth quarter of 1992. Net income per common share was $0.57 for the fourth quarter of 1993, compared with $0.20 for the same quarter of 1992. Return on assets was 1.37% and return on common equity was 21.3% for the quarter ended December 31, 1993, compared with 0.59% and 8.3%, respectively, for the fourth quarter of 1992.

       The 1992 results have been restated for the 2-for-1 stock split (effected in the form of a 100% stock dividend) distributed on June 28, 1993, and include Lincoln Financial Corporation (Lincoln), acquired on February 9, 1993, in a pooling of interests transaction. The fourth quarter of 1992 results include $93.5 million pre-tax charges taken by Lincoln to conform their credit and accounting practices to those of Norwest and other restructuring-related charges. The 1992 annual results, for comparative purposes, do not include a one-time special charge of $76.0 million, or $0.26 per common share, related to Norwest's early adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

       Consolidated tax-equivalent net interest income was $2,408.7 million and $627.4 million for the year and quarter ended December 31, 1993, compared with $2,114.7 million and $575.4 million, respectively, in 1992, increases of 13.9 percent and 9.0 percent, respectively. The increase for the year is primarily due to an 11.3% increase in average earning assets and a 13 basis point increase in net interest margin. The increase from the fourth quarter of 1992 is due to a 14.2 percent increase in average earnings assets, partially offset by a 25 basis point decrease in net interest margin.

       Norwest provided $140.1 million and $40.5 million for credit losses for the year and quarter ended December 31, 1993, or 0.56% and 0.61% of average loans and leases, compared with $266.7 million and $112.2 million, respectively, or 1.22% and 1.95% of average loans and leases, for the same periods in 1992. The 1992 provision includes $60.0 million for credit losses taken by Lincoln during the fourth quarter. Net credit losses totaled $173.6 million and $61.9 million for the year and quarter ended December 31, 1993, compared with $217.6 million and $64.3 million, respectively, for the same periods in 1992.

       As a percent of average loans and leases, net credit losses were 0.70% and 0.93% for the year and quarter ended December 31, 1993, compared with 1.00% and 1.12% for the same periods in 1992.

       Non-performing assets, including non-accrual, restructured, and 90-day past due loans and leases, and other real estate owned, totaled $285.5 million, or 0.6% of total assets, at December 31, 1993, compared with $372.7 million, or 0.8%, at December 31, 1992. The decrease is primarily due to a $29.6 million, $23.5 million and $36.2 million reduction in real estate non- accrual loans, commercial non-accrual loans and other real estate owned, respectively, partially offset by a $5.1 million increase in restructured loans. The allowance for credit losses was $744.9 million at December 31, 1993, and represents 260.9% of non-performing assets.

       Norwest consolidated non-interest income was $1,542.5 million and $426.0 million for the year and quarter ended December 31, 1993, compared with $1,228.8 million and $305.0 million, respectively, for the same periods in 1992. The full year increase from 1992 reflects growth in mortgage banking revenues, net venture capital gains and various fee-based services, partially offset by decreases in credit card fees, trading account gains and net gains on investment securities available for sale. Excluding gains on investment/mortgage-backed securities, venture capital gains, and gains on investment/mortgage-backed securities available for sale, non-interest income was up 26.1% over 1992.

       Non-interest expenses were $2,840.8 million and $750.4 million for the year and quarter ended December 31, 1993, compared with $2,436.6 million and $660.8 million, respectively, for the same periods in 1992. The increase for the year ended December 31, 1993 is primarily attributable to an increase in salaries and benefits at both the mortgage banking operations to support large volume increases in originations and servicing, and at Norwest Financial Services, Inc., due to the acquisition in the fourth quarter of 1992 of Trans Canada Credit Corporation, Ltd., and increased charitable contributions.

       Norwest's banking group reported earnings of $397.2 million and $108.6 million for the year and quarter ended December 31, 1993, compared with $227.7 million and $8.0 million, respectively, for the same periods in 1992. Included in the fourth quarter of 1992 banking group results are Lincoln's special provision for credit losses, merger and transition related expenses and restructuring costs totaling $93.5 million before income taxes. Mortgage banking operations earned $56.3 million and $10.2 million for the year and quarter ended December 31, 1993, compared with $53.4 million and $9.4 million, respectively, for the same periods in 1992. Norwest Financial Services, Inc. (commercial and consumer finance) reported earnings of $200.1 million and $56.2 million for the year and quarter ended December 31, 1993, compared with $159.0 million and $48.2 million, respectively, for the same periods in 1992.

       At December 31, 1993, total assets were $50.8 billion, compared with $46.7 billion at December 31, 1992. The increase is primarily due to a $4.3 billion increase in loans and leases, and student loans and mortgages held for sale, including $2.6 billion of loans and leases acquired in acquisitions completed during 1993. This increase was partially offset by a $0.4 billion decrease in investment securities and investment securities available for sale. Total long-term debt at December 31, 1993, was $6.8 billion compared with $4.5 billion at December 31, 1992. This increase is primarily due to a net increase of $1.0 billion of Federal Home Loan Bank advances by subsidiary banks of Norwest and a net increase of $1.0 billion of long-term debt issued by Norwest. Total stockholders' equity was $3.6 billion at December 31, 1993, compared with $3.1 billion at December 31, 1992. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       CERTAIN REGULATORY CONSIDERATIONS

  GENERAL

      As a bank holding company, Norwest is subject to the supervision of the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. All of Norwest's banking subsidiaries are insured, and therefore are subject to regulation, by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

      Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the right of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

  DIVIDEND RESTRICTIONS

      Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the Bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions, Norwest's national bank subsidiaries could have declared, as of September 30, 1993, without obtaining prior regulatory approval, aggregate dividends of at least $136.3 million. The payment of dividends by any subsidiary bank may also be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank.

      If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

      Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

      The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

      A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

      Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of certain of its subsidiary banks, is subject to such provisions.

  CAPITAL REQUIREMENTS

      In January 1989, the Federal Reserve Board issued final risk-based capital guidelines for bank holding companies, such as Norwest. The new guidelines, which became effective December 31, 1990, were phased in over two years. The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves. In addition, the Federal Reserve Board approved in August 1990 final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies and state member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and state member banks will be required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At September 30, 1993, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 9.80% and 12.42%, respectively, and Norwest's leverage ratio for the quarter ended September 30, 1993, was 6.81%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

      The Federal Reserve Board has adopted changes to its risk-based and leverage ratio requirements applicable to bank holding companies and state chartered member banks that require that all intangibles, including core deposit intangibles, purchased mortgage servicing rights ("PMSRs"), and purchased credit card relationships ("PCCRs") be deducted from Tier 1 capital. The changes, however, grandfather identifiable assets (other than PMSRs and PCCRs) acquired on or before February 19, 1992, and permit the inclusion of readily marketable PMSRs and PCCRs in Tier 1 capital to the extent that (i) PMSRs and PCCRs do not exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, PMSRs and PCCRs each would be included in Tier 1 capital only up to the lesser of (a) 90% of their fair market value (which must be determined quarterly) and (b) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations. Management does not expect the foregoing changes to have a material impact on the results of operations of Norwest.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

      In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

      Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon where its capital levels are in relation to various relevant capital measures, which will include a risk-based capital measure and a leverage ratio capital measure, and certain other factors.

      A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below any such measure, and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critical capital level must be a level of tangible equity equal to not less than 2% of total assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating.

      Under regulations adopted pursuant to the foregoing provisions, for an institution to be well capitalized it must have a Tier 1 risk-based capital ratio of a least 6%, a total risk-based capital ratio of at least 10%, and a leverage ratio of at least 5%, and not be subject to any specific capital order or directive. For an institution to be adequately capitalized it must have a Tier 1 risk-based capital ratio of at least 4%, a total risk-based capital ratio of at least 8%, and a leverage ratio of a least 4% (and in some cases 3%). As of September 30, 1993, all of Norwest's banking subsidiaries were well capitalized.

      FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

      FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The impact of such standards on Norwest cannot be ascertained.

      FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

      Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a ratio of Tier 1 capital to risk-adjusted assets of at least 6%, and a ratio of total capital to risk-adjusted assets of at least 10%, and is not otherwise in a "troubled condition" as specified by the appropriate federal regulatory agency. A bank is defined to be "adequately capitalized" if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At September 30, 1993, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC INSURANCE

      Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF or SAIF member institution will be assigned an annual FDIC assessment rate ranging from 0.23% per annum (for well capitalized Subgroup A institutions) to 0.31% (or undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 0.26% to 0.30%. Norwest incurred $66.2 million of FDIC insurance expense in 1993. Because of decreases in the reserves of the BIF and SAIF due to the increased number of bank failures in recent years, it is possible the BIF and SAIF premiums will be further increased and it is possible that there may be a special assessment. Any such further increase or special assessment would also decrease net income, and a special assessment could have a material adverse effect on the results of operations of Norwest.

                                    EXPERTS

      The consolidated financial statements of Norwest and subsidiaries as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of BMS and subsidiaries as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, have been included herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, included herein and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINION

      A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
  S. Stroup, Executive Vice President and General Counsel of Norwest. At September 30, 1993, Mr. Stroup was the beneficial owner of approximately 102,250 shares and held options to acquire 215,931 additional shares of Norwest Common Stock.


                     MANAGEMENT AND ADDITIONAL INFORMATION

      Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1992, and Amendment No. 1 on Form 8 dated March 3, 1993, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of BMS desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                              FINANCIAL STATEMENTS
                                       OF
                             BANK OF MONTANA SYSTEM
                                AND SUBSIDIARIES

                                     INDEX
                                     -----

                                                                       Beginning
                                                                         page

Independent Auditors' Report                                               F-2

Consolidated Balance Sheets - December 31, 1992 and 1991                   F-3

Consolidated Statements of Income - each of the years in                   F-4
   the three-year period ended December 31, 1992

Consolidated Statements of Changes in Stockholders' Equity -               F-5
   each of the years in the three-year period ended
   December 31, 1992

Consolidated Statements of Cash Flows - each of the years                  F-6
   in the three-year period ended December 31, 1992

Notes to Consolidated Financial Statements                                 F-8

Consolidated Balance Sheets - September 30, 1993 and                      F-26
   December 31, 1992 (unaudited)

Consolidated Statements of Income - each of the nine-month                F-27
   periods ended September 30, 1993 and 1992 (unaudited)

Consolidated Statements of Cash Flows - each of the nine-month            F-29
   periods ended September 30, 1993 and 1992 (unaudited)

Consolidated Statements of Changes in Stockholders' Equity                F-30
   (unaudited)

Notes to Unaudited Consolidated Financial Statements - September 30,
   1993 and 1992                                                          F-31

                       (LETTERHEAD OF KMPG PEAT MARWICK)



                        Report of Independent Auditors
                        ------------------------------



The Board of Directors and Stockholders
Bank of Montana System:

We have audited the accompanying consolidated balance sheets of Bank of Montana System and subsidiaries as of December 31, 1992 and 1991 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of Montana System and subsidiaries at December 31, 1992 and 1991 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1992 in conformity with generally accepted accounting principles.


                                    /S/ KPMG Peat Marwick


February 5, 1993, except as Note 13,
  which is as of March 9, 1993

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                            December 31,
                                                    ----------------------------
     Assets                                             1992            1991
     ------                                         ------------    ------------

Cash and due from banks                             $ 22,339,152    $ 22,912,162
Federal funds sold                                     5,300,000      14,850,000
Investment securities (approximate market
  value 1992 - $212,244,000, 1991 - $221,447,000):
    U.S. Government and agency obligations           192,596,776     182,294,955
    State, county and municipal obligations            6,653,500       5,490,458
    Other investments                                 10,394,643      27,805,537
                                                    ------------    ------------
        Total investment securities                  209,644,919     215,590,950
                                                    ------------    ------------

Loans                                                244,469,158     168,995,283
  Less: Reserve for loan losses                        2,480,038       2,068,929
                                                    ------------    ------------
        Net loans                                    241,989,120     166,926,354
                                                    ------------    ------------

Premises and equipment, net                            7,010,295       6,819,545
Accrued income receivable                              3,739,640       3,912,004
Excess of purchase price over equity in net assets
  acquired and other intangible assets, net            2,997,126       3,242,074
Cash value of life insurance                           5,758,827       5,444,455
Other real estate owned                                  398,590         281,788
Other assets                                             842,377         757,567
                                                    ------------    ------------

        Total assets                                $500,020,046    $440,736,899
                                                    ============    ============

     Liabilities and Stockholders' Equity
     ------------------------------------

Deposits:
  Non-interest bearing                              $ 63,844,603    $ 62,603,036
  Interest bearing                                   346,149,352     306,470,644
                                                    ------------    ------------
        Total deposits                               409,993,955     369,073,680

Repurchase agreements                                 40,811,097      29,721,002
Income taxes payable                                     875,327         795,169
Notes, mortgages and contracts payable                10,505,668      10,462,795
Accrued expenses and other liabilities                 7,799,957       3,590,917
                                                    ------------    ------------
        Total liabilities                            469,986,004     413,643,563

Commitments and contingencies

Stockholders' equity:
  Common stock, $2.50 par value; 4,000,000 shares
    authorized, 1,290,547 outstanding in 1992
    (1,299,109 in 1991)                                3,226,368       3,247,773
  Additional paid-in capital                           3,962,545       4,137,915
  Retained earnings                                   22,845,129      19,707,648
                                                    ------------    ------------
        Total stockholders' equity                    30,034,042      27,093,336
                                                    ------------    ------------

        Total liabilities and stockholders' equity  $500,020,046    $440,736,899
                                                    ============    ============

See accompanying notes to consolidated financial statements.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                       Consolidated Statements of Income

                                                  Year ended December 31,
                                           -------------------------------------
                                               1992        1991         1990
                                           -----------  -----------  -----------
Interest income:
 Interest and fees on loans                $19,103,410  $17,460,531  $15,610,773
 Interest on deposits with banks                     -       48,198      308,630
 Interest on U.S. Government and agency
  obligations                               12,398,179   13,741,689   10,381,090
 Interest on state, county and
  municipal obligations                        443,105      422,567      167,552
 Interest on other investments               1,296,094    2,487,308    3,102,978
 Interest on federal funds sold                185,946      587,738    1,376,281
                                           -----------  -----------  -----------

  Total interest income                     33,426,734   34,748,031   30,947,304
                                           -----------  -----------  -----------

Interest expense:
 Interest on deposit accounts               13,405,145   17,418,578   16,299,116
 Interest on federal funds purchased and
  repurchase agreements                      1,302,300    1,544,388    1,287,313
 Interest on notes, mortgages and
  contracts                                    872,627      911,506      684,135
                                           -----------  -----------  -----------

  Total interest expense                    15,580,072   19,874,472   18,270,564
                                           -----------  -----------  -----------

Net interest income                         17,846,662   14,873,559   12,676,740

Provision for loan losses                      796,374      617,387      197,611
                                           -----------  -----------  -----------

Net interest income after provision for
 loan losses                                17,050,288   14,256,172   12,479,129
                                           -----------  -----------  -----------

Other operating income:
 Service charges on deposit accounts         1,738,607    1,625,213    1,395,146
 Gain on sale of investment securities,
  net                                        1,355,618      960,160      209,910
 Other income                                3,173,042    2,551,774    1,873,829
                                           -----------  -----------  -----------

  Total other operating income               6,267,267    5,137,147    3,478,885
                                           -----------  -----------  -----------

Other operating expense:
 Salaries and wages                          5,560,838    4,645,044    3,935,710
 Employee benefits                             884,812      781,129      731,932
 Net occupancy expense                         984,958      853,587      836,835
 Furniture and equipment
  expense                                    1,241,193    1,189,677      883,038
 Other operating expense                     6,686,374    5,904,682    4,876,560
                                           -----------  -----------  -----------

  Total other operating expense             15,358,175   13,374,119   11,264,075
                                           -----------  -----------  -----------

Income before income taxes                   7,959,380    6,019,200    4,693,939
                                           -----------  -----------  -----------

Applicable income tax expense (benefit):
 Current                                     2,856,433    2,231,083    1,519,515
 Deferred                                       99,520     (259,745)      73,759
                                           -----------  -----------  -----------

  Total income tax expense                   2,955,953    1,971,338    1,593,274
                                           -----------  -----------  -----------

  Net income                               $ 5,003,427  $ 4,047,862  $ 3,100,665
                                           ===========  ===========  ===========

Weighted average number of common shares
 outstanding                                 1,296,779    1,362,439    1,334,435
                                           ===========  ===========  ===========

Net income per share                       $      3.86  $      2.97  $      2.32
                                           ===========  ===========  ===========

See accompanying notes to consolidated financial statements.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

          Consolidated Statements of Changes in Stockholders' Equity

                                            Additional                 ESOP shares      Total
                                 Common      paid-in       Retained     purchased    stockholders'
                                 stock       capital       earnings     with debt       equity
                               ----------   -----------   -----------  -----------   -------------

Balance December 31, 1989      $3,106,000   $ 5,241,297   $15,817,869   $(880,000)    $23,285,166
  Net income                            -             -     3,100,665           -       3,100,665
  Dividends paid, $1.20 per
    share                               -             -    (1,621,338)          -      (1,621,338)
  Acquisition of subsidiary
    banks                         500,403     1,159,020             -           -       1,659,423
  ESOP debt reduction                   -             -             -     160,000         160,000
                               ----------   -----------   -----------   ---------     -----------

Balance December 31, 1990       3,606,403     6,400,317    17,297,196    (720,000)     26,583,916
  Net income                            -             -     4,047,862           -       4,047,862
  Dividends paid, $1.20 per
    share                               -             -    (1,637,410)          -      (1,637,410)
  Purchase of 113,561 shares
    from former director         (283,902)   (1,589,855)            -           -      (1,873,757)
  Purchase of 29,891 shares
    from ESOP and retired
    employees                     (74,728)     (672,547)            -           -        (747,275)
  ESOP debt reduction                   -             -             -     720,000         720,000
                               ----------    ----------   -----------   ---------     -----------

Balance December 31, 1991       3,247,773     4,137,915    19,707,648           -      27,093,336
  Net income                            -             -     5,003,427           -       5,003,427
  Dividends paid, $1.44 per
    share                               -             -    (1,865,946)          -      (1,865,946)
  Purchase of 3,844 shares
    from shareholders              (9,610)      (69,215)           -            -         (78,825)
  Purchase of 4,718 shares
    from ESOP and retired
    employees                     (11,795)     (106,155)           -            -        (117,950)
                               ----------    ----------   -----------   ---------     -----------

Balance December 31, 1992      $3,226,368    $3,962,545   $22,845,129   $       -     $30,034,042
                               ==========    ==========   ===========   =========     ===========

See accompanying notes to consolidated financial statements.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                                                                  Year ended December 31,
                                                                        --------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                            1992            1991            1990
- ------------------------------------------------                        -------------   -------------   ------------

Cash flows from operating activities:
  Net income                                                            $   5,003,427   $   4,047,862   $  3,100,665
  Adjustments to reconcile net income to cash
    provided by operating activities:
      Depreciation and amortization                                         1,218,028       1,158,008        935,398
      Provision for loan losses                                               796,374         617,387        197,611
      Deferred income taxes                                                    99,520        (259,745)        73,759
      Changes in operating assets and liabilities:
        Unearned discount                                                      11,292          28,515         (9,415)
        Accrued income receivable                                             408,063         776,594      1,246,811
        Income taxes payable                                                  (19,362)        (23,084)       (84,168)
        Accrued expenses and other liabilities                              4,053,345        (653,045)      (366,804)
        Other                                                                (223,905)       (723,621)       296,751
                                                                         ------------   -------------   ------------
          Net cash provided by operating activities                        11,346,782       4,968,871      5,390,608
                                                                         ------------   -------------   ------------
Cash flows from investing activities:
  Purchases of investment securities                                     (125,813,543)   (148,990,337)   (40,253,890)
  Maturities and sales of investment securities                           136,169,610     109,478,439     49,765,825
  Interest bearing deposits with banks, net                                         -         962,532      3,628,643
  Federal funds sold, net                                                  10,875,000      28,785,000    (25,610,000)
  Net increase in loans                                                   (60,273,003)    (10,614,023)    (9,391,932)
  Premises and equipment, net                                              (1,020,916)       (400,530)    (1,156,536)
  Net (increase) decrease in other real estate                               (116,802)        144,595        114,278
  Additional investments in life insurance, net                                     -        (379,381)             -
  Acquired subsidiaries' cash and cash equivalents                          7,929,047               -      3,842,800
  Deferred acquisition costs                                                 (175,277)              -              -
                                                                         ------------   -------------   ------------

          Net cash used in investing activities                           (32,425,884)    (21,013,705)   (19,060,812)
                                                                         ------------   -------------   ------------

Cash flows from financing activities:
  Net increase (decrease) in non-interest bearing deposits                 (1,988,160)      5,337,288      2,927,802
  Net increase in interest bearing deposits                                13,424,005       7,211,526     13,568,894
  Net increase in repurchase agreements                                    11,090,095      10,516,921      3,535,312
  Proceeds of debt financing                                                2,025,000       1,753,757              -
  Payments on debt financing                                               (1,982,127)     (1,699,986)    (1,867,006)
  ESOP debt reduction                                                               -         720,000        160,000
  Dividends paid                                                           (1,865,946)     (1,637,410)    (1,621,338)
  Payments to acquire Company common stock                                   (196,775)     (2,621,032)             -
                                                                         ------------   -------------   ------------

          Net cash provided by financing activities                        20,506,092      19,581,064     16,703,664
                                                                         ------------   -------------   ------------

Net change in cash and cash equivalents                                      (573,010)      3,536,230      3,033,460

Cash and cash equivalents, beginning of year                               22,912,162      19,375,932     16,342,472
                                                                         ------------   -------------   ------------

Cash and cash equivalents, end of year                                   $ 22,339,152   $  22,912,162   $ 19,375,932
                                                                         =============  =============   ============
                                                                                                          (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

Noncash Investing and Financing Activities
- ------------------------------------------

In 1992, the Company acquired all of the capital stock of a bank for the issuance of $2 million in debt. Assets acquired and liabilities assumed were as follows:

         Cash and due from banks                           $ 1,032,846
         Investment securities                               4,410,036
         Federal funds sold                                  1,325,000
         Loans, net                                         15,597,429
         Premises and equipment                                 15,914
         Accrued income receivable                             235,699
         FDIC receivable                                     6,896,201
                                                           -----------

                                                            29,513,125
         Less liabilities assumed:
           Deposits                                         29,484,430
           Accrued expenses and other liabilities              155,695
                                                           -----------

         Goodwill recorded                                 $   127,000
                                                           ===========

In 1990, the Company acquired all of the capital stock of two banks for the issuance of 200,161 shares of Company common stock and the assumption of long-term debt. Assets acquired and liabilities assumed were as follows:

         Assets acquired (historical book value):
         Cash and cash equivalents                         $ 3,842,800
         Federal funds sold and interest bearing deposits      977,273
         Investment securities                              33,990,539
         Loans, net                                         32,221,239
         Premises and equipment                                499,205
         Other assets                                        5,026,748
                                                           -----------

                                                            76,557,804
                                                           ===========

         Less liabilities assumed:
         Deposits                                           66,738,920
         Long-term debt                                      6,350,000
         Other liabilities                                   1,809,461
                                                           -----------

         Common stock issued                               $ 1,659,423
                                                           ===========

Supplemental Disclosures
- ------------------------

                                            1992           1991         1990
                                         -----------  -------------  -----------
Cash paid during the year for:
  Interest expense                       $16,343,149  $  20,674,465  $17,605,296
  Income taxes                             2,882,221      2,254,167    1,603,683
                                         ===========  =============  ===========

See accompanying notes to consolidated financial statements.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                      Three Years Ended December 31, 1992


(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     General - Bank of Montana System and subsidiaries (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary and branch offices throughout the state of Montana. The Company is subject to competition from other financial institutions and financial service providers. The Company is subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     The consolidated financial statements include the accounts of Bank of Montana System (Parent) and its subsidiaries, Bank of Montana, Bank of Montana - Butte, and five non-bank subsidiaries. Effective September 1, 1992, seventeen former subsidiaries were merged into Bank of Montana. The previously existing subsidiaries are now operating as branch offices in the same locations. All material intercompany balances have been eliminated.

     Basis of Presentation - The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowances for loan losses, management obtains independent appraisals for significant properties. Management believes that the allowances for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the banks' allowance for losses on loans. Such agencies may require the banks to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

     Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. Federal funds are purchased and sold on a consolidated basis and are generally bought and sold for one day periods.

     Aggregate average reserves in the form of deposits with the Federal Reserve Bank of $205,000 ($623,000 in 1991) were maintained in conjunction with satisfying Federal regulatory reserve requirements for 1992. No compensating balances are required to be maintained with correspondent banks as compensation for check clearing services.

     Investment Securities - Investment securities are segregated based on whether the investments are held for short-term appreciation in market value or for long-term investment. At December 31, 1992 and 1991 there were no securities held for short term appreciation.

     Investment securities held for long-term investment are stated at cost, adjusted for amortization of premium and accretion of discount which are recognized as adjustments to interest income using the straight-line method. The results of using the straight-line method do not differ materially from results using the interest method. Such securities are also subject to adjustments, if any, for permanent impairments in value.
     At December 31, 1992 and 1991 no such adjustments were necessary.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Gains and losses from sales of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method and reported "net" in other operating income in the consolidated statements of income.

     Loans - Secured and unsecured loans are stated at the principal amount outstanding net of unearned discount and reserve for loan losses. Interest on commercial, real estate and certain consumer loans is credited to income based upon the principal amount outstanding. Unearned discount on other consumer loans is recognized as income over the terms of the loans by using principal amounts outstanding.

     Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when either reasonable doubt exists as to the full, timely collection of interest or principal or, when the loan becomes contractually past due by ninety days or more with respect to interest or principal unless such past due loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income unless principal and interest are well secured by sound collateral values. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest.

     Restructured rate loans are loans that have been restructured to provide for a reduction of the originally contracted principal and/or rate of interest as a result of a weakening in the financial position of the borrower. Interest income on these loans is accrued at the restructured rate.

     Loan Fees - Net loan origination fees, if significant, are recognized as interest income over the life of the related loans as an adjustment of the interest yield.

     Reserve for Loan Losses - The reserve for loan losses is maintained through a provision for loan losses which is charged to expense. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is maintained at an amount that management believes will be adequate to absorb losses inherent in existing loans, leases, and commitments to extend credit, based on evaluations of collectibility, collateral values, and prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases, and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay.

     Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation and amortization, which is charged to operating expense over the estimated useful lives of the respective assets using the straight-line method for bank premises and accelerated and straight-line methods for equipment. Consolidated depreciation expense was $846,080, $795,585 and $688,392 for 1992, 1991 and 1990, respectively.
     Repairs and maintenance costs are charged to expense as incurred.

     Intangible Assets - The excess of purchase price over equity in net assets acquired after October 31, 1970, is being amortized over twelve to forty years. The remainder ($884,610 at December 31, 1992) is not being amortized since, in the opinion of management, there has been no decline in value of the assets and business markets acquired.

     The excess of purchase price over equity in net assets of the data processing facility acquired in 1987 of $234,000 is being amortized over 12 years. The value of service contracts acquired in this acquisition of $1,330,000 is being amortized over 8 years, based on an evaluation of contract terms, equipment leases, software owned and other factors.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Cash Surrender Value of Life Insurance - The Company maintains life insurance policies on certain of its key officers whereby the cash surrender value is received if the policy is terminated, or the death benefit is received upon the death of the insured.

     Other Real Estate Owned - Other real estate owned represents property acquired in satisfaction of loans, including in-substance foreclosure. At time of acquisition other real estate is recorded at the lower of the Bank's carrying value of the related loan or the asset's fair market value which becomes the property's new carrying value. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expenses, net of related income, incurred in maintaining assets and subsequent write-downs to reflect declines in the net realizable value of the property are included in other operating expenses.

     A loan is deemed foreclosed in-substance when it has been determined that repayment in full is not expected and the borrower has little or no equity in the collateral and is not expected to be able to rebuild equity in the foreseeable future.

     Income Taxes - The Parent Company and its subsidiaries have elected to be included in a consolidated Federal income tax return. State statute currently prevents the Bank from filing a consolidated Montana income tax return with the Parent and, accordingly, separate returns are filed and taxes paid by the Parent Company and each bank subsidiary. Federal income taxes attributable to the subsidiaries, computed on a separate return basis, are paid to or received from the Parent Company.

     The income tax effects of transactions are recognized for financial reporting purposes in the year in which they enter into determination of recorded income, regardless of when the transactions are recognized for tax purposes. Accordingly, applicable income taxes in the consolidated statements of income include charges or credits for deferred income taxes relating to such temporary differences. These deferred income taxes are recognized for these temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (the Statement). The Statement requires certain changes to the asset and liability method of accounting for income taxes, primarily related to the recognition of deferred tax assets. Adoption of the Statement in 1993 is not expected to have a material impact on consolidated earnings or financial position.

     Earnings Per Share - Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

     Reclassification - Certain reclassifications have been made to the prior years' financial statements amounts to conform to the 1992 presentation.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(2)  Investment Securities
     ---------------------

     The amortized cost and estimated market values of investments in debt securities are as follows:

                                                      Gross      Gross       Estimated
                                     Amortized     unrealized  unrealized      market
          1992                          cost          gains      losses        value
          ----                      ------------   ----------  ----------   ------------

       U.S. Treasury securities     $  7,330,215   $   72,833  $       -   $  7,403,048
       State, county and municipal     6,653,500      135,944        (13)     6,789,431
       Asset-backed securities           262,376        4,166          -        266,542
       Mortgage-backed securities    192,438,764    2,857,323   (481,108)   194,814,979
       Corporate securities            2,960,064        9,936          -      2,970,000
                                    ------------   ----------   --------   ------------

         Total                      $209,644,919   $3,080,202  $(481,121)  $212,244,000
                                    ============   ==========  =========   ============

                                                      Gross      Gross       Estimated
                                     Amortized     unrealized  unrealized      market
          1991                          cost          gains      losses        value
          ----                      ------------   ----------  ----------   ------------

       U.S. Treasury securities     $  7,296,521   $  127,194  $       -    $  7,423,715
       State, county and municipal     5,490,458      209,951         (5)      5,700,404
       Asset-backed securities           595,825       14,381          -         610,206
       Mortgage-backed securities    195,893,013    5,913,516    (63,854)    201,742,675
       Corporate securities            6,315,133            -   (345,133)      5,970,000
                                     -----------   ----------  ---------    ------------

         Total                      $215,590,950   $6,265,042  $(408,992)   $221,447,000
                                    ============   ==========  =========    ============

     Proceeds from sale of investment securities were $49,110,818 and $92,910,000 in 1992 and 1991, respectively. Gross gains of $1,368,192 and $986,054, and gross losses of $12,574 and $25,894 were realized on sales of investment securities in 1992 and 1991, respectively.

     Maturities of the investment securities by contractual maturity at December 31, 1992 are shown below. Maturities of securities do not reflect rate repricing opportunities present in many adjustable rate mortgage-backed and corporate securities, nor do they reflect expected shorter maturities based upon early prepayments of principal. At December 31, 1992, approximately $102,215,000 of floating rate securities are included in maturities of mortgage-backed and other investment securities beyond five years.

                                                           December 31,
                                               -------------------------------------
                                                        1992                1991
                                               ------------------------  -----------
                                                             Estimated
                                                 Amortized     Market     Amortized
                                                   cost        value        cost
                                               -----------  -----------  -----------
       U.S. Treasury securities:
         Due in one year or less               $ 5,335,623  $ 5,399,288  $ 3,979,441
         After one year but within five years    1,994,592    2,003,760    3,317,080
                                               -----------  -----------  -----------

           Total                               $ 7,330,215  $ 7,403,048  $ 7,296,521
                                               ===========  ===========  ===========

                                                                     (continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                                                                December 31,
                                                ----------------------------------------
                                                           1992                 1991
                                                --------------------------  ------------
                                                               Estimated
                                                 Amortized       Market       Amortized
                                                   cost          value           cost
                                                -----------  -------------  ------------
     State, county and municipal:
       Due in one year or less                  $    675,724  $    682,984  $    400,996
       After one year but within five years          910,954       933,597     1,414,084
       After five years but within ten years       1,605,499     1,644,300     1,563,741
       After ten years                             3,461,323     3,528,550     2,111,637
                                                ------------  ------------  ------------

         Total                                  $  6,653,500  $  6,789,431  $  5,490,458
                                                ============  ============  ============
     Asset-backed securities:
       After one year but within five years     $    262,376  $    266,542  $    595,825
                                                ============  ============  ============
     Mortgage-backed securities:
       Due in one year                          $  2,423,297  $  2,456,526  $  1,424,123
       After one year but within five years       25,799,984    25,950,070     4,833,088
       After five years but within ten years      16,292,709    16,707,505    23,133,035
       After ten years                           147,922,774   149,700,878   166,502,767
                                                ------------  ------------  ------------
         Total                                  $192,438,764  $194,814,979  $195,893,013
                                                ============  ============  ============
     Corporate securities:
       After five years but within ten years    $  2,960,064  $  2,970,000  $  2,952,549
       After ten years                                     -             -     3,362,584
                                                ------------  ------------  ------------

                                                $  2,960,064  $  2,970,000  $  6,315,133
                                                ============  ============  ============

    Investment securities carried at approximately $82,000,000 ($62,000,000 in 1991) were pledged to secure public or trust deposits, securities sold under repurchase agreements, seasonal borrowing lines with the Federal Reserve Bank or for other purposes required or permitted by law at December 31, 1992.

(3)  Loans
     -----

     Loans by classification follow:

                                                                   December 31,
                                                    -----------------------------------------
                                                            1992                  1991
                                                    -------------------   -------------------
                                                       Amount       %        Amount       %
                                                    ------------  -----   -----------   -----

       Commercial and financial                     $ 81,659,789   33.8%  $ 66,936,489   40.1%
       Commercial loans secured by real estate        32,010,793   13.2     24,036,550   14.4
       Agricultural                                   32,241,303   13.3     22,644,275   13.6
       Real estate - construction                      2,456,939    1.0      2,445,984    1.5
       Real estate - mortgage                         12,554,600    5.2      5,395,588    3.2
       Consumer                                       83,545,734   34.5     47,536,397   28.5
                                                    ------------  -----   ------------  -----
         Total loans                                 244,469,158  101.0    168,995,283  101.3
                                                    ------------  -----   ------------  -----
       Less:  Reserve for loan losses                  2,480,038    1.0      2,068,929    1.3
                                                    ------------  -----   ------------  -----
         Net loans                                  $241,989,120  100.0%  $166,926,354  100.0%
                                                    ============  =====   ============  =====

                                                                     (continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     The Company had no concentrations of loans to borrowers engaged in other industry classifications which exceeded 10% of total loans other than disclosed above.

     Nonaccrual loans amounted to $572,000, $1,297,000, and $1,031,000 at December 31, 1992, 1991 and 1990, respectively. If interest on these loans had been accrued, such income would have approximated $77,000, $121,000 and $65,000, respectively. Included in total loans at December 31, 1992 and 1991 are loans with a carrying value of $427,000 and $719,000, respectively, the terms of which have been modified in troubled debt restructurings. Interest is generally accrued on such loans in accordance with the renegotiated terms. At December 31, 1992, there were no commitments to lend additional funds to borrowers whose existing loans have been restructured or are classified as nonaccrual.

     Over 77% of the Company's loan activity is with customers within the state of Montana. At December 31, 1992, $56,000,000 of loans or purchased participation loans were acquired where the customers are out of the state. Included in this balance is $10,987,000 of mortgages and other loans from companies and individuals secured by homes, autos, trucks, and recreational vehicles. Anticipated credit losses arising from these transactions compare favorably with the Company's credit loss experience of its loan portfolio as a whole.

(4)  Reserve for Loan Losses
     -----------------------

     A summary of changes in the reserve for loan losses for the three years ended December 31, 1992, follows:

                                                 1992        1991        1990
                                              ----------  ----------  ----------

       Balance - beginning of year            $2,068,929  $2,215,507  $1,454,886
       Additions:
         Recoveries on loans previously
           charged-off                           101,049     185,820     159,862
         Provision charged to operating
           expense                               796,374     617,387     197,611
         Reserve for loan loss of
           subsidiary banks acquired             238,000           -     767,807
                                              ----------  ----------  ----------
                                               3,204,352   3,018,714   2,580,166
       Losses charged to the reserve             724,314     949,785     364,659
                                              ----------  ----------  ----------

       Balance - end of year                  $2,480,038  $2,068,929  $2,215,507
                                              ==========  ==========  ==========

(5)  Premises and Equipment
     ----------------------

     A summary of premises and equipment at December 31, 1992 and 1991 follows:


                                         1992                     1991
                              -------------------------  -----------------------
                                              Parent                     Parent
                                              Company                   Company
                              Consolidated      only     Consolidated     only
                              ------------  -----------  ------------  ---------

     Land                      $ 1,649,698  $         -   $ 1,558,698  $       -
     Buildings and
       improvements              7,970,635            -     7,887,186          -
     Equipment                   4,731,233            -     4,365,443    118,956
                               -----------  -----------   -----------  ---------

       Total cost               14,351,566            -    13,811,327    118,956
     Less: accumulated
       depreciation              7,341,271            -     6,991,782     86,936
                               -----------  -----------   -----------  ---------

       Total                   $ 7,010,295            -   $ 6,819,545  $  32,020
                               ===========  ===========   ===========  =========

                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Buildings and improvements are depreciated over 10 to 40 years and equipment over 3 to 10 years.

(6)  Deposits
     --------

     Deposits are summarized as follows:

                                                            December 31,
                                                     --------------------------
                                                         1992          1991
                                                     ------------  ------------

       Noninterest bearing demand                    $ 63,844,603  $ 62,603,036
                                                     ------------  ------------

       Interest bearing:
         Demand                                        75,344,136    56,095,880
         Savings                                      125,406,557    94,237,370
         Time, $100,000 and over                       18,333,181    19,981,843
         Time, other                                  127,065,478   136,155,551
                                                     ------------  ------------

           Total interest bearing                     346,149,352   306,470,644
                                                     ------------  ------------

                                                     $409,993,955  $369,073,680
                                                     ============  ============

     The maturities of time certificates of deposit issued in denominations of $100,000 or greater at December 31, 1992 and 1991, is as follows:

                                                           1992         1991
                                                       -----------  -----------

       Within three months                             $ 8,250,527  $ 9,818,944
       After three but within six months                 4,372,501    3,965,130
       After six but within twelve months                5,202,535    6,097,769
       After twelve months                                 507,618      100,000
                                                       -----------  -----------
         Total                                         $18,333,181  $19,981,843
                                                       ===========  ===========


     Interest expense relating to such certificates was approximately $852,000 in 1992 ($1,658,000 in 1991).

(7)  Income Taxes
     ------------

     Income tax expense (benefit) from operations follows:

                                           Year ended December 31,
                               ----------------------------------------------
                                  1992              1991              1990
                               ----------       -----------       -----------
       Current:
         Federal               $2,242,475       $ 1,770,179       $ 1,091,971
         State                    613,958           460,904           427,544
                               ----------       -----------       -----------
                                2,856,433         2,231,083         1,519,515
                               ----------       -----------       -----------
       Deferred:
         Federal                   83,409          (247,743)          133,347
         State                     16,111           (12,002)          (59,588)
                               ----------       -----------       -----------
                                   99,520          (259,745)           73,759
                               ----------       -----------       -----------

         Income tax expense    $2,955,953       $ 1,971,338       $ 1,593,274
                               ==========       ===========       ===========

                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     The sources of timing differences resulting in deferred income taxes for 1992, 1991 and 1990 and the tax effect of each are as follows:

                                                1992        1991        1990
                                              --------   ----------   ---------
     Loan loss deduction on tax return
       greater (less) than provisions
       charged to operating expense           $(83,133)  $ (32,649)   $   2,711
     Losses on other real estate owned
       less than amounts realized for
       income tax purposes                      (4,080)      8,241      403,154
     Expenses not deductible until paid         96,000     (96,000)           -
     Reversal of prior year accrual                  -    (110,384)           -
     Other                                      90,733     (28,953)    (194,879)
     Conversion to accrual basis for
       income tax reporting                          -           -     (357,681)
     Alternative minimum tax                         -           -      220,454
                                              --------   ---------    ---------
       Total                                  $ 99,520   $(259,745)   $  73,759
                                              ========   =========    =========

     Total income tax expense applicable to income from operations before income taxes differs from tax expense computed by applying the U.S. Federal income tax rate of 34% to income before income taxes and extraordinary items as follows:


                                    1992                1991                1990
                             ------------------  ------------------  ------------------
                                          % of                % of                % of
                                         Pretax              Pretax              Pretax
                               Amount    Income    Amount    Income    Amount    Income
                             ----------  ------  ----------  ------  ----------  ------
     Tax expense at Federal
       statutory rate        $2,706,189   34.0%  $2,046,528   34.0%  $1,595,939   34.0%
     State taxes, net of
       Federal benefit          363,321    4.6      296,275    4.9     242,851     5.2
     Tax-exempt interest       (210,715)  (2.7)    (198,643)  (3.3)   (166,696)   (3.6)
     Other, net                  97,158    1.2     (172,822)  (2.8)    (78,820)   (1.7)
                             ----------   ----   ----------   ----  ----------    ----

     Actual tax expense      $2,955,953   37.1%   1,971,338   32.8%  1,593,274    33.9%
                             ==========   ====   ==========   ====  ==========    ====

(8)  Other Operating Expense
     -----------------------

     The components of other operating expense follow:

                                                    Year ended December 31,
                                              ----------------------------------
                                                 1992        1991        1990
                                              ----------  ----------  ----------

       Advertising                            $  245,080  $  214,488  $  183,773
       FDIC and state assessments                947,864     814,184     409,014
       Other Insurance                           305,550     302,307     244,696
       Legal, audit and professional             582,917     580,683     628,119
       Postage, freight and express              431,024     367,660     269,207
       Printing, stationery and supplies         488,517     409,981     358,045
       Telephone expense                         325,382     401,950     240,352
       Losses on other real estate owned          30,727      61,377     213,694
       All other expenses                      3,329,313   2,752,052   2,329,660
                                              ----------  ----------  ----------

         Total                                $6,686,374  $5,904,682  $4,876,560
                                              ==========  ==========  ==========

                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(9)  Notes, Mortgages and Contracts
     -------------------------------

     A summary of notes, mortgages and contracts at December 31, 1992 and 1991, follows:

                                                            1992         1991
                                                        -----------  -----------
       Parent Company:
         Adjustable rate term note payable, maturing
           through 2000                                 $10,500,000  $ 9,540,000
         7.75% mortgage loan                                      -      202,509
         10% Industrial Development Revenue bond                  -      483,959
         Adjustable rate revolving line of credit                 -      100,000
                                                        -----------  -----------
           Parent Company - total                        10,500,000   10,326,468
                                                        -----------  -----------
       Subsidiaries:
         10.33% SID payable, maturing through 2002            5,668        6,327
         Adjustable rate bank note payable                        -      130,000
                                                        -----------  -----------
           Subsidiaries - total                               5,668      136,327
                                                        -----------  -----------
           Total notes, mortgages and contracts         $10,505,668  $10,462,795
                                                        ===========  ===========

     The Company's adjustable rate term loan payable is secured by all stock owned in the Company's bank subsidiaries. The term loan agreement contains various restrictive covenants including limitations on capital spending and acceleration of maturity in the event of four consecutive quarters of operating losses in any subsidiary bank or the Parent Company.

     The Company has a $100,000 revolving line of credit with interest at prime rate (6% at December 31, 1992). The line of credit is also secured by all stock of the subsidiary banks. The line of credit must be fully repaid for thirty consecutive days each year. At December 31, 1992, this line of credit was unused. Further, one of the subsidiary banks has a $10,000,000 Federal Funds line of credit for seasonal needs. At December 31, 1992, this line of credit was unused.

     Approximate maturities of notes and contracts payable for the five years subsequent to December 31, 1992 are as follows: $600,550 in 1993; $750,550 in 1994; $1,000,550 in 1995; $1,300,550 in 1996; and $1,550,550 in 1997.

(10) Employee Benefit Plans
     ----------------------

     The Company provides a Cash or Deferred Profit Sharing Plan and Trust (the
     Plan) which covers substantially all employees. Under the Plan, employees may elect to contribute a percentage of their monthly compensation to the Plan. The employee's funds, in addition to a 75% employer matching contribution (within certain limits), are used to purchase investments for the accounts of the participating employees. Employer contributions to the plan were approximately $128,000, $83,000 and $62,000 in 1992, 1991 and
     1990, respectively.

     The Plan was the resultant entity from the merger of a previously existing 401(k) plan and an Employee Stock Ownership Plan (ESOP), which covered substantially all employees. Contributions (expense) to the ESOP were $49,500 and $198,000 in 1991 and 1990, respectively. The Company had assumed certain obligations of the ESOP. The Company had also committed to make contributions to the ESOP sufficient to repay the ESOP obligations assumed. Payments on the ESOP obligations funded by the Company's ESOP contributions were charged to employee benefit expense for the principal portion and interest expense for the interest. The deferred charge against stockholders' equity was also reduced as ESOP obligation principal payments were made. Interest expense components of ESOP contributions were approximately $18,000 and $80,000 in 1991 and 1990, respectively.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     During 1991, the Parent Company and a subsidiary redeemed 6,400 and 21,200 shares, respectively, of the Company's common stock from the ESOP and the ESOP subsequently paid off its remaining debt. The 52,591 shares of stock owned by the ESOP have been allocated to the plan participants. The Company is obligated to redeem shares of plan participants upon retirement or termination.

     In addition to the Plan, the Company provides post retirement death benefits for certain key employees as an inducement to continue employment through age 65. The Company currently has one employee eligible for benefits under the plan. There were no benefits paid in 1992, 1991 or 1990.

(11) Related Party Transactions
     --------------------------

     The Parent Company has entered into a comprehensive service agreement with Central Financial Services, Inc. (CFS) of Golden Valley, Minnesota. CFS is owned by the Chairman of the Board of Directors of the Company. CFS provides certain advisory and consulting services to the Company's subsidiary banks. Fees paid to CFS amounted to $779,000 in 1992, $703,000 in 1991 and $533,000 in 1990. 1992 fees include ten months' assessment on the bank acquired in 1992. 1991 fees include a full years' assessment on the two additional banks acquired in 1990. Fees charged are based on actual costs and other services provided by CFS.

     Certain officers and directors of the subsidiary banks and the Parent Company and certain corporations and individuals related to such persons incurred indebtedness of approximately $178,000 in the form of loans, as customers of the subsidiary banks. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than normal risk of collectibility.

     The Parent Company and subsidiaries have, in the normal course of business, other arms length transactions with related parties.

(12) Acquisition of Subsidiary Banks
     -------------------------------

     On March 17, 1992, the Company acquired certain assets and liabilities of a closed financial institution in Anaconda, Montana from the Federal Deposit Insurance Corporation (FDIC). The amount of liabilities assumed was $29,640,125 for which the Company received assets valued at $29,513,125. Goodwill of $127,000 was recorded at acquisition. Certain assets acquired were subject to a put-back agreement whereby the FDIC would repurchase those assets from the Company.

     On May 1, 1990, the Company acquired all of the outstanding common stock of Big Sky Bankshares, Inc. (Big Sky). Big Sky owned 100% of the stock of Village Bank of Great Falls, Montana (Village), a state chartered bank. Both Big Sky and the Company obtained independent third party appraisals to determine the exchange ratio. Big Sky was jointly owned by the Chairman of the Board of Directors and an officer of the Company (controlling shareholders).

     The Company issued 117,350 shares of its common stock and assumed $1,350,000 of Big Sky's debt in exchange for all of the shares of Big Sky. This transaction between the Company and the controlling shareholders was accounted for as a purchase transaction using the controlling shareholders' historical cost. The unaudited net book value of Village at May 1, 1990 was $2,437,170 which included net intangible assets of $389,500.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     The operations of Big Sky and Village are included in the consolidated statement of income beginning May 1, 1990.

     On November 1, 1990, the Company acquired all of the outstanding common stock of Toole County State Bank, Shelby, Montana (Shelby), a state chartered bank. The exchange ratio was determined by independent third party appraisals. Shelby was also jointly owned by the controlling shareholders.

     The Company issued 82,811 shares of its common stock and assumed $5,000,000 of the controlling shareholder's debt in exchange for all of the shares of Shelby. This transaction between the Company and the controlling shareholders was accounted for as a purchase transaction using the controlling shareholders' historical cost. The unaudited net book value of Shelby at November 1, 1990 was $5,572,253.

     The operations of Shelby are included in the consolidated statement of income beginning November 1, 1990.

(13) Commitments and Contingent Liabilities
     --------------------------------------

     On August 31, 1992, the Company entered into an agreement to purchase all of the outstanding capital stock of Montana Bancsystems, Inc., for $19 per share for a total of approximately $39,000,000. Approval of the transaction was granted on March 1, 1993 by the Federal Reserve Bank of Minneapolis. Final closing is expected to occur on or about March 31, 1993.

     The transaction will be financed by the sale to shareholders of $22,500,000 of newly issued common stock of the Company. Additional borrowings on the existing line of credit will also be used.

     Selected financial information about Montana Bancsystems, Inc. at December 31, 1992 follows:

       Total assets                                        $326,303,000
                                                           ============
       Total stockholders equity                           $ 31,424,000
                                                           ============
       Total interest income                               $ 24,622,000
                                                           ============
       Net income for the year ended December 31, 1992     $  4,004,000
                                                           ============

     During 1989, a bank subsidiary was identified as a potentially responsible party (PRP) in connection with material claims asserted under the Comprehensive Environmental Response, Compensation and Liability Act and corresponding state environmental laws. On December 30, 1992 the bank subsidiary was fully and unconditionally released from all claims under Federal and State laws and from future liability relating to the claims.

     In the normal course of their business, the Company and its subsidiary banks are named or threatened to be named as defendants in various other lawsuits, some of which involve claims for substantial amounts of punitive damages. With respect to each of these other suits it is the opinion of management, following consultation with legal counsel, that these suits are without merit or in the event the plaintiff prevails, the ultimate liability or disposition thereof will not have a material adverse effect on the consolidated financial condition of the Company.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(14) Rental Obligations
     ------------------

     Certain subsidiaries lease premises and equipment from unrelated parties. The terms of certain leases are from one to three years and in most cases are cancelable at the option of either party with appropriate written notice. The leases generally contain no options to renew and no purchase options upon expiration of the lease. Rental expense aggregated approximately $649,000 in 1992, $641,000 in 1991, and $616,000 in 1990.
     Under agreements existing at December 31, 1992, required annual rentals are approximately $279,000 in 1993, $240,000 in 1994 and $111,000 in 1995.

(15) Financial Instruments With Off-Balance-Sheet Risk
     -------------------------------------------------

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest swaps and collars. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheet.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Most commitments extend for no more than 2 years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds various collateral supporting those commitments for which collateral is deemed necessary. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 1992, stand-by letters of credit in the amount of $1,320,000 were outstanding. Commitments to extend credit to existing and new borrowers approximated $27,638,000 at December 31, 1992.

     Effective January 10, 1992, the Company entered into an interest rate swap agreement (the swap) to hedge its exposure to interest rate risk on adjustable rate debt. The swap is an agreement to exchange interest payment streams based on a notional principal amount. The swap has a notional principal amount of $5,000,000 and terminates January 10, 1995. Revenues and expenses resulting from the swap are recognized as components of interest revenue or expense over the life of the swap. The Company recorded additional interest expense of $102,274 in 1992 due to the net rate differential.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     In 1989, the Company entered into an interest rate collar (Collar) agreement to hedge its exposure to interest rate risk on adjustable rate debt. The Company paid interest on the $4,000,000 notional Collar principal when the prime interest rate fell below 9.0% and would have received interest if the prime rate rose above 11.5%. The agreement terminated July 28, 1992. The net rate differential paid or received on the Collar was recorded as an adjustment to interest expense on borrowed funds. The Company recorded additional interest expense of $59,778 in 1992 and $23,556 in 1991, due to net rate differentials in those years. There was no net rate differential in 1990. The notional amount of the Collar did not represent exposure to credit loss. The Company controlled the credit risk of its interest rate collar agreement through limits and monitoring procedures.

(16) Regulatory Matters
     ------------------

     In January 1989, the Federal Reserve Board (FRB) and the Federal Deposit Insurance Corporation (FDIC) issued risk-based capital guidelines to more accurately consider the credit risk inherent in the assets and off-balance-sheet activities of a bank or bank holding company and their assessment of capital adequacy.

     Under the guidelines, total capital has been redefined as core capital and supplementary capital. The Company's core capital consists primarily of stockholders' equity, while supplementary capital consists primarily of the allowance for loan losses (not to exceed 1.25% of risk weighted assets). Under the guidelines, all goodwill is to be excluded from the components of core capital. The definition of assets has also been modified to include items on and off the balance sheet, with each item being assigned a predefined credit "risk-weight".

     At December 31, 1992, the Company's total risk-based capital (core plus supplementary) and core capital ratios, calculated in accordance with the guidelines, were 10.13% and 9.27%, respectively. In addition to the risk-based guidelines discussed above, the FRB and FDIC also established a leverage ratio defined as core capital as a percentage of average tangible assets. The Bank's leverage ratio at December 31, 1992 was 5.41%.

     The Company's and the Bank's capital ratios exceed the highest capital category, which requires total risk-based capital of at least 10%, core capital of at least 6% and a leverage ratio of at least 5%.

     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), which was enacted on December 19, 1991, substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

     Among other things, FDICIA requires the federal banking agencies to implement differing levels of oversight depending on the institution's capital category, as defined in the regulations. A depository institution's capital category will depend upon where its capital ratios are in relation to various relevant capital measures, which include the risk-based capital and leverage ratios. The capital categories represent minimum standards that will generally be applied to all institutions. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution at the applicable agency's discretion. FDICIA generally restricts a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized (less than 8% total risk-based capital or 4% core capital and leverage).
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     FDICIA directs that each federal banking agency prescribe standards that may affect FDIC insurance rates and the operations of banks and bank holding companies. Because such standards have not yet been established, management is unable to assess their impact.

(17) Fair Value of Financial Instruments
     -----------------------------------

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (Statement 107), required that the Company disclose the estimated fair values of its financial instruments. The methods and significant assumptions used to estimate fair values for the various financial instruments are set forth below.

       Cash and Cash Equivalents
       -------------------------

       Due to the liquid nature of the instruments, the carrying value of due from banks and federal funds sold approximates market value.

       Investment Securities
       ---------------------

       Fair values of investment securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

       The following table represents the carrying value and estimated fair value of investment securities at December 31, 1992:

                                                       Carrying     Estimated
                                                        Amount      Fair Value
                                                     ------------  ------------

         U.S. Treasury securities                     $  7,330,215  $  7,403,048
         States, country and municipal                   6,653,500     6,789,431
         Corporate securities                            2,960,064     2,970,000
         Mortgage-backed securities                    192,438,764   194,814,979
         Asset-backed securities                           262,376       266,542
                                                      ------------  ------------
           Total                                      $209,644,919  $212,244,000
                                                      ============  ============

       Loans
       -----

       Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

       The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category using the U.S. Treasury yield curve adjusted to bond equivalent yields. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing real estate loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


       The fair value of adjustable rate loans was considered to be the carrying value of these instruments due to the frequent repricing, provided there had been no change in credit quality since origination. At December 31, 1992, the carrying value of net loans was $241,989,120 and the estimated fair value of net loans was $250,912,000.

       Deposits and Securities Sold Under Repurchase Agreements
       --------------------------------------------------------

       The fair value of demand deposits, savings accounts, and securities sold under repurchase agreements is the amount payable on demand at the reporting date, due to the liquid nature of the instruments and the frequent repricing.

       The fair value of fixed-maturity certificates of deposit is estimated using external market rates currently offered for deposits of similar remaining maturities.

       Following are the carrying value and estimated fair value of deposits and securities sold under repurchase agreements at December 31, 1992:

                                                       Carrying      Estimated
                                                        Amount       Fair Value
                                                      ------------  ------------

         Noninterest bearing demand                   $ 63,844,603  $ 63,844,603
                                                      ------------  ------------
         Interest bearing:
           Demand                                       75,344,136    75,344,136
           Savings                                     125,406,557   125,406,557
           Time deposits                               145,398,659   147,296,529
                                                      ------------  ------------
             Total interest bearing                    346,149,352   348,047,222
                                                      ------------  ------------

                                                      $409,993,955  $411,891,825
                                                      ============  ============

         Securities sold under repurchase agreements  $ 40,811,097  $ 40,811,097
                                                      ============  ============

       Other Borrowed Funds and Long-Term Debt
       ---------------------------------------

       The term note payable and line of credit borrowings bear interest at a floating market rate and, as such, the carrying amounts are deemed to reflect fair value.

       Commitments to Extend Credit and Standby Letters of Credit
       ----------------------------------------------------------

       The fair value of commitments to extend credit can be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. It is not practicable to estimate fair value because sufficient records are not readily available to support estimates of fees which can be realized on these instruments.

       Loan fees for the year ended December 31, 1992, including fees charged for commitments to extend credit and standby letters of credit, were approximately $330,000, of which a significant portion related to real estate refinancing.
                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

       Limitations
       -----------

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding comparable market interest rates, future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include property and equipment. In addition, the tax effect of the difference between the fair value and carrying value of financial instruments can have a significant effect on fair value estimates and have not been considered in the estimates.

(18) Parent Company Information
     --------------------------

                                                                          December 31,
                                                                   --------------------------
     Condensed Balance Sheets                                         1992           1991
     ------------------------                                      -----------    -----------
     Assets:
       Cash and short-term deposits                                $    22,813    $    39,615
       Advances to subsidiaries, net                                         -        166,199
       Investment in subsidiaries at equity in net assets           38,919,969     35,781,893
       Intangible assets                                             2,187,886      2,159,332
       Other assets                                                          -         95,144
                                                                   -----------    -----------

         Total assets                                              $41,130,668    $38,242,183
                                                                   ===========    ===========

       Liabilities and stockholders' equity:
         Accounts payable and accrued expenses                     $    (2,574)   $   292,379
         Long-term debt                                             10,500,000     10,326,468
         Stockholders' equity                                       30,633,242     27,623,336
                                                                   -----------    -----------

           Total liabilities and stockholders' equity              $41,130,668    $38,242,183
                                                                   ===========    ===========

                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


                                                 Year ended December 31,
                                          -------------------------------------
Condensed Statements of Income                1992        1991         1990
- ------------------------------            -----------  -----------  -----------
Revenue:
  Dividends from
  subsidiaries                            $ 4,671,500  $ 3,927,000  $ 2,873,141
  Interest income                               4,617        5,810        9,360
  Other income                                    180        4,002        3,734
                                          -----------  -----------  -----------
                                            4,676,297    3,936,812    2,886,235
Expenses:
   Interest and related expenses              869,353      844,147      535,922
   Other expenses                             203,697      175,768      189,698
                                          -----------  -----------  -----------
                                            1,073,050    1,019,915      725,620
Income before income tax benefit
  and equity in undistributed income of
  subsidiaries                              3,603,247    2,916,897    2,160,615
Income tax benefit                            266,508       93,911       97,690
                                          -----------  -----------  -----------
Income before equity in undistributed
  income of subsidiaries                    3,869,755    3,010,808    2,258,305
Equity in undistributed income of
  subsidiaries                              1,133,672    1,037,054      842,360
                                          -----------  -----------  -----------
  Net income                              $ 5,003,427  $ 4,047,862  $ 3,100,665
                                          ===========  ===========  ===========

Condensed Statements of Cash Flows
- ----------------------------------
Net cash provided by operating
  activities                              $ 3,641,392  $ 2,820,555  $ 3,045,645
                                          -----------  -----------  -----------
Investing activities:
  Investment in subsidiaries, net              (4,404)     (50,000)           -
  Advances to (from) subsidiaries, net        166,199      163,010      (54,132)
                                          -----------  -----------  -----------
  Net cash provided (used) by
    investing activities                      161,795      113,010      (54,132)
                                          -----------  -----------  -----------
Financing activities:
  Long-term debt, net                      (1,826,468)     (63,656)  (1,620,355)
  Payments to acquire common stock           (127,575)  (2,091,032)           -
  ESOP debt reduction                               -      720,000      160,000
  Dividends paid                           (1,865,946)  (1,637,410)  (1,621,338)
                                          -----------  -----------  -----------
Net cash used by financing activities      (3,819,989)  (3,072,098)  (3,081,693)

Net change in cash                            (16,802)    (138,533)     (90,180)

Cash at beginning of year                      39,615      178,148      268,328
                                          -----------  -----------  -----------

Cash at end of year                       $    22,813  $    39,615  $   178,148
                                          ===========  ===========  ===========

                                                                     (Continued)

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


Noncash Investing and Financing Activities
- ------------------------------------------

During 1991, the Parent liquidated certain non-bank subsidiaries. The Parent recorded net assets of $855,320 and assumed $490,276 of debt. Subsequently, the Parent contributed certain of these net assets received with a historical net book value of $512,766 to a bank subsidiary in Lewistown, Montana.

Also during 1991, a bank subsidiary assumed a liability previously carried by the Parent for $296,556.

In 1990, the Company acquired all of the capital stock of two banks for issuance of 200,161 shares of Company common stock and the assumption of long-term debt. Assets acquired and liabilities assumed were as follows:

      Investment in bank stock              $8,009,423
      Less long-term debt assumed            6,350,000
                                            ----------

      Common stock issued                   $1,659,423
                                            ==========

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES
                          Consolidated Balance Sheets
                                  (Unaudited)

                                                September 30,  December 31,
                                               ------------------------------
                                                    1993           1992
                                               ------------------------------
                                                 (Unaudited)     (Audited)
ASSETS
Cash and due from banks                          $ 28,991,379  $ 22,339,152
Federal funds sold                                  2,425,000     5,300,000
Investment securities:(approximate market
  value 1993 - $344,795,000,
  1992 - $212,244,000):
    U.S. Government and agency obligations        288,429,860   192,596,776
    State, county and municipal obligations        40,090,810     6,653,500
    Other investments                              11,940,056    10,394,643
                                                 --------------------------
        Total investment securities               340,460,726   209,644,919
                                                 --------------------------
Loans                                             386,184,620   244,469,158
  Less: Reserve for loan losses                     6,011,454     2,480,038
                                                 --------------------------
   Net loans                                      380,173,166   241,989,120
                                                 --------------------------
Premises and equipment, net                        19,170,569     7,010,295
Accrued income receivable                           4,647,285     3,739,640
Excess of purchase price over
  equity in net assets acquired
  and other intangible assets, net                  9,645,437     2,997,126
Cash value of life insurance                        5,980,820     5,758,827
Other real estate owned                               369,820       398,590
Other assets                                        5,171,979       842,377
                                                 --------------------------
   TOTAL ASSETS                                  $797,036,181  $500,020,046
                                                 ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest bearing                            $111,172,772  $ 63,844,603
 Interest bearing                                 552,583,426   346,149,352
                                                 --------------------------
   Total deposits                                 663,756,198   409,993,955

Federal funds purchased and repurchase
  agreements                                       53,541,100    40,811,097
Income taxes payable                                2,272,924       875,327
Notes, mortgages and
  contracts payable                                18,550,000    10,505,668
Accrued expenses and other
  liabilities                                       3,570,653     7,799,957
                                                 --------------------------
    Total liabilities                             741,690,875   469,986,004
Minority interest                                     117,511             -
Commitments and contingencies
Stockholders' equity:
  Common stock, $2.50 par value; 4,000,000 shares
    authorized, 2,014,676 outstanding in 1993
    (1,290,547 in 1992)                             5,036,690     3,226,368
  Additional paid-in capital                       24,603,589     3,962,545
  Retained earnings                                25,587,516    22,845,129
                                                 --------------------------
  Total stockholders' equity                       55,227,795    30,034,042
                                                 --------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $797,036,181  $500,020,046
                                                 ==========================

                                   F-26

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES
                       Consolidated Statements of Income
                                   (Unaudited)

                                                 Nine Months Ended September 30,
                                                 -------------------------------
                                                     1993               1992
                                                 -----------         -----------
Interest income:
   Interest and fees on loans                    $22,429,278         $13,825,522
   Interest on U.S. Government and agency
     obligations                                   9,964,619           9,452,334
   Interest on state, county and
     municipal obligations                         1,051,629             327,382
   Interest on other investments                     480,130           1,106,568
   Interest on federal funds sold                    299,050             180,765
                                                 -----------         -----------
     Total interest income                        34,224,706          24,892,571
                                                 -----------         ----------
Interest expense:
   Interest on deposit accounts                   11,979,880          10,388,382
   Interest on federal funds purchased and
     repurchase agreements                         1,263,290           1,007,075
   Interest on notes, mortgages and contracts        879,854             675,323
                                                 -----------         ----------
     Total interest expense                       14,123,024          12,070,780
                                                 -----------         -----------
     Net interest income                          20,101,682          12,821,791
Provision for loan losses                            456,598             603,748
                                                 -----------         -----------
     Net interest income after provision for
      loan losses                                 19,645,084          12,218,043
                                                 ----------          -----------
Other operating income:
   Service charges on deposit accounts             2,665,193           1,291,055
   Gain on sale of investment securities, net        300,437           1,204,390
   Other income                                    3,712,446           2,369,135
                                                 -----------         -----------
     Total other operating income                  6,678,076           4,864,580
                                                 -----------         -----------
Other operating expense:
   Salaries and wages                              6,531,886           4,025,753
   Employee benefits                               1,276,893             641,723
   Net occupancy expense                           1,741,012             714,397
   Furniture and equipment expense                 1,230,266             923,536
   Other expense                                   7,917,814           5,129,407
                                                 -----------         -----------
     Total other operating expense                18,697,871          11,434,816
                                                 -----------         -----------
Income before income taxes                         7,625,289           5,647,807
Applicable income tax expense                      2,761,318           2,139,376
Minority interest                                      4,266                  -
                                                 -----------         -----------
   NET INCOME                                    $ 4,859,705         $ 3,508,431
                                                 ===========         ===========
Weighted average number of common shares
  outstanding                                      1,773,586           1,297,571
                                                 ===========         ===========
NET INCOME PER SHARE                                   $2.74               $2.70
                                                 ===========         ===========

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES
                       Consolidated Statements of Income
                                  (Unaudited)

                                                Three Months Ended September 30,
                                                --------------------------------
                                                   1993                  1992
                                                -----------           ----------
Interest income:
   Interest and fees on loans                    $8,713,812           $5,191,615
   Interest on U.S. Government and agency
     obligations                                  3,737,801            2,809,364
   Interest on state, county and
     municipal obligations                          489,934              117,694
   Interest on other investments                     76,670              289,954
                                                 ----------           ----------
       Total interest income                     13,018,217            8,408,627
                                                 ----------           ----------


Interest expense:
   Interest on deposit accounts                   4,498,162            3,218,511
   Interest on federal funds
     purchased and repurchase
     agreements                                     375,790              348,169
   Interest on notes, mortgages
     and contracts                                  351,020              213,086
                                                 ----------           ----------
       Total interest expense                     5,224,972            3,779,766
                                                 ----------           ----------

       Net interest income                        7,793,245            4,628,861
Provision for loan losses                           126,230               62,792
                                                 ----------           ----------
       Net interest income after
         provision for loan losses                7,667,015            4,566,069
                                                 ----------           ----------

Other operating income:
   Service charges on deposit
     accounts                                     1,149,419              441,361
   Gain on sale of investment
     securities, net                                 73,841              217,655
   Other income                                   1,476,200              913,532
                                                 ----------           ----------
       Total other operating income               2,699,460            1,572,548
                                                 ----------           ----------

Other operating expense:
   Salaries and wages                             2,652,043            1,368,287
   Employee benefits                                622,261              226,931
   Net occupancy expense                            909,025              249,407
   Furniture and equipment
     expense                                        290,634              305,198
   Other expense                                  3,175,264            1,814,080
                                                 ----------           ----------
       Total other operating expense              7,649,227            3,963,903
                                                 ----------           ----------

Income before income taxes                        2,717,248            2,174,714
Applicable income tax expense                       972,537              880,894
Minority interest                                     2,411                    -
                                                 ----------           ----------
       NET INCOME                                $1,742,300           $1,293,820
                                                 ==========           ==========

Weighted average number of common
  shares outstanding                              2,014,676            1,296,341
                                                 ==========           ==========

NET INCOME PER SHARE                                  $0.86                $1.00
                                                 ==========           ==========


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                          Nine Months ended September 30,
                                                                          --------------------------------
Increase (Decrease) in Cash and Cash Equivalents                              1993                1992

Cash flows from operating activities:
  Net income                                                              $   4,859,705        $  3,508,431
  Adjustments to reconcile net income to cash
    provided by operating activities:
      Depreciation and amortization                                           1,681,685             900,922
      Provision for loan losses                                                 456,598             603,748
      Changes in operating assets and liabilities:
        Accrued income receivable                                             2,147,355            (589,586)
        Income taxes payable                                                   (405,908)            135,581
        Accrued expenses and other liabilities                               (6,842,872)         (1,305,287)
        Other                                                                (3,887,700)           (659,179)
                                                                          -------------        ------------
        Net cash provided by operating activities                            (1,991,137)          2,594,630
                                                                          -------------        ------------

Cash flows from investing activities:
  Purchases of investment securities                                       (306,712,665)        (91,845,434)
  Maturities and sales of investment securities                             344,050,279         117,285,041
  Federal funds sold, net                                                    13,645,000          16,175,000
  Net increase in loans                                                     (33,594,469)        (48,814,070)
  Premises and equipment, net                                                (1,141,101)           (892,453)
  Net (increase) decrease in other real estate                                  159,770            (294,313)
  Acquired subsidiaries' cash and cash equivalents                                    -           7,929,047
  Payment for purchase of Montana Bancsystem, Inc., net of cash acquired    (18,277,814)                  -
                                                                          -------------        ------------
    Net cash used in investing activities                                    (1,871,000)           (457,182)
                                                                          -------------        ------------

Cash flows from financing activities:
  Net increase (decrease) in non-interest bearing deposits                     (345,063)        (11,815,361)
  Net increase (decrease) in interest bearing deposits                      (22,156,594)           (744,638)
  Net increase (decrease) in repurchase agreements                            5,707,641           5,281,172
  Proceeds of debt financing                                                  8,700,000           2,000,000
  Payments on debt financing                                                 (1,725,668)         (1,556,744)
  Dividends paid                                                             (2,117,318)         (1,401,044)
  Proceeds from issuance of common stock                                     22,500,000                   -
  Payments to acquire company common stock                                      (48,634)            (69,200)
                                                                          -------------        ------------
    Net cash provided by financing activities                                10,514,364          (8,305,815)
                                                                          -------------        ------------

Net change in cash and cash equivalents                                       6,652,227          (6,168,367)
Cash and cash equivalents, beginning of period                               22,339,152          22,912,162
                                                                          -------------        ------------

Cash and cash equivalents, end of period                                  $  28,991,379        $ 16,743,795
                                                                          =============        ============

The accompanying notes are an integral part of these consolidated financial statements.

                    BANK OF MONTANA SYSTEM AND SUBSIDIARIES
          Consolidated Statements of Changes in Stockholders' Equity
                                  (Unaudited)

                                                        Additional                ESOP shares
                                             Common        Paid-in      Retained    purchased
                                              Stock        Capital      Earnings    with debt       Total
                                           ----------    ----------   -----------  ----------    -----------

Balance December 31, 1990                  $3,606,403     6,400,317    17,297,196    (720,000)    26,583,916
  Net income                                        -             -     2,914,221           -      2,914,221
  Dividends paid, $.90 per share                    -             -    (1,247,677)          -     (1,247,677)
  ESOP debt reduction                               -             -             -     720,000        720,000
  Purchase of 113,561 shares from
    former director                          (283,903)   (1,589,854)            -           -     (1,873,757)
  Purchase of 27,600 shares from
    ESOP and retired employees                (69,000)     (621,000)            -           -       (690,000)
                                           ----------   -----------   -----------   ---------    -----------
Balance September 30, 1991                 $3,253,500   $ 4,189,463   $18,963,740   $       0    $26,406,703
                                           ==========   ===========   ===========   =========    ===========

Balance December 31, 1991                  $3,247,773     4,137,915    19,707,648           -     27,093,336
  Net income                                        -             -     3,508,431           -      3,508,431
  Dividends paid, $1.08 per share                   -             -    (1,401,044)          -     (1,401,044)
  Purchase of 2,768 shares from
    ESOP and retired employees                 (6,920)      (62,280)            -           -        (69,200)
                                           ----------   -----------   -----------   ---------    -----------
Balance September 30, 1992                 $3,240,853   $ 4,075,635   $21,815,035   $       0    $29,131,523
                                           ==========   ===========   ===========   =========    ===========

Balance December 31, 1992                  $3,226,368     3,962,545    22,845,129           -     30,034,042
  Net income                                        -             -     4,859,705           -      4,859,705
  Dividends paid, $1.18 per share                   -             -    (2,117,318)          -     (2,117,318)
  Issuance of 725,806 shares for
    the acquisition of Montana
    Bancsystem, Inc.                        1,814,515    20,685,485             -           -     22,500,000
  Purchase of 1,677 shares from
    ESOP and retired employees                 (4,193)      (44,441)            -           -        (48,634)
                                           ----------   -----------   -----------   ---------    -----------
Balance September 30, 1993                 $5,036,690   $24,603,589   $25,587,516   $       0    $55,227,795
                                           ==========   ===========   ===========   =========    ===========

                          BANK OF MONTANA SYSTEM
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1993 AND 1992
- --------------------------------------------------------------------------------

(1)  Management's Opinion

The consolidated financial statements included herein include the accounts of Bank of Montana System and its subsidiaries (collectively, the Company) and have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these financial statements be read in connection with the consolidated financial statements and the notes thereto included in the Company's annual report to shareholders for the year ended December 31, 1992.

In the opinion of the Company, the accompanying unaudited September 30, 1993 and audited December 31, 1992 consolidated financial statements contain all adjustments necessary to present fairly the Company's financial position, and the results of its operations and its cash flows for the nine months ended September 30, 1993 and 1992, and the results of operations for the three months ended September 30, 1993 and 1992.

The results of operations for the nine months ended September 30, 1993 are not necessarily indicative of the results to be expected for the full year.

(2)  Acquisition

On March 31, 1993, Bank of Montana System ("BMS") completed the acquisition of Montana Bancsystem, Inc. ("MBI") and its subsidiary, Montana Bank, with twelve branches located in Montana. Under the terms of the merger agreement, BMS purchased all of the outstanding common shares of MBI and 99.6% of the outstanding shares of Montana Bank for cash. The purchase price of $38,977,000 included $38,202,000 related to the purchase of MBI's common stock and $775,000 of direct acquisition costs. The results of operations and financial position of MBI and its subsidiary subsequent to its acquisition date have been included in the Company's consolidated financial statements of September 30, 1993.

The Merger was recorded during the first quarter of 1993 by the parent using the purchase method of accounting in accordance with APB No. 16. At September 30, 1993, goodwill (net of accumulated amortization) recorded in connection with the Merger, which represents the excess of the purchase price over the estimated fair value of the identifiable net assets at the consummation of the Merger, amounted to approximately $6,930,000. The amount of goodwill is subject to change as the refinement of purchase accounting adjustments is finalized.

                          BANK OF MONTANA SYSTEM
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1993 AND 1992
- --------------------------------------------------------------------------------

The assets and liabilities of MBI acquired were as follows:

                                                       March 31, 1993
                                                       --------------

         Investment securities                               $168,153
         Federal funds sold                                    10,770
         Loans, net                                           105,046
         Cash and due from banks                               14,012
         Other assets                                          22,608
                                                             --------
           Total assets                                      $320,589
                                                             ========

         Deposits                                            $276,264
         Other liabilities                                     12,153
         Minority interest                                        113
         Stockholders' equity                                  32,059
                                                             --------
           Total liabilities and stockholder's equity        $320,589
                                                             ========

The following Unaudited Pro Forma Combined Summary of Operations presents a pro forma combined summary of operations of the Company and MBI and its subsidiaries for the nine months ended September 30, 1993 and 1992.

The unaudited Pro Forma Combined Summary of Operations is presented as if the Merger had been effective on January 1, 1993. The Unaudited Pro Forma Combined Summary of Operations for the nine months ended September 30, 1993 combines the Company's historical results of operations for the nine months ended September 30, 1993, which included combined operations from April 1, 1993 forward, and MBI's results of operations for the period ended January 1, 1993 through March 31, 1993. This combined historical summary of operations information was adjusted for the amortization of purchase accounting adjustments, as well as for the elimination of expenses that are not ongoing. The unaudited Pro Forma Combined Summary of Operations for the nine months ended September 30, 1992 combines the historical results of operations of the Company and MBI for the nine months ended September 30, 1992, after giving effect to amortization of purchase accounting adjustments and the elimination of the expenses that are not ongoing. Certain amounts in MBI'S historical results of operations were reclassified to conform to the Company's financial statement presentation.

The Unaudited Pro Forma Combined Summary of Operations data is intended for informational purposes only and is not necessarily indicative of the future results of operations of the Company, or of the results of operations that would have actually occurred had the Merger been in effect for the full periods presented.

                          BANK OF MONTANA SYSTEM
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1993 AND 1992
- --------------------------------------------------------------------------------

Unaudited Pro Forma Combined Summary of Operations
- --------------------------------------------------------------------------------

                                                          Nine Months Ended
                                                             September 30,
                                                      --------------------------
(dollar amounts in thousands, except per share data)    1993               1992
- --------------------------------------------------------------------------------
Summary of Operations:
Interest income                                       $39,412            $42,666
Interest expense                                       16,297             20,102
                                                      --------------------------
 Net interest income                                   23,115             22,564
Provision for loan losses                                 457                493
                                                      --------------------------
 Net interest income after provision for loan losses   22,658             22,071
Noninterest income                                      7,328              6,989
Securities gains                                          438              1,259
Noninterest expense                                    22,061             21,214
                                                      --------------------------
 Income before income taxes                             8,363              9,105
Provision for income taxes                              2,960              3,211
Minority interest                                           7                 37
                                                      --------------------------
 Net income                                           $ 5,396            $ 5,857
                                                      ==========================

Earnings per common share                               $2.68              $2.91
                                                        -----              -----

(3)  Notes Payable
- ------------------
A summary of consolidated notes payable at September 30, 1993 and 1992, follows
  (in thousands):

                                                       1993               1992
                                                      -------            -------
         Parent:
         -------
         Adjustable rate term note payable maturing
          through 2001                                $18,500            $10,900
         Adjustable rate revolving line of credit          50                  0
                                                      --------------------------
                                                       18,550             10,900
                                                      --------------------------

         Subsidiaries:
         -------------
         10.33% SID payable, paid in 1993                   0                  6
                                                      --------------------------
                                                      $18,550            $10,906
                                                      ==========================

The maximum amount of short-term debt outstanding at any month-end during the report periods was $100,000.

                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AND

                          AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION



    AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 13th day of September, 1993, by and between BANK OF MONTANA SYSTEM ("BMS"), a Montana corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

    WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into BMS (the "Merger") pursuant to a plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Capital Stock of BMS of the par value of $2.50 per share ("BMS Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement (the "Effective Time of the Merger") into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

    NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

    1.  BASIC PLAN OF REORGANIZATION

    (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest incorporated in Montana ("Merger Co.") will be merged by statutory merger with and into BMS pursuant to the Merger Agreement, with BMS as the surviving corporation, in which merger each share of BMS Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of BMS Common Stock then outstanding. "Adjusted Norwest Shares" shall mean 4,200,000; provided, however, that

          (i)  With respect to any severance or bonus agreements described in
     Schedule 4(b), the Adjusted Norwest Shares shall be reduced by a number equal to (A) $385,000 divided by (B) the Norwest Measurement Price (as defined below);

          (ii) with respect to any shares of BMS Common Stock that are redeemed, purchased or otherwise acquired pursuant to and as required by BMS's employee stock ownership plan from and including June 22, 1993 to and including the Effective Date, the Adjusted Norwest Shares shall be reduced by a number equal to (A) the number of shares so redeemed, purchased or otherwise acquired multiplied by (B) the Adjusted Norwest Shares after all adjustments described in subparagraphs 1(a)(i) and 1(a)(iii) through 1(a)(v) are made divided by (C) 2,014,676;

          (iii) with respect to the contracting by BMS of Norwest's services as provided in paragraph 4(x), the Adjusted Norwest Shares shall be reduced by a number equal to (A) the amount BMS owes Norwest with respect to such services pursuant to paragraph 4(x) divided by (B) the Norwest Measurement Price (as defined below);

          (iv) if Norwest reasonably determines that (A) any Losses (as defined below) exist as of 30 days prior to the Effective Date or (B) any Losses have been charged off in the financial statements of BMS during the period from but excluding June 30, 1993 to immediately prior to the Effective Time, then the Adjusted Norwest Shares shall be reduced by a number equal to (y) the Losses (without duplication) described in clauses (A) and (B) above divided by (z) the Norwest Measurement Price (as defined below);

          (v) with respect to the Remediation (as defined in paragraph 4(aa) and the development and implementation of Remediation Plans (as defined in paragraph 4(aa)) required by paragraph 4(aa) (other than the costs of any Phase I or II environmental assessments as described in paragraph 7(m)) , the Adjusted Norwest Shares shall be reduced by a number equal to (A)the
     lesser of the Net Cost (as defined below) and $100,000   divided by (B) the
     Norwest Measurement Price (as defined below); and

          (vi) the Adjusted Norwest Shares shall be adjusted as provided in subparagraph (b) below.

     The "Norwest Measurement Price" shall mean the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of twenty (20) trading days ending at the end of the third trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend).

     "Losses" shall mean those amounts that the general ledger balancing and account reconciliation process identifies as 1) reconciling items that do not represent valid timing differences and with respect to which, as of the date of determination described in paragraph 1(a)(iv), 45 days has elapsed since the date of origination of the related individual general ledger account entries, or
2) out of balance conditions including situations in which the entries in the general ledger and the subsidiary ledgers do not correspond or situations in which entries or balances in the general ledger or the subsidiary ledgers are not supported by valid original source documents or by certifiable systems applications balances.

     "Net Cost" shall mean an amount equal to (y) the aggregate costs for Remediation (as defined in paragraph 4(aa)) and the development and implementation of Remediation Plans (as defined in paragraph 4(aa)) (but not the assessments described in paragraph 7(m)), actually paid by BMS or the BMS Subsidiaries prior to the Effective Date plus the estimated costs contemplated to be paid by BMS or the BMS Subsidiaries pursuant to any Remediation Plan, but which have not been paid as of the Effective Date, minus (z) the aggregate amount received by BMS or any BMS Subsidiary prior to the Effective Date from any third party that may be a responsible party or other party otherwise obligated to reimburse BMS or any BMS Subsidiary for such costs (including the State of Montana).

     (b) Norwest Common Stock Adjustments. If between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of BMS Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of BMS Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of BMS Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Time of the Merger.

     (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it and Articles of Merger shall be filed with the Secretary of State of the State of Montana not later than five (5) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties, but in no event prior to February 6, 1994 (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed within ten (10) business days after the satisfaction or waiver of all conditions precedent set forth in Sections 6(d), 6(e), 7(c) and 7(e) of this Agreement. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The Effective Time of the Merger shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into BMS pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF BMS. BMS represents and warrants to Norwest, as of the date of this Agreement (except as otherwise expressly provided), as follows:

     (a) Organization and Authority. BMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, is duly qualified to do business and is in good standing in all jurisdictions where
(i) its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) failure to be so qualified would have a material adverse effect on BMS and the "BMS Subsidiaries" (as hereinafter defined) taken as a whole; and BMS has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. BMS is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). BMS has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b) BMS's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of BMS's subsidiaries as of the date hereof (individually a "BMS Subsidiary" and collectively the "BMS Subsidiaries," provided that from and after the consummation of the acquisition by BMS of Heritage Bank, if such acquisition is consummated, the term "BMS Subsidiary" shall be deemed to include Heritage

Bank), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by BMS. No equity security of any BMS Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any BMS Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock, nor are there any stock appreciation, phantom stock or similar rights outstanding. Subject to 12 U.S.C. (S) 55 (1982) and except as set forth on Schedule 2(b), all of such shares so owned by BMS are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each BMS Subsidiary is a corporation or state banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), BMS does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of BMS consists of 4,000,000 shares of capital stock, $2.50 par value, of which, as of the close of business on March 31, 1993, 2,016,353 shares were outstanding and no shares were held in the treasury. All of the outstanding shares of capital stock of BMS have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating BMS to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of BMS, nor are there any stock appreciation, phantom stock or similar rights outstanding. Except as set forth on Schedule 2(c), since March 31, 1993, no shares of BMS capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by BMS or any BMS Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of BMS. The maximum number of shares of BMS Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute BMS Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 2,014,676.

     (d) Authorization. BMS has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger

Agreement by BMS and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of BMS. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over BMS as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of BMS enforceable against BMS in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by BMS of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by BMS with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of BMS or any BMS Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y), except to the extent that such violation, conflict, breach, default, termination acceleration or lien could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of BMS and the BMS Subsidiaries taken as a whole, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BMS or any BMS Subsidiary is a party or by which it may be bound, or to which BMS or any BMS Subsidiary or any of the properties or assets of BMS or any BMS Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of BMS, violate any judgment, ruling, order, writ, injunction, or decree applicable to BMS or any BMS Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities, banking, insurance or blue sky laws of the various states, filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Montana law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by BMS of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) BMS Financial Statements. The consolidated statements of financial condition of BMS and its subsidiaries as of December 31, 1992 and 1991 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1992, together with the notes thereto, certified by KPMG Peat Marwick, and the unaudited consolidated statements of financial condition of BMS and the BMS Subsidiaries as of June 30, 1993 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments and without notes thereto) the consolidated financial position of BMS and the BMS Subsidiaries at the dates and the consolidated results of operations and cash flows of BMS and its subsidiaries for the periods stated therein.

     The consolidated statements of financial condition of Montana Bancsystem, Inc. and its subsidiaries ("MBI") as of December 31, 1992 and 1991 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1992, together with the notes thereto, certified by KPMG Peat Marwick, and the unaudited consolidated statements of financial condition of MBI as of March 31, 1993 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments and without notes thereto) the consolidated financial position of MBI at the dates and the consolidated results of operations and cash flows of MBI for the periods stated therein.

     (f) Reports. Since December 31, 1988, each of BMS and the BMS Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "BMS Reports". As of their respective dates, the BMS Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all BMS Reports have been made available to Norwest by BMS.

     (g) Properties and Leases. Except (i) as set forth on Schedule 2(g), (ii) as may be reflected in the financial statements referred to in paragraph 2(e), and (iii) for any lien for current taxes not yet delinquent, BMS and each BMS Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in BMS's consolidated balance sheet as of June 30, 1993, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all leases with annual rental payments aggregating $25,000 or more to which BMS or any BMS Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, except as set forth on Schedule 2(g), any material existing default by BMS or any BMS Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all BMS's and each BMS Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of BMS and the BMS Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of BMS and the BMS Subsidiaries (other than MBI) for the fiscal year ended December 31, 1989, and for all fiscal years prior thereto, and the federal income tax returns of MBI for the fiscal year ended December 31, 1988, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as set forth on Schedule 2(h), (i) neither BMS nor any BMS Subsidiary is a party to any pending action or proceeding, nor, to the knowledge of BMS, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes or related interest, penalties, assessments or deficiencies and (ii) to the knowledge of BMS, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of BMS or any BMS Subsidiary which has not been settled, resolved and fully satisfied. Each of BMS and the BMS Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1993, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of BMS and the BMS Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since June 30, 1993, there has been no change in the business, financial condition or results of operations of BMS or any BMS Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of BMS and the BMS Subsidiaries taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that uniformly affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither BMS nor any BMS Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by BMS or such BMS Subsidiary);

          (ii) any management contract or any compensation plan including but not limited to any plan, contract or understanding providing for any bonus, pension, option, warrant or similar rights, deferred compensation, retirement payment, incentive or profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of BMS or any BMS Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, BMS or any BMS Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any contract not made in the ordinary course of business which is material to BMS and the BMS Subsidiaries, taken as a whole, and is to be performed in whole or in part at or after the date hereof or was entered into not more than two years before the date hereof;

          (vi) any contract to which directors, officers, voting trustees, or, to the best knowledge of BMS, security-holders are parties, other than contracts involving only the purchase or sale of current assets having a determinable market price, at such market price; or

          (vii) any contract calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15 percent of the fixed assets of BMS and the BMS Subsidiaries, on a consolidated basis, as of June 30, 1993.

     (k)  Litigation and Other Proceedings.  BMS has furnished Norwest copies of
(i) all attorney responses to the request of the independent auditors for BMS and MBI with respect to loss contingencies as of December 31, 1992, in connection with the financial statements described in paragraph 2(e), and (ii) a written list of legal and regulatory proceedings filed against BMS or any BMS Subsidiary since such date. Except as set forth on Schedule 2(k), there is no pending or, to the best knowledge of BMS, threatened claim, action, suit, investigation or proceeding against BMS or any BMS Subsidiary, nor is BMS or any BMS Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of BMS and the BMS Subsidiaries taken as a whole.

     (l) Insurance. BMS and each BMS Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as BMS has owned such BMS Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. BMS and each BMS Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that both (i) are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and (ii) that are material to the business of BMS and the BMS Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of BMS, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Except as set forth on Schedule 2(m), the conduct by BMS and each BMS Subsidiary of its business and the condition and use of its properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, including without limitation the Americans With Disabilities Act, except where such violation or infringement could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of BMS and the BMS Subsidiaries taken as a whole; provided, however, that the representations and warranties included in this sentence shall be limited to matters not relating to environmental laws and regulations, as to which BMS makes only the representations and warranties set forth in paragraph 3(v). Neither BMS nor any BMS Subsidiary is in default under any order, license or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court, except where such default could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of BMS and the BMS Subsidiaries, taken as a whole. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of BMS or any BMS Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of BMS and the BMS Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving BMS or any BMS Subsidiary is pending or, to the best knowledge of BMS, threatened. Neither BMS nor any BMS Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could reasonably be expected to materially and adversely affect the business of BMS and the BMS Subsidiaries, taken as a whole. Employees of BMS and the BMS Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
Schedule 2(o), to the best knowledge of BMS, no officer or director of BMS or any BMS Subsidiary, or any Associate (as hereinafter defined) of any such officers or directors, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of BMS or any BMS Subsidiary. For purposes of this paragraph 2(o), the term "Associate" means (i) any corporation or organization (other than BMS or any BMS Subsidiary) of which any officer or director of BMS or any BMS Subsidiary, is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which any such officer or director has a substantial beneficial interest or as to which any such officer or director serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of any such officer or director, or any relative of such spouse, who has the same home as any such officer or director, or who is a director or officer of BMS or any BMS Subsidiaries.

     Schedule 2(o) sets forth a correct and complete list of all loans from BMS or any BMS Subsidiary to any present officer, director, employee or any Associate or "related interest" (as defined in Regulation O of the Federal Reserve Board) of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to BMS's or such BMS Subsidiary's Board of Directors.

     (p)  BMS Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which BMS or any BMS Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by BMS or any BMS Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), BMS or the BMS subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. BMS knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as of the end of the most recent Plan year, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as set forth in Schedule 2(p), and to the best knowledge of BMS, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of BMS, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to BMS and the BMS Subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 2(p), no Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of BMS or any BMS Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding BMS and the BMS Subsidiaries supplied or to be supplied by BMS for inclusion in (i) a
Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of BMS Common Stock pursuant to the provisions of the Merger Agreement (together with all amendments and supplements thereto, the "Registration Statement"), (ii) the prospectus-proxy statement to be included in such Registration Statement relating to (x) the shares of Norwest Common Stock to be delivered to the shareholders of BMS pursuant to the Merger Agreement and (y) the holding of a special meeting of the shareholders to consider and vote on the Merger, and to be mailed to BMS's shareholders in connection with such meeting (the "Prospectus-Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus-Proxy Statement, when mailed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or, in the case of the Prospectus-Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), or at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which BMS and the BMS Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither BMS nor any BMS Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except as set forth on Schedule 2(s), neither BMS nor any BMS Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BMS or any BMS Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Administration of Trust Accounts. BMS and each BMS Subsidiary has properly administered in all respects material, and which could reasonably be expected to be material, to the financial condition of BMS and the BMS Subsidiaries taken as a whole all accounts for which it acts as a fiduciary (excluding IRA Custodial Accounts invested solely in bank insured deposits), including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law and all such accounts are listed on
Schedule 2(t). Neither BMS, any BMS Subsidiary, nor any director, officer or employee of BMS or any BMS Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of BMS and the BMS Subsidiaries taken as a whole, and the accountings, for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account. There have been no indemnity claims made pursuant to the Stock Acquisition Agreement, dated as of June 16, 1986, between DADCO Incorporated and BMS.

  (u) No Defaults. Except as set forth on Schedule 2(u), neither BMS nor any BMS Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon BMS and the BMS Subsidiaries, taken as a whole. To the best of BMS's knowledge, all parties with whom BMS or any BMS Subsidiary has material leases, agreements or contracts or who owe to BMS or any BMS Subsidiary material obligations, other than with respect to those arising in the ordinary course of the banking business of the BMS Subsidiaries, are in compliance therewith in all material respects.

  (v) Environmental Liability. Except as set forth on Schedule 2(v), there is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on BMS or any BMS Subsidiary, any liability arising from the violation of or obligation under any local, state or federal environmental statute, regulation or ordinance pending or to the best of BMS's knowledge, threatened against BMS or any BMS Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon BMS and the
BMS Subsidiaries taken as a whole.   Except for the remediation described in
paragraph 4(aa), to the best of BMS's knowledge there is no reasonable basis for any such proceeding, claim or action. To the best of BMS's knowledge neither BMS nor any BMS Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to BMS, as of the date of this Agreement (except as otherwise expressly provided), as follows:

  (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where (i) its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole, and Norwest has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1992, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which, as of the close of business on June 30, 1993, 1,132,750 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on June 30, 1993, 290,811,725 shares were outstanding and 2,287,743 shares were held in the treasury.

  (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

  Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of
(x) its certificate of incorporation or by-laws or (y), except to the extent that such violation, conflict, breach, default, termination, acceleration or lien could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction or decree applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities, banking, insurance or blue sky laws of the various states, filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Montana law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Norwest Financial Statements. The consolidated statements of financial condition of Norwest and Norwest's subsidiaries as of December 31, 1992 and 1991 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1992, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, as amended by Form 8 dated March 3, 1993 (the "Norwest 10-K"), as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1993 and the related unaudited consolidated statements of income and cash flows for the six months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1988, each of Norwest and the Norwest Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Norwest has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Exchange Act.

  (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1993, included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes or related interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole. To the knowledge of Norwest, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since June 30, 1993, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that uniformly affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of the date hereof neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

       (i) any labor contract or agreement with any labor union;

       (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); or

       (iii) Any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (l) Insurance. Norwest and each Norwest Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that both (i) are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and (ii) that are material to the business of Norwest and its Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, including without limitation the American With Disabilities Act, except where such violation or infringement could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Norwest and its subsidiaries taken as a whole. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court, except where such default could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could reasonably be expected to materially and adversely affect the business of Norwest and the Norwest Subsidiaries, taken as a whole. Except as set forth on
Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

 (o)  Norwest Benefit Plans.

       (i) As of the date hereof, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest

     Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

       (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

       (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

       (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

       (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

       (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

       (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Prospectus-Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus-Proxy Statement, when mailed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made not misleading or, in the case of the Prospectus-Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), or at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this

Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations, other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries, are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Norwest or any Norwest Subsidiary of any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

 (u)  Current Plans or Intentions.

          (i) Except as provided in clause (ii) below, Norwest does not have any current plan or intention to take any of the following actions within the twelve month period immediately following the Effective Date:

               (A)  liquidate BMS,

               (B) liquidate any BMS Subsidiary, except if the assets of such BMS Subsidiary are distributed to BMS or another BMS Subsidiary,

               (C) merge BMS with or into another corporation, except if BMS is the surviving corporation,

               (D) merge any BMS Subsidiary with or into another corporation, except if such BMS Subsidiary is the surviving corporation, if such merger is with BMS or another BMS Subsidiary, or if such merger were a sale of assets described in clause (E) below, it would not result in a violation of the "substantially all" test described in such clause
          (E),

               (E) cause BMS or any BMS Subsidiary to sell or otherwise dispose of any of its assets to any entity other than BMS or a BMS Subsidiary, with the following exceptions (A) sales or dispositions in the ordinary course of business or (B) sales or dispositions which would not violate the "substantially all" test as defined in Rev. Proc. 77-37, 1977-2 C.B. 568 Section 3.01.

For purposes of this paragraph 3(u), the term "BMS Subsidiary" shall mean any entity with respect to which BMS or another BMS Subsidiary (so defined), at the time of the occurrence of the event described in this paragraph 3(u), owns stock that possess at least 80% of the total voting power of such entity and has a value equal to at least 80% of the total value of the stock of such entity.

          (ii) Norwest may, for business or regulatory reasons, sell the following, whether as a sale of assets or stock by merger, and BMS and Norwest hereby agree that any such transactions shall not be deemed a breach of this paragraph 3(u):


               (A)  the Escrow Business (as defined in paragraph 4(v)), and

               (B)  the branch banks described in paragraph 7(e).


               4. COVENANTS OF BMS. BMS covenants and agrees with Norwest as follows:

          (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, BMS, and each BMS Subsidiary will: Maintain its corporate existence in good standing; Maintain the general character of its business and conduct its business in its ordinary and usual manner; Maintain proper business and accounting records in accordance with reasonable business practices; Maintain its properties in good repair and condition, ordinary wear and tear excepted; Maintain in all material respects presently existing insurance coverage; Use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; Use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of BMS and each BMS Subsidiary (including, without limitation, the Americans With Disabilities Act), the non-compliance with which reasonably could be expected to have a material adverse effect on BMS and the BMS Subsidiaries taken as a whole; and Permit Norwest and its representatives (including KPMG Peat Marwick) to examine the books, records and properties, and to interview the officers, employees and agents, of BMS and the BMS Subsidiaries at any time during normal business hours, provided however that no such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of BMS herein expressed.

          (b) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger,

          (i) neither BMS nor any BMS Subsidiary will (without the prior written consent of Norwest): Amend or otherwise change its articles of incorporation or by-laws; Issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; Authorize or incur any long-term debt (other than deposit liabilities); Mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; Enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; Make any investments except investments made by BMS Subsidiaries in the ordinary course of business for terms of up to two years and in amounts of $1,000,000 or less; Except for the termination of MBI's employee stock ownership plan and the merger of the 401(k) plans of MBI and BMS and except as required by paragraph 4(j), amend or terminate any Plan except as required by law; Make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; Redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of BMS, except pursuant to and as required by BMS's employee stock ownership plan; Increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices and except that BMS and the BMS Subsidiaries may enter into the severance and bonus agreements described on
     Schedule 4(b) with their respective employees; Sell or otherwise dispose of any shares of the capital stock of any BMS Subsidiary; or Sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; and

          (ii) neither BMS nor any BMS Subsidiary will (without prior consultation with Norwest) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $500,000, no more than $100,000 of which shall be unsecured loans or extensions of credit.

     (c) BMS will cause to be duly called, and will cause to be held not later than forty-five (45) days following the later of (i) the effective date of the Registration Statement referred to in paragraph 2(q) hereof and (ii) the date Norwest shall have received approval by the Federal Reserve Board and such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement (excluding, however, the expiration of any waiting or appeal periods prescribed by law or regulation), a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. BMS will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Montana Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) BMS will furnish or cause to be furnished to Norwest all the information concerning BMS and the BMS Subsidiaries required for inclusion in, and will cooperate with Norwest in the preparation of, the Registration Statement and Prospectus-Proxy Statement referred to in paragraph 2(q) hereof (including audited financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement and Prospectus-Proxy Statement), or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. BMS agrees promptly to advise Norwest if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of BMS becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

     (e) BMS will promptly take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of BMS to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) BMS will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) BMS will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to BMS and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to BMS's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to BMS, in the public domain, or later acquired by BMS from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither BMS, nor any BMS Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with or execute any agreement in principle or definitive agreement with any corporation, partnership, person or other entity or group (other than Norwest or its representatives) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of BMS or any BMS Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of BMS or any BMS Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with BMS or any BMS Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to BMS or any BMS Subsidiary concerning any of the foregoing, BMS or such BMS Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) BMS shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j)  BMS and each BMS Subsidiary will take all action necessary or required
(i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law as of the Effective Date of the Merger, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of
Section 401(a) of the Code prior to the Effective Date of the Merger, provided that BMS and each BMS Subsidiary will not be required to submit such application to the Internal Revenue Service, if the Internal Revenue Service does not accept such applications prior to the Effective Date of the Merger.

     (k) From and after the date of this Agreement, neither BMS nor any BMS Subsidiary shall take any action which, with respect to BMS, would disqualify the Merger as a "pooling of interests" for accounting purposes; provided, however, any action taken by BMS or any BMS Subsidiary pursuant to any request by Norwest, including but not limited to under paragraph 4(j) or pursuant to a specific requirement of this Agreement shall not constitute a breach of this paragraph 4(k).

     (l) BMS shall use its best efforts to obtain and deliver to Norwest, at least 32 days prior to the Effective Date of the Merger, signed representations substantially in the form attached hereto as Exhibit B by each executive officer, director or shareholder of BMS who may reasonably be deemed an "affiliate" of BMS within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) As of December 31, 1993, BMS shall establish such asset depreciation schedules, fixed asset and credit loss reserves and such other additional accruals and reserves as may be necessary to conform BMS's credit loss reserve and other accounting practices and methods to those of Norwest and Norwest's plans with respect to the conduct of BMS's business following the Merger and to provide for the costs and expenses relating to the consummation by BMS of the Merger and the other transactions contemplated by this Agreement.

     (n) BMS shall cause Montana Bank and Bank of Montana not to consummate the merger of Montana Bank with and into Bank of Montana pursuant to the Agreement and Plan of Merger, dated as of April 1, 1993, by and between Montana Bank and Bank of Montana or otherwise (the "Billings Merger"). BMS shall use its best efforts to obtain extensions from the appropriate regulatory authorities, including without limitation, the Federal Reserve Board and the Montana Department of Commerce, to permit consummation of the Billings Merger at some future date.

     (o) With respect to the transactions contemplated by the Combination Stock Purchase Agreement and Agreement and Plan of Merger, dated as of July 1, 1993, by and among BMS, Bank of Montana, John Buchanan and Sheila Buchanan and Heritage Bank, a Federal savings bank, (the "Heritage Acquisition Agreement"):

          (i) BMS shall promptly inform Norwest of any developments, and promptly forward copies of all correspondence (including any report of OTS examination) with respect to the Heritage Acquisition Agreement;

          (ii) without the prior written consent of Norwest, BMS shall not, and shall not permit Bank of Montana to, amend or agree to amend any of the terms or conditions of, or waive any conditions precedent to the closing of, the Heritage Acquisition Agreement (other than as required by subparagraphs (iv) and (v) below);

          (iii) BMS shall promptly obtain the written consent of Heritage Bank and the Buchanans to permit Norwest to conduct due diligence with respect to the transactions contemplated by the Heritage Acquisition Agreement in accordance with Section 15 thereof and paragraph 4(a) of this Agreement;

          (iv) the Heritage Acquisition Agreement shall be amended, and the Real Estate Purchase Agreement between John D. Buchanan and Charlie M. Byrne and Bank of Montana executed on or about July 1, 1993 shall be terminated, such that Heritage Bank will not acquire any ownership interest in, and will sell, prior to the acquisition of Heritage Bank by Bank of Montana, any existing ownership interest in, the property located at 120 First Avenue North, Great Falls, Montana on such terms and conditions (including consideration to be paid) as BMS and Norwest shall mutually agree; and

          (v) the Heritage Acquisition Agreement shall be amended to eliminate any provisions regarding the merger of Heritage Bank with Bank of Montana and BMS shall not, and shall cause Bank of Montana not to, consummate any such merger.

     (p) BMS shall cooperate with Norwest in obtaining the Phase I and Phase II environmental assessments and studies described in paragraph 7(m).

     (q) BMS shall terminate that certain Service Agreement, dated as of January 1, 1989, by and between BMS and Central Financial Services, Inc. (formerly known as Valley Holding Company, Inc.) as it has been amended from time to time, such termination to be effective no later than the Effective Date of the Merger, and without payment of any consideration, penalty or other amount (other than reasonable attorneys' fees and similar reasonable expenses incurred in connection with any such termination) with respect to such termination by BMS or the BMS Subsidiaries.

     (r) BMS shall terminate or assign that certain Lease Agreement, dated as of March 12, 1992, by and between Minnesota CC Properties, Inc. and BMS, as it has been amended from time to time, the Sublease Agreement, dated June 15, 1993, between Central Financial Services, Inc. and BMS, as it has been amended from time to time and any and all other agreements relating to the lease of the property known as The Colonnade, 5500 Wayzata Boulevard, Golden Valley, Minnesota, such terminations or assignments to be effective no later than the Effective Date of the Merger, and without payment of any consideration, penalty or other amount (other than reasonable attorneys' fees and similar reasonable expenses incurred in connection with any such termination) with respect to such termination by BMS or the BMS Subsidiaries.

     (s) BMS shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than November 1, 1993.

     (t) BMS shall cooperate with Norwest in any sale of branches described in paragraph 5(r) of this Agreement, which cooperation shall include, but not be limited to, legally effecting the sale of such branches immediately prior to the Effective Time if necessary or desirable in the opinion of Norwest and permitting potential purchasers of such branches or their representatives to examine the books, records and properties of, and to interview the officers, employees and agents of, BMS and the BMS Subsidiaries at any time during normal business hours.

     (u) Immediately prior to the Effective Time of the Merger, BMS shall apply the funds to be loaned to it by Norwest pursuant to paragraph 5(s) hereof to pay in full all indebtedness of BMS to Norwest Bank Minnesota, N.A.

     (v) If Norwest wishes to sell the business of escrowing title under contracts for deed or land contracts and the related services in which BMS and the BMS Subsidiaries are engaged (the "Escrow Business"), BMS shall cooperate with Norwest in completing such sale, which cooperation shall include, but not be limited to, legally effecting the sale of the Escrow Business immediately prior to the Effective Date if necessary or desirable in the opinion of Norwest and permitting potential purchasers of the Escrow Business or their representatives to examine the books, records, and properties of, and to interview the officers, employees and agents of, BMS and the BMS Subsidiaries at any time during normal business hours.

     (w) BMS shall use its best efforts to consummate the sale of the insurance business conducted at Montana Bank in Roundup, Montana or conducted under the name "Roundup Agency" or any similar name prior to the Effective Date; provided, however, that such business shall not be sold at a loss for financial reporting purposes (as calculated in accordance with generally accepted accounting principles) without the consent of Norwest. The agreement to sell such business shall be upon terms and conditions as BMS and Norwest shall mutually agree and shall not contain any agreement by BMS or any BMS Subsidiary not to compete except to the extent that Norwest has given prior written approval of the specific language of such non-compete agreement but in no event shall such non-compete agreement, but in no event shall such non-compete agreement restrict BMS, any BMS Subsidiary or Norwest from selling hail insurance.

     (x) BMS shall retain Norwest as an independent contractor, and Norwest agrees, to provide assistance with the operations, data processing and internal audit functions, including but not limited to, assistance in integrating such functions at Bank of Montana with such functions at Montana Bank. BMS shall compensate Norwest pursuant to paragraph 1(a)(iii) in an amount equal to the salary, cost of benefits, and out-of-pocket expenses (including, but not limited to, expenses for travel to and from the work site and for meals and accommodations) for each employee of Norwest whose services are utilized.

     (y) Prior to the Effective Date, all "key man" and "split dollar" life insurance policies shall be surrendered and the cash surrender value shall be recovered as an asset of BMS or the appropriate BMS Subsidiary and all related death benefit agreements shall be canceled without payment of any consideration, penalty or other amount (other than reasonable attorneys' fees and similar reasonable expenses incurred in connection with any such termination) with respect to such cancellation.

     (z) Prior to the Effective Date, BMS shall use its best efforts, to cancel all correspondent service contracts and correspondent master data processing contracts between BMS Computer Corporation and entities other than BMS and the BMS Subsidiaries at the lowest possible cost. Any payment of consideration, penalty or other amount (other than reasonable attorneys' fees and similar reasonable expenses incurred in connection with any such termination) with respect to such cancellation shall be approved in advance by Norwest; provided, however that if Norwest does not approve such payment, then BMS shall not have any obligation to terminate such contract pursuant to this paragraph 4(z).

     (aa) BMS shall, or shall cause the appropriate BMS Subsidiary to, complete prior to the Effective Date such Remediation (as defined below) of the Montana Bank branch sites in Roundup, Montana, and Big Sandy, Montana, and the Heritage Bank site in Great Falls, Montana as may be necessary and required under applicable environmental laws and regulations; provided, however, if it is not practicable to complete such Remediation using due diligence prior to the Effective Date, BMS or the appropriate BMS Subsidiary shall develop and implement prior to the Effective Date a comprehensive plan (including cost estimates) acceptable to Norwest to complete the Remediation as may be required under applicable laws and regulations("Remediation Plans"). For purposes of this Agreement, "Remediation" shall mean the investigation, removal and/or remediation of, or other response to (including testing, monitoring, sampling or other investigation) any contamination in, on or emanating from the properties or assets of BMS or the BMS Subsidiaries which is required of BMS or any BMS Subsidiary by the Montana Department of Health and Environmental Sciences, or other applicable state or Federal governmental authority, to comply with environmental laws and regulations. BMS shall use its best efforts to present Remediation Plans to the appropriate state authority and to obtain approval and certification of the completion of any necessary Remediation. In no event shall this covenant require BMS to incur Net Costs in excess of $100,000 for conducting such Remediation or implementing Remediation Plans.

     (bb) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, neither BMS nor any BMS Subsidiary shall (without the prior written consent of Norwest) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except as permitted pursuant to this paragraph (bb). The Board of Directors of BMS may declare, and BMS may pay to its shareholders of record, regular quarterly cash dividends (i) with respect to the third calendar quarter of 1993, in an amount not exceeding $0.41 per share of outstanding BMS Common Stock (which amount was declared on August 2, 1993 and paid on August 26, 1993) and (ii) with respect to each approximately 91-day period from the last payment date of the BMS regular quarterly cash dividend (The "91-day Period") in which the Effective Date does not occur, in an amount not exceeding $0.42 per share of outstanding BMS Common Stock. With respect to the 91-day Period in which the Effective Date does occur, (A) if the Effective Date occurs on or before the record date for dividends on Norwest Common Stock for such quarter, the Board of Directors of BMS may declare, and BMS may pay to its shareholders of record, a quarterly cash dividend (the record date for which may be the Effective Date) in an amount equal to (I) $846,164 minus (II) the aggregate dividends declared and paid by Norwest with respect to 4,200,000 shares of Norwest common stock in the immediately preceding calendar quarter multiplied by (III) a fraction the numerator of which is the number of days from and including the date of the immediately preceding dividend payment made to BMS shareholders through but excluding the Effective Date and the denominator of which is 91, and (B) if the Effective Date occurs after the record date for dividends on Norwest Common Stock for such quarter and before the next BMS dividend payment date, the Board of Directors of BMS may declare, and BMS may pay to its shareholders of record, a quarterly cash dividend in an amount not exceeding $0.42 per share of outstanding BMS Common Stock. Any of the Boards of Directors of the BMS Subsidiaries may declare, and any such BMS Subsidiary may pay, any regular dividend in accordance with applicable law and regulation. BMS shall cause its dividend record and payment dates to coincide with the Norwest dividend record and payment dates.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with BMS as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to BMS all the information concerning Norwest required for inclusion in, and will cooperate in the preparation of, the Prospectus-Proxy Statement to be sent to the shareholders of BMS, or in any statement or application made by BMS to any governmental body in connection with the transactions contemplated by this Agreement. Norwest agrees promptly to advise BMS if at any time prior to the Effective Date of the Merger, any information provided by Norwest in the Prospectus-Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC the Registration Statement under the Securities Act and any other applicable documents, which will include the Prospectus-Proxy Statement, and will use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws as soon as practicable. Norwest shall advise BMS promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Norwest shall furnish BMS with copies of all such documents. At the time the Registration Statement becomes effective, the Registration Statement and the Prospectus-Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, and at the time of mailing thereof to the BMS shareholders, at the time of the BMS shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger, the Prospectus-Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the BMS shareholders' meeting; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus-Proxy Statement made in reliance upon and in conformity with information furnished by BMS or any BMS Subsidiary for use in the Registration Statement or the Prospectus-Proxy Statement. Norwest shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Norwest Common Stock under state blue sky laws as necessary.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of BMS pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of BMS pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will promptly take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with BMS to obtain all such approvals and consents required by BMS.

     (h) Norwest will hold in confidence all documents and information concerning BMS and BMS's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with BMS (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to BMS.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Montana Business Corporation Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with BMS as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall promptly give BMS written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Norwest shall use its best efforts to obtain and deliver to BMS, at least 32 days prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Norwest to the effect that they will not sell shares of Norwest or BMS during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of BMS and Norwest.

     (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit BMS and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by BMS or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (o) Norwest shall continue to file all reports and data with the SEC necessary to permit the shareholders of BMS who may be deemed "underwriters' (within the meaning of Rule 145 under the Securities Act) of BMS Common Stock to sell the Norwest Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled. After the Effective Date, Norwest will file with the SEC reports, statements, and other materials required by the federal securities laws on a timely basis.

     (p) For three years following the Effective Time of the Merger, Norwest shall maintain directors' and officers' liability insurance with respect to future claims arising from facts or events that occurred before the Effective Time of the Merger, which insurance shall contain terms and conditions (including the amount of such coverage, amount of any deductibles and exclusions thereunder) no less favorable than the policies currently maintained by BMS (except that such policy shall not cover employees who are not officers or directors of BMS). Norwest shall insure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director, officer, employee, fiduciary or agent of BMS or any BMS Subsidiary (the "Indemnified Parties") in BMS's Articles of Incorporation and By-laws or similar governing documents of any BMS Subsidiary, as in effect on the date hereof, or allowed under applicable law as in effect on the date hereof, shall, with respect to claims arising from facts or events that occurred before the Effective Time of the Merger, survive the Merger and shall continue in full force and effect, without any amendment, for a period of not less than three years from the Effective Time of the Merger; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Nothing contained in this paragraph 5(p) shall be deemed to preclude the liquidation, consolidation or merger of BMS or any BMS Subsidiary in a manner consistent with the provisions of paragraph 5(t), in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger; provided, however, that in the event of a liquidation or sale of substantially all of the assets of BMS, Norwest shall guarantee, to the extent of the net asset value of BMS as of the Effective Date, the indemnification obligations of BMS to the extent provided by law. Notwithstanding anything to the contrary contained in this paragraph 5(p), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of a corporation, banking institution or other entity acquired by BMS or any BMS Subsidiary with respect to claims based on, or arising out of, or pertaining to, a matter which occurred prior to the consummation of any such acquisition to a greater extent than BMS or any BMS Subsidiary is, as of the date of this Agreement, required to indemnify any such person. This paragraph is intended for the benefit of and shall be enforceable by each Indemnified Party and each Indemnified Party's heirs and representatives.

     (q) Norwest agrees to assist BMS in the preparation of the schedules, accruals and reserves described in paragraph 4(m) and in the calculation of the net tax basis and the tax basis described in paragraph 7(p).

     (r) Norwest shall use its best efforts to comply with any condition or requirement of the Federal Reserve Board approval of the transactions contemplated by this Agreement and the Merger Agreement that Norwest sell one or more of (i) the Bank of Montana branch bank located in Lewistown, Montana (ii) the Bank of Montana branch bank located in Anaconda, Montana and (iii) one, but not both of, the Montana Bank and Bank of Montana branch banks located in Butte, Montana; provided, however, that the terms and conditions of such sales shall be acceptable to Norwest in its sole discretion.

     (s) Immediately prior to the Effective Time of the Merger, Norwest shall loan to BMS funds sufficient to enable BMS to pay in full all of its indebtedness to Norwest Bank Minnesota, N.A.

     (t) (i) Consistent with the representation made in paragraph 3(u), except as provided in clause (ii) below, Norwest shall not take any of the following actions within the twelve month period immediately following the Effective Date:

               (A)  liquidate BMS,

               (B) liquidate any BMS Subsidiary, except if the assets of such BMS Subsidiary are distributed to BMS or another BMS Subsidiary,

               (C) merge BMS with or into another corporation, except if BMS is the surviving corporation,

               (D) merge any BMS Subsidiary with or into another corporation, except if such BMS Subsidiary is the surviving corporation, if such merger is with BMS or another BMS Subsidiary, or if such merger were a sale of assets described in clause (E) below, it would not result in a violation of the "substantially all" test described in such clause
          (E),

               (E) cause BMS or any BMS Subsidiary to sell or otherwise dispose of any of its assets to any entity other than BMS or a BMS Subsidiary, with the following exceptions (A) sales or dispositions in the ordinary course of business or (B) sales or dispositions which would not violate the "substantially all" test as defined in Rev. Proc. 77-37, 1977-2 C.B. 568 Section 3.01.

For purposes of this paragraph 5(t), the term "BMS Subsidiary" shall mean any entity with respect to which BMS or another BMS Subsidiary (so defined), at the time of the occurrence of the event described in this paragraph 5(t), owns stock that possesses at least 80% of the total voting power of such entity and has a value equal to at least 80% of the total value of the stock of such entity.

          (ii) Norwest may, for business or regulatory reasons, sell the following, whether as a sale of assets or stock or by merger, and BMS and Norwest hereby agree that any such transactions shall not be deemed a breach of this paragraph 3(a).


               (A)  the Escrow Business (as defined in paragrah 4(v)),

               (B)  the branch banks described in paragraph 7(e),

          (u) Norwest shall have the right to conduct an environmental investigation prior to Closing, including Phase I and Phase II assessments and studies of the properties of BMS and the BMS Subsidiaries. Norwest's investigation shall be conducted by a competent environmental consultant selected by Norwest. Said environmental consultant shall be licensed, bonded and insured in accordance with applicable laws and regulations. Within seventy-five (75) days after the date hereof, Norwest shall complete its investigation and deliver to BMS, without cost, one legible, true, correct and complete copy of each report produced as a result thereof and of all data and other information delivered to Norwest in connection therewith. Norwest will hold in confidence such reports, data and other information with respect to such environmental investigation in accordance with paragraph 5(h). The rights granted to Norwest shall be exercised at Norwest's sole risk. Norwest agrees to indemnify, defend and hold BMS harmless from any and all claims, causes of actions, losses, liabilities, liens, demands, costs, expenses or damages (including attorneys' fees and court costs) caused by Norwest or its environmental consultants and arising in connection with Norwest's environmental investigation. Norwest's obligations pursuant to the immediately preceding sentence shall survive any termination or cancellation of this Agreement.

          6. CONDITIONS PRECEDENT TO OBLIGATION OF BMS. The obligation of BMS to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
BMS:

          (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct as if made at the Time of Filing except where the failure to be true and correct would not have or would not reasonably be expected to have a material adverse effect on Norwest and its subsidiaries, taken as a whole.

          (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

          (c) BMS shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

          (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of BMS required for approval of a plan of merger in accordance with the provisions of BMS's Articles of Incorporation and the Montana Business Corporation Act.

          (e) Norwest shall have received approval by the Federal Reserve Board, each of BMS and Norwest shall have received approval by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement, all waiting and appeal periods prescribed by applicable law or regulation shall have expired and all conditions or requirements of such approvals shall have been satisfied.

          (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

          (g) The shares of Norwest Common Stock to be delivered to the stockholders of BMS pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange upon official notice of issuance.

          (h) BMS shall have received an opinion, dated the Closing Date, of counsel to BMS, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of BMS Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of BMS will be the same as the basis of BMS Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of BMS will include the holding period of the BMS Common Stock, provided such shares of BMS Common Stock were held as a capital asset as of the Effective Time of the Merger.

          (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

          (j) BMS shall have received from KPMG Peat Marwick a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to BMS, to the effect that:

       (i) they are independent public accountants with respect to Norwest and its consolidated subsidiaries within the meaning of the Securities Act and the applicable published rules and regulations thereunder;

       (ii) in their opinion the financial statements of Norwest and its consolidated subsidiaries examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

       (iii) on the basis of limited procedures, not constituting an audit, including a reading of the unaudited financial statements referred to below, a reading of the latest available interim financial statements of Norwest and its consolidated subsidiaries, inspection of the minute books of Norwest and its consolidated subsidiaries since June 30, 1993 (or, if later, since the date of the most recent unaudited consolidated financial statements of Norwest and its consolidated subsidiaries as may be included in the Registration Statement), inquiries of officials of Norwest and its consolidated subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

            (A) the unaudited consolidated financial statements of Norwest and its consolidated subsidiaries at June 30, 1993, and for the three-month periods ended June 30, 1993 and June 30, 1992, included in the Registration Statement (or the unaudited consolidated financial statements of Norwest and its consolidated subsidiaries at such later date and for such other periods as may be included in the Registration Statement) do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, or such unaudited financial statements are not fairly presented in accordance with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements of Norwest and its consolidated subsidiaries included in the Registration Statement;

            (B) as of a specified date not more than five days prior to the date of such letters, there have been any changes in the capital stock of Norwest and its consolidated subsidiaries or any increases in the long-term debt of Norwest and its consolidated subsidiaries or any decreases in consolidated net assets or stockholders' equity of Norwest and its consolidated subsidiaries as of June 30, 1993 (or such later date) included in the Registration Statement, except in each case for changes, increases or decreases which the Registration

          Statement discloses have occurred or may occur or which are described in such letters;

            (C) for the period from June 30, 1993 (or such later date) to such specified date there were any decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, and consolidated net income and net income per share amounts of Norwest and its consolidated subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

       (iv) In addition to the examination referred to in their report or reports included in the Registration Statement and the limited procedures, inspection of minute books, inquiries and other procedures referred to in clause (iii) above, they have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Norwest and its consolidated subsidiaries, which appear in the Registration Statement under the certain captions to be specified by BMS, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Norwest and its consolidated subsidiaries and have found them to be in agreement except as disclosed in such letters.

  7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by
Norwest:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement and except for activities or transactions or events expressly authorized by paragraphs 4(b) and 4(bb) of this Agreement, the representations and warranties contained in paragraph 2 hereof, shall be true and correct as if made at the Time of Filing, except where the failure to be true and correct would not have or would not reasonably be expected to have a material adverse effect on BMS and the BMS Subsidiaries, taken as a whole.

  (b) BMS shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of BMS required for approval of a plan of merger in accordance with the provisions of BMS's Articles of Incorporation and the Montana Business Corporation Act.

  (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of BMS, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement, all waiting and appeal periods prescribed by applicable law or regulation shall have expired and any condition or requirement referred to in the proviso to the next sentence shall have been satisfied. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to BMS or any BMS Subsidiary that is unduly burdensome to Norwest; provided, however, that a condition or requirement of the Federal Reserve Board approval that Norwest sell one or more of (i) the Bank of Montana branch bank located in Lewistown, Montana, (ii) the Bank of Montana branch bank located in Anaconda, Montana and (iii) one, but not both of, the Montana Bank and Bank of Montana branch banks located in Butte, Montana shall not in and of itself be deemed unduly burdensome to Norwest provided that the terms and conditions of such sales shall be acceptable to Norwest in its sole discretion.

  (f) BMS and each BMS Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to BMS's or such BMS Subsidiary's business required for the consummation of the Merger, and BMS and each BMS Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

  (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) From and after June 22, 1993, neither BMS nor any BMS Subsidiary shall have taken any action which, with respect to BMS, would disqualify the Merger as a "pooling of interests" for accounting purposes; provided, however, any action taken by BMS or any BMS Subsidiary pursuant to any request by Norwest, including but not limited to under paragraph 4(j), or pursuant to a specific requirement of this Agreement shall not constitute a failure to satisfy the conditions contained in this paragraph 7(h). Norwest acknowledges that except as set forth in the immediately preceding sentence, any other disqualification of the Merger as a "pooling of interests" shall not constitute a breach of paragraph 4(k) of this Agreement or a failure to satisfy the condition to Norwest's obligations under this paragraph 7(h).

  (i) At any time since the date hereof the total number of shares of BMS Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute BMS Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 2,014,676.

  (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (k) Norwest shall have received from KPMG Peat Marwick a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

       (i) they are independent public accountants with respect to BMS and the BMS Subsidiaries within the meaning of the Securities Act and the applicable published rules and regulations thereunder;

       (ii) in their opinion the financial statements of BMS and the BMS Subsidiaries examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

       (iii) on the basis of limited procedures, not constituting an audit, including a reading of the unaudited financial statements referred to below, a reading of the latest available interim financial statements of BMS and the BMS Subsidiaries, inspection of the minute books of BMS and the BMS Subsidiaries since June 30, 1993; (or, if later, since the date of the most recent unaudited consolidated financial statements of BMS and the BMS Subsidiaries as may be included in the Registration Statement), inquiries of officials of BMS and the BMS Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

            (A) the unaudited consolidated financial statements of BMS and the BMS Subsidiaries at June 30, 1993 and for the three month periods ended June 30, 1993 and June 30, 1992, included in the Registration Statement (or the unaudited consolidated financial statements of BMS and the BMS Subsidiaries at such later date and for such other periods as may be included in the Registration Statement) do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, or such unaudited financial statements are not fairly presented in accordance with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements of BMS and the BMS Subsidiaries included in the Registration Statement;

            (B) as of a specified date not more than five days prior to the date of such letters, there have been any changes in the capital stock of BMS and the BMS Subsidiaries or any increases in the long-term debt of BMS and the BMS Subsidiaries or any decreases in consolidated net assets or stockholders' equity of BMS and the BMS Subsidiaries, in each case as compared with amounts shown in the balance sheet of BMS and the BMS Subsidiaries as of June 30, 1993 (or such later date) included in the Registration Statement, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

            (C) for the period from June 30, 1993 (or such later date) to such specified date there were any decreases in consolidated net income, consolidated net income after provision for credit losses, consolidated income before income taxes, and consolidated net income and net income per share amounts of BMS and the BMS Subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

       (iv) in addition to the examination referred to in their report or reports included in the Registration Statement and the limited procedures, inspection of minute books, inquiries and other procedures referred to in clause (iii) above, they have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of BMS and the BMS Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of BMS and the BMS Subsidiaries and have found them to be in agreement except as disclosed in such letters.

  (l) BMS and the BMS Subsidiaries, considered as a whole, shall not have sustained since June 30, 1993 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

  (m) Except to the extent set forth on Schedule 2(v) and except for the remediation described in paragraph 4(aa), there shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on BMS or any BMS Subsidiary of, any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance which has had or could reasonably be expected to have a material adverse effect upon BMS and the BMS Subsidiaries taken as a whole. All Remediation required pursuant to paragraph 4(aa) shall have been completed prior to the Effective Date; provided however, that if it is not practicable to complete such Remediation using due diligence prior to the Effective Date, Remediation Plans acceptable to Norwest shall have been developed and implemented. In the event that the Net Cost of the Remediation and the Remediation Plans exceeds $100,000, Norwest shall not be obligated to close; provided, however, that if BMS elects to reduce the purchase price as provided in paragraph 1(a)(v) by the full amount of the Net Cost (including the amount by which the Net Cost exceeds $100,000), then Norwest shall be obligated to close assuming that all other conditions to closing have been satisfied or waived. In the event that BMS does not elect to reduce the purchase price as described in the immediately preceding sentence, Norwest may, but shall not be obligated to, waive the condition to closing contained in this paragraph 7(m), and in such event, BMS shall be obligated to close assuming that all other conditions to closing have been satisfied or waived (but shall not be obligated to reduce the purchase price by the amount that the Net Cost exceeds $100,000). Norwest shall have received written reports containing the conclusions of Phase I and Phase II environmental assessments and studies pursuant to paragraph 5(u).

  (n) No change shall have occurred and no circumstances shall exist which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of BMS and the BMS Subsidiaries taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally or changes in general economic conditions that uniformly affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

  (o) BMS shall have delivered to Norwest, at least 32 days prior to the Effective Date of the Merger, signed representations substantially in the form attached hereto as Exhibit B by each executive officer, director or shareholders of BMS who may reasonably be deemed an "affiliate" of BMS within the meaning of such term as used in Rule 145 under the Securities Act.

  (p) BMS shall have provided to Norwest its net tax basis (and the calculations supporting such basis) in its properties and the tax basis (and the calculations supporting such basis) in the stock of its subsidiaries.

  (q) The agreements and leases described in paragraphs 4(q), 4(r), 4(y), and 4(z) shall have been terminated or assigned as provided in such paragraphs.

  (r) Except for 808 shares of common stock of Montana Bank not owned by MBI, at the Effective Time of the Merger, BMS shall own, directly or indirectly, and shall deliver to Norwest at the closing stock certificates evidencing all of the outstanding capital stock of the BMS Subsidiaries free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto.

  (s) The operations and data processing functions of BMS and the BMS Subsidiaries, including without limitation those located at the Helena, Montana Operations Center, shall be operating in a manner satisfactory to Norwest.

  8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of BMS or any BMS Subsidiary as of the Effective Date of the Merger ("BMS Employees") shall be eligible for participation in the employee welfare and pension plans of Norwest, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each BMS employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements (with full credit for years of past service to BMS or any BMS Subsidiary, or to any predecessor-in-interest of BMS or any BMS Subsidiary to the extent such service is presently given credit under the Plans of BMS or any BMS Subsidiary described in paragraph 2(p) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

          Medical Plan
          Dental Plan
          Long Term Disability Plan

          Flexible Benefits Plan
          Group Basic Life Insurance Plan
          Group Optional and Dependent Life Insurance Plan
          Business Travel Accident Insurance Plan
          Short-term Disability Program
          Severance Program
          Vacation Program

For the purpose of determining each BMS Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a BMS Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit.

   (b)  Employee Pension Benefit Plans.

Each BMS Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to BMS or any BMS Subsidiary, or to any predecessor-in-interest of BMS or any BMS Subsidiary to the extent such service is presently given credit under the Plans of BMS or any BMS Subsidiary described in paragraph 2(p) hereof, for the purpose of satisfying any eligibility and vesting periods), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each BMS Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

   9.  TERMINATION OF AGREEMENT.

   (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

       (i) by mutual written consent of the parties hereto;

       (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by April 15, 1994 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

       (iii) by BMS or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

       (iv) by BMS upon written notice to Norwest given no later than 5:00 p.m. Minneapolis time on the first business day immediately preceding the scheduled Closing Date in the event that the Norwest Measurement Price is less than $23.50 per share.

     (b) Termination of this Agreement under clauses (a)(ii) or (a)(iii) of this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder. The obligations under paragraphs 4(g), 5(h), 5(u) and 10 shall survive termination of this Agreement under any of clauses (a)(i) through (a)(iv) of this paragraph 9.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by BMS and the BMS Subsidiaries shall be borne by BMS, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Except as provided in paragraph 5(p) and in the following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. Paragraphs 3(u) and 5(t) are intended for the benefit of the BMS shareholders of record as of immediately prior to the Effective Time and Norwest shall be liable to such shareholders for damages caused by the breach of such paragraphs.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to BMS:

               Bank of Montana System
               c/o Central Financial Services, Inc.
               5500 Wayzata Boulevard
               Golden Valley, Minnesota 55416
               Attention:  Chairman and Chief Executive Officer

          with a copy to:

               Dorsey & Whitney
               2200 Pillsbury Center South
               220 South Sixth Street
               Minneapolis, Minnesota 55402
               Attention:  J. Andrew Herring

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of BMS shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to the conflict of laws provisions.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger of Merger Co. with and into BMS or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 3(u), 5(t), 5(p) and 12 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                     BANK OF MONTANA SYSTEM


By:       /s/ Ken Murray                By:          /s/ J.M. Morrison
    --------------------------------        ------------------------------------
Its:       Executive Vice President       Its:         Chairman
     ---------------------------------        ----------------------------------

                                                                       EXHIBIT A



                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                             BANK OF MONTANA SYSTEM
                             a Montana corporation
                          (the surviving corporation)
                                      AND
                               NORWEST MERGER CO.
                             a Montana corporation
                            (the merged corporation)

     This Agreement and Plan of Merger dated as of __________, 1994, between BANK OF MONTANA SYSTEM, a Montana corporation (hereinafter sometimes called "BMS" and sometimes called the "surviving corporation") and NORWEST MERGER CO., a Montana corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Montana on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Montana Business Corporation Act. Merger Co. has authorized capital stock of 1,000 shares of common stock having a par value of $1.00 per share ("Merger Co. Common Stock"), of which 1,000 shares were outstanding and no shares were held in the treasury as of the date hereof; and

     WHEREAS, BMS was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Montana on ________, 1954 and said corporation is now a corporation subject to and governed by the provisions of the Montana Business Corporation Act. BMS has authorized capital stock of 4,000,000 shares of Capital Stock, par value $2.50 per share ("BMS Common Stock") of which _________ shares were outstanding and no shares were held in the treasury as of the date hereof; and

     WHEREAS, Norwest Corporation and BMS are parties to an Agreement and Plan of Reorganization dated as of September 13, 1993 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into BMS, with BMS continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Montana Business Corporation Act, which statute permits such merger; and

     WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E);

     NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of BMS and of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into BMS pursuant to the laws of the State of Montana and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into BMS, the mode of carrying said merger into effect, the manner and basis of converting the shares of BMS Common Stock into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger Merger Co. shall be merged with and into BMS, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall continue to be Bank of Montana System.

     SECOND: The Articles of Incorporation of BMS at the time of merger shall be and remain the Articles of Incorporation of the surviving corporation until further amended according to law.

     THIRD: The By-Laws of BMS at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

     FIFTH:   The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

     SIXTH: The manner and basis of converting the shares of BMS Common Stock into shares of Norwest Common Stock shall be as follows:

1. Each of the shares of BMS Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of BMS Common Stock then outstanding. "Adjusted Norwest Shares" shall mean 4,200,000; provided, however, that

          (i) with respect to any severance or bonus agreements, the Adjusted Norwest Shares shall be reduced by a number equal to (A) $385,000 divided by (B) the Norwest Measurement Price (as defined below);

          (ii) with respect to any shares of BMS Common Stock that are redeemed, purchased or otherwise acquired pursuant to and as required by BMS's employee stock ownership plan from and including June 22, 1993 to and including the Effective Date, the Adjusted Norwest Shares shall be reduced by a number equal to (A) the number of shares so redeemed, purchased or otherwise acquired multiplied by (B) the Adjusted Norwest Shares after all adjustments described in subparagraphs 1(i) and 1(iii) through 1(v) are made divided by (C) 2,014,676;

          (iii) with respect to the contracting by BMS of certain of Norwest's services, the Adjusted Norwest Shares shall be reduced by a number equal to
     (A) the amount BMS owes Norwest with respect to such services  divided by
     (B) the Norwest Measurement Price (as defined below);

          (iv) if Norwest reasonably determines that (A) any Losses (as defined below) exist as of 30 days prior to the Effective Date or (B) any Losses have been charged off in the financial statements of BMS during the period from but excluding June 30, 1993 to immediately prior to the Effective Time, then the Adjusted Norwest Shares shall be reduced by a number equal to (y) the Losses (without duplication) described in clauses (A) and (B) above divided by (z) the Norwest Measurement Price (as defined below);

          (v) with respect to the environmental investigation and remediation and the development and implementation of remediation plans of certain BMS properties (other than the costs of any Phase I or II environmental assessments), the Adjusted Norwest Shares shall be reduced by a number equal to (A) the lesser of the Net Cost and $100,000 divided by (B) the Norwest Measurement Price (as defined below); and

          (vi) the Adjusted Norwest Shares shall be adjusted as provided in paragraph (2) below.

     The "Norwest Measurement Price" shall mean the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of twenty (20) trading days ending at the end of the third trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend).

     "Losses" shall mean those amounts that the general ledger balancing and account reconciliation process identifies as 1) reconciling items that do not represent valid timing differences and with respect to which, as of the date of determination described in paragraph 1(iv), 45 days has elapsed since the date of origination of the related individual general ledger account entries, or 2) out of balance conditions including situations in which the entries in the general ledger and the subsidiary ledgers do not correspond or situations in which entries or balances in the general ledger or the subsidiary ledgers are not supported by valid original source documents or by certifiable systems applications balances.

     2. If between the date hereof and the time of the merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of BMS Common Stock shall be converted pursuant to paragraph 1, above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of BMS Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of BMS Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of the merger.

     3. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of BMS Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraphs 1 and 2 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of BMS Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive cash (with respect to shares as to which statutory dissenters' rights have been exercised) or (except for the payment of dividends as provided below) ownership of (including, but not limited to, the right to vote) the number of whole shares of Norwest Common Stock into which such shares of BMS Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for BMS Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange. On any matters relating to such certificates, Norwest may rely conclusively upon the record of shareholders maintained by BMS containing the names and addresses of the holders of record of BMS Common Stock on the effective date of the merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the time of merger.

     5. All shares of Norwest Common Stock and cash for any fractional shares issued and paid upon the surrender for exchange of BMS Common Stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of BMS Common Stock.

     6. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one share of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed with the Secretary of State of the State of Montana; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and BMS in accordance with the Montana Business Corporation Act; and

          b. Articles of Merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Montana Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of BMS and by the Secretary or an Assistant Secretary of BMS, and shall be filed in the office of the Secretary of State of the State of Montana in accordance with the Montana Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of BMS shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 35-1-817 of the Montana Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of BMS and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Montana.

     4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Montana, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                         BANK OF MONTANA SYSTEM


                         By: _________________________________
                         Its:  _________________________________



Attest:


__________________________
     Secretary


                         NORWEST MERGER CO.


                         By: ________________________________
                         Its:  ________________________________



Attest:


___________________________
     Secretary

                                                                       EXHIBIT B



Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary


Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of BANK OF MONTANA SYSTEM, a Montana corporation ("BMS").

     Pursuant to an Agreement and Plan of Reorganization, dated as of July __, 1993, (the "Reorganization Agreement"), between BMS and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into BMS (the "Merger") and as a result, I will receive in exchange for each share of Capital Stock, par value $2.50 per share, of BMS ("BMS Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of BMS and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for BMS.

                                    Sincerely,



                                    _________________________

                                   APPENDIX B


                        MONTANA BUSINESS CORPORATION ACT
                       SECTIONS 35-1-826 THROUGH 35-1-839

                        MONTANA BUSINESS CORPORATION ACT


35-1-826.  DEFINITIONS.

     As used in 35-1-826 through 35-1-839, the following definitions apply:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

35-1-827.  RIGHT TO DISSENT.

          (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:
     (a) consummation of a plan of merger to which the corporation is a party if:
         (i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
         (ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

     (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;
     (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;
     (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
          (i)   alters or abolishes a preferential right of the shares;
          (ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;
          (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
          (iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
          (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or
     (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

     (2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

35-1-828.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (a) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     (b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

35-1-829.  NOTICE OF DISSENTERS' RIGHTS.

     (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

     (2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

35-1-830.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
     (a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (b)  may not vote his shares in favor of the proposed action.

     (2)  A shareholder who does not satisfy the requirements of subsection
(1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-
839.

35-1-831.  DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

     (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:
     (a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;
     (b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;
     (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and
     (e)  be accompanied by a copy of 35-1-826 through 35-1-839.

35-1-832.  DUTY TO DEMAND PAYMENT.

     (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

35-1-833.  SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

35-1-834.  PAYMENT.

     (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

     (2)  The payment must be accompanied by:
     (a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (b) a statement of the corporation's estimate of the fair value of the shares;
     (c)  an explanation of how the interest was calculated;
     (d) a statement of the dissenter's right to demand payment under 35-1-837; and
     (e)  a copy of 35-1-826 through 35-1-839.

35-1-835.  FAILURE TO TAKE ACTION.

     (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

35-1-836.  AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

35-1-837.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:
     (a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
     (b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or
     (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

35-1-838.  COURT ACTION.

     (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

     (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5)  Each dissenter made a party to the proceeding is entitled to judgment:
     (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or
     (b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

35-1-839.  COURT COSTS AND ATTORNEY FEES.

     (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or
     (b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX C


                         OPINION OF D.A. DAVIDSON & CO.

                     [Letterhead of D.A. Davidson & Co.]


  February 10, 1994



  Board of Directors
  Bank of Montana System
  c/o Central Financial Services
  The Colonnade
  5500 Wayzata Boulevard
  Golden Valley, MN  55416

  Gentlemen and Ms. Forster:

  In connection with the proposed merger transaction ("Merger") whereby a wholly-owned subsidiary of Norwest Corporation ("Purchaser") will merge with and into Bank of Montana System ("BMS"), you have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of BMS common stock ("BMS Shareholders") of the 4,200,000 shares of common stock of Norwest Corporation (the "Consideration") to be received by BMS Shareholders as a result of the Merger.

  D.A. Davidson & Co. is engaged in the valuation of businesses and their securities in the course of its business as an investment firm. For our services in connection with the Merger, D.A. Davidson & Co. was paid a fee upon delivery of this opinion, and BMS will indemnify D.A. Davidson & Co. against certain liabilities.

  In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed a draft of the Agreement setting forth the proposed terms of the Merger; audited financial statements of BMS for the years ended December 31, 1988-1992; consolidated reports of condition and income ("call reports") for BMS, Bank of Montana Butte and Montana Bank of Billings as of March 31, 1993; the Application to the Board of Governors of the Federal Reserve System (as amended) by BMS to acquire Montana Bancsystem, Inc. ("MBI") including certain financial projections contained therein; unaudited financial statements of BMS and MBI at and for the six months ended June 30, 1993; budgeted financial results for BMS and MBI for the year ending December 31, 1993; various internally-prepared financial reports and schedules regarding BMS and MBI; securities data of publicly traded financial institutions; financial terms, to the extent publicly available, of certain merger and acquisition transactions; and, certain financial and common stock performance information with respect to Norwest Corporation. Additionally, we have held discussions with members of BMS management concerning the financial condition, operating results and business prospects for BMS.

                                    Page Two

  Board of Directors
  February 10, 1994


  We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided by BMS or otherwise made available to us and we have not attempted independently to verify such information. We have further relied upon the assurances of BMS management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any appraisal or valuation of specific assets or liabilities of BMS. We have not been authorized to solicit, and did not solicit, any indications of interest with respect to the purchase of BMS by other parties. Our opinion necessarily is based upon market, economic, financial and other conditions as they exist and can be evaluated on the date hereof.

  Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Consideration to be received by BMS Shareholders in connection with the Merger is fair, from a financial point of view, to such BMS Shareholders as of the date hereof.

  Very truly yours,


  /s/ D.A. DAVIDSON & CO.


      D.A. DAVIDSON & CO.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 20.  Indemnification of Directors and Officers
            -----------------------------------------

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of the Certificate of Incorporation of the registrant provides for broad indemnification of directors and officers of the registrant.

  Item 21.  Exhibits and Financial Statement Schedules
            ------------------------------------------

  Exhibits:
  --------

    2(a) -- Agreement and Plan of Reorganization, dated as of September 13,
            1993, between Bank of Montana System and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

    2(b) -- Form of Agreement and Plan of Merger between Bank of Montana System and Norwest Corporation (included in Proxy Statement-Prospectus as part of Appendix A).

    4(a) -- Restated Certificate of Incorporation of the registrant
            (incorporated herein by reference to Exhibit 3(a) to the registrant's Annual Report on Form 10-K for the year ended December 31, 1988 (File No. 1-2979)) and the Certificate of Correction filed to correct a certain error in the Restated Certificate of Incorporation (incorporated by reference to Exhibit 4(a) to the registrant's Registration Statement No. 33-38806).

    4(b) -- Certificate of Designations of Powers, Preferences, and Rights relating to the registrant's 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 4(a) to the registrant's Registration Statement No. 33-38806).

    4(c) -- Certificate of Designations of Powers, Preferences, and Rights relating to the registrant's Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 2 to the registrant's Form 8-A filed on August 9, 1991 (File No. 1-2979)).

    4(d) -- By-Laws of the registrant, as amended (incorporated herein by reference to Exhibit 4(c) to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991 (File No. 1-2979)).

    4(e) -- Rights Agreement, dated as of November 22, 1988, between Norwest
            Corporation and Citibank, N.A., including as Exhibit A the form of Certificate of Designation of Powers, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, without par value (incorporated herein by reference to Exhibit 1 to the registrant's Form 8-A filed on December 6, 1988 (File No. 1-

             2979)) and Certificate of Adjustment pursuant to Section 12 of the Rights Agreement (incorporated herein by reference to Exhibit 3 to Form 8 filed on September 21, 1989 (File No. 1-2979)).

    5     -- Opinion of General Counsel of Norwest Corporation.

    8     -- Form of Opinion of Dorsey & Whitney.

    23(a) -- Consent of General Counsel of Norwest Corporation (included as part of Exhibit 5 filed herewith).

    23(b) -- Consent of Dorsey & Whitney.

    23(c) -- Consent of KPMG Peat Marwick (concerning financial statements of
             Norwest Corporation).

    23(d) -- Consent of KPMG Peat Marwick (concerning financial statements of
             Bank of Montana System).

    23(e) -- Consent of D.A. Davidson & Co.

    24    -- Powers of Attorney.

    99(a) -- Opinion of D.A. Davidson & Co. (included in Proxy
             Statement-Prospectus as Appendix C).

    99(b) -- Form of proxy for Special Meeting of Shareholders of Bank of
             Montana System.



  Item 22.  Undertakings
            ------------

    (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 9th day of February, 1994.

                                   NORWEST CORPORATION

                                   By      /s/ Richard M. Kovacevich
                                     -------------------------------
                                     Richard M. Kovacevich
                                     President and Chief
                                     Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed on the 9th day of February, 1994, by the following persons in the capacities indicated:

    /s/ Richard M. Kovacevich       President and Chief Executive
  ------------------------------      Officer
       Richard M. Kovacevich          (Principal Executive Officer)


      /s/ John T. Thornton          Executive Vice President and
  ------------------------------      Chief Financial Officer
        John T. Thornton              (Principal Financial Officer)


       /s/ Michael A. Graf          Senior Vice President and
 -------------------------------      Controller
        Michael A. Graf               (Principal Accounting Officer)


  DAVID A. CHRISTENSEN  )
  PIERSON M. GRIEVE     )
  CHARLES M. HARPER     )
  N. BERNE HART         )                 A majority of the
  WILLIAM A. HODDER     )                 Board of Directors*
  GEORGE C. HOWE        )
  LLOYD P. JOHNSON      )
  REATHA CLARK KING     )
  RICHARD M. KOVACEVICH )
  RICHARD S. LEVITT     )
  RICHARD D. McCORMICK  )
  CYNTHIA H. MILLIGAN   )
  JOHN E. PEARSON       )
  IAN M. ROLLAND        )
  STEPHEN E. WATSON     )
  MICHAEL W. WRIGHT     )
- --------------------

  *Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of himself and on behalf of each of the other directors named above pursuant to powers of attorney duly executed by such other persons.

                                                /s/ Richard M. Kovacevich
                                            -----------------------------
                                            Richard M. Kovacevich
                                            Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit
 Number                      Description                          Form of Filing
- -------                      -----------                          --------------
 2(a)    Agreement and Plan of Reorganization, dated as of
         September 13, 1993, between Bank of Montana System
         and Norwest Corporation (included in Proxy
         Statement-Prospectus as Appendix A).

 2(b) Form of Agreement and Agreement and Plan of Merger between Bank of Montana System and Norwest
         Corporation (included in Proxy Statement-
         Prospectus as part of Appendix A).

 4(a) Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3(a) to the registrant's Annual Report on Form 10-K for the year ended December 31, 1988
         (File No. 1-2979)) and the Certificate of
         Correction filed to correct a certain error in the Restated Certificate of Incorporation
         (incorporated by reference to Exhibit 4(a) to the registrant's Registration Statement No. 33-38806).

 4(b)    Certificate of Designations of Powers,
         Preferences, and Rights relating to the
         registrant's 10.24% Cumulative Preferred Stock
         (incorporated by reference to Exhibit 4(a) to the registrant's Registration Statement No. 33-38806).

 4(c)    Certificate of Designations of Powers,
         Preferences, and Rights relating to the
         registrant's Cumulative Convertible Preferred
         Stock, Series B (incorporated by reference to
         Exhibit 2 to the registrant's Form 8-A filed on August 9, 1991 (File No. 1-2979)).

 4(d)    By-Laws of the registrant, as amended
         (incorporated herein by reference to Exhibit 4(c) to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991 (File No.
         1-2979)).

Exhibit
 Number                      Description                          Form of Filing
- -------                      -----------                          --------------
 4(e)    Rights Agreement, dated as of November 22,
         1988, between Norwest Corporation and Citibank,
         N.A., including as Exhibit A the form of Certificate
         of Designation of Powers, Preferences and Rights
         setting forth the terms of the Series A Junior
         Participating Preferred Stock, without par value
         (incorporated herein by reference to Exhibit 1 to
         the registrant's Form 8-A filed on December 6, 1988
         (File No. 1-2979)) and Certificate of Adjustment
         pursuant to Section 12 of the Rights Agreement
         (incorporated herein by reference to Exhibit 3 to
         Form 8 filed on September 21, 1989 (File No.
         1-2979)).

 5       Opinion of General Counsel of Norwest Corporation.

 8       Form of Opinion of Dorsey & Whitney.

23(a)    Consent of General Counsel of Norwest
         Corporation (included as part of Exhibit 5 filed herewith).

23(b)    Consent of Dorsey & Whitney.

23(c) Consent of KPMG Peat Marwick (concerning financial statements of Norwest Corporation).

23(d) Consent of KPMG Peat Marwick (concerning financial statements of Bank of Montana System).

23(e)    Consent of D.A. Davidson & Co.                           Electronic
                                                                  Transmission
24       Powers of Attorney.

99(a)    Opinion of D.A. Davidson & Co. (included in
         Proxy Statement-Prospectus as Appendix C).

99(b)    Form of proxy for Special Meeting of Shareholders of     Electronic
         Bank of Montana System.                                  Transmission